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Exhibit 99.T3E.1

            CONFIDENTIAL OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT

Monitronics International, Inc.

Offer to Exchange up to $585,000,000 Aggregate Principal Amount of Monitronics International, Inc.'s New 5.500%/6.500% Senior Secured Second Lien Cashpay/PIK Notes due 2023
for
Monitronics International, Inc.'s Outstanding 9.125% Senior Notes due 2020
and
Solicitation of Consents to Amend the Indenture Governing Monitronics International, Inc.'s Outstanding 9.125% Senior Notes due 2020

            The Exchange Offer and the Consent Solicitation (each as defined below) will expire at 11:59 p.m., New York City time, on January 10, 2019, unless extended or earlier terminated by the Company (as defined below) (such time and date, as the same may be extended, the "Expiration Time"). Holders of Old Notes (as defined below) who validly tender Old Notes and provide their Consent (as defined below) to the Proposed Amendments (as defined below) at or prior to the Expiration Time, unless extended by the Company, will receive the Exchange Consideration (as defined below). No consideration will be paid for Consents, though the tender of Old Notes cannot be made without the related delivery of Consents. Tenders of Old Notes may be withdrawn and Consents may be revoked prior to 5:00 p.m., New York City time, on January 10, 2019, but not thereafter, subject to limited exceptions, unless such time is extended (such time and date, as the same may be extended, the "Withdrawal Deadline").

            Upon the terms and subject to the conditions set forth in this confidential offering memorandum and consent solicitation statement (as it may be supplemented and amended from time to time, this "Offering Memorandum"), Monitronics International, Inc. (the "Company") is offering to exchange (the "Exchange Offer") up to $585,000,000 aggregate principal amount of its newly issued 5.500%/6.500% Senior Secured Second Lien Cashpay/PIK Notes due 2023 (the "New Notes") for validly tendered (and not validly withdrawn) 9.125% Senior Notes due 2020 of the Company (the "Old Notes").

            In conjunction with the Exchange Offer, and on the terms and subject to the conditions set forth in this Offering Memorandum, the Company hereby solicits (the "Consent Solicitation") consents (the "Consents") from registered holders of the Old Notes to certain proposed amendments (the "Proposed Amendments") to the indenture governing the Old Notes (the "Old Notes Indenture") as set forth under the heading "Summary—Summary of the Terms of the Exchange Offer and the Consent Solicitation—The Proposed Amendments." The Proposed Amendments will become operative immediately prior to the acceptance of such Old Notes pursuant to the Exchange Offer on the Settlement Date (as defined below) with respect to the Old Notes Indenture.

            On November 5, 2018, the Company made an offer to exchange New Notes for Old Notes (the "Concurrent Exchange Offer," and together with the Exchange Offer, the "Exchange Offers") and the related solicitation of consents to the Proposed Amendments (the "Concurrent Consent Solicitation," and together with the Consent Solicitation, the "Consent Solicitations"), on substantively the same terms as the Exchange Offer. As of the date of this Offering Memorandum, holders representing approximately 80.67% of the aggregate outstanding principal amount of the Old Notes have tendered their notes in connection with the Concurrent Exchange Offer. Therefore, we have executed a supplemental indenture giving effect to the Proposed Amendments (the "Supplemental Indenture"), but the Proposed Amendments therein will not become operative until immediately prior to the acceptance of such Old Notes pursuant to the Exchange Offers on the Settlement Date.

            The Exchange Offer and the Consent Solicitation may be amended, extended, terminated or withdrawn by the Company for any reason, including, without limitation, failure to satisfy any condition to the Exchange Offer as set forth in this Offering Memorandum. See "Conditions of the Exchange Offer and the Consent Solicitation."

            The New Notes will be issued pursuant to an indenture, dated as of the Settlement Date (the "Indenture"), by and among the Company, the Guarantors (as defined below) and Ankura Trust Company, as trustee (in such capacity, the "Trustee") and collateral agent for the New Notes (in such capacity, the "Notes Collateral Agent").

            The Company will pay interest on the New Notes on April 30 and October 30 of each year, commencing on April 30, 2019, with interest payable in cash accruing at a rate of 5.500% per annum ("Cash Interest") and interest payable by increasing the aggregate principal amount of the outstanding New Notes or by issuing additional New Notes ("PIK Notes") on the same terms and conditions as the New Notes offered hereby accruing at a rate of 6.500% per annum ("PIK Interest"). The New Notes will mature on April 30, 2023.

            The New Notes will be guaranteed, jointly and severally, on a senior secured second priority basis, by each of the Company's existing domestic restricted subsidiaries, which subsidiaries also guarantee the Company's Credit Facility (as defined below) (collectively, the "Guarantors"). The New Notes and guarantees thereof will be secured on a second priority basis by liens on all of the outstanding stock of the Company and on substantially all of the assets of the Company and the Guarantors, which have also been pledged on a first priority basis as collateral to secure our and the Guarantors' obligations under the Credit Facility Revolver (as defined below) and the Term Loan (as defined below). The New Notes will be the Company's senior secured obligations, secured on a second priority basis, subject to the terms of the intercreditor agreement to be dated the date of the Indenture (the "Intercreditor Agreement"), by and among the Notes Collateral Agent and the Bank Collateral Agent (as defined below), and acknowledged by the Company and the Guarantors, and will rank (i) equal in right of payment with any and all existing and future senior obligations of the Company that are not, by their terms, expressly subordinated in right of payment to the New Notes, including any Old Notes that remain outstanding following the consummation of the Exchange Offer and indebtedness under the Company's Credit Facility Revolver and the Term Loan, (ii) effectively junior, pursuant to the terms of the Intercreditor Agreement, to any of our present and future first priority obligations, including secured indebtedness under the Company's Credit Facility Revolver and the Term Loan, each of which is secured on a first priority basis, to the extent of the value of the collateral securing such secured indebtedness, (iii) effectively junior to any of the Company's or its subsidiaries' secured indebtedness that is secured by liens on assets other than the collateral securing the New Notes, to the extent of the value of such assets, (iv) effectively senior, along with first priority obligations and any other second priority obligations, to any indebtedness of the Company that is unsecured (including the Old Notes that remain outstanding following the consummation of the Exchange Offers), to the extent of the value of the collateral securing such secured indebtedness (and in the case of the New Notes, after giving effect to the first priority and other liens), (v) senior in right of payment to all existing and future indebtedness of the Company that is by its terms expressly subordinated in right of payment to the New Notes, and (vi) structurally junior to any indebtedness or other obligations of any non-Guarantor.

            Each guarantee of the New Notes will be a general senior secured second priority obligation of each Guarantor and will rank (i) equal in right of payment with all existing and future senior obligations of such Guarantor that are not, by their terms, expressly subordinated in right of payment to the guarantee, including any Old Notes that remain outstanding following the consummation of the Exchange Offers and indebtedness under the Company's Credit Facility Revolver and the Term Loan, (ii) effectively junior, pursuant to the terms of the Intercreditor Agreement, to any present and future first priority obligations of such Guarantor, including secured indebtedness under the Company's Credit Facility Revolver and the Term Loan, each of which is secured on a first priority basis, to the extent of the value of the collateral securing such indebtedness, (iii) effectively junior to any secured indebtedness of such Guarantor that is secured by liens on assets other than the collateral securing the New Notes, to the extent of the value of such assets, (iv) effectively senior, along with first priority obligations and any other second priority obligations, to any indebtedness of such Guarantor that is unsecured (including guarantees of the Old Notes that remain outstanding following the consummation of the Exchange Offer), to the extent of the value of the collateral securing such secured indebtedness (and in the case of the New Notes, after giving effect to the first priority and other liens), (v) senior in right of payment to all existing and future indebtedness of such Guarantor that is by its terms expressly subordinated in right of payment to the guarantee of such Guarantor and (vi) structurally junior to any indebtedness or other obligations of any subsidiaries of such Guarantor that are not themselves Guarantors.

            The New Notes will be redeemable, in whole or in part, at any time on or after December 15, 2020 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date. Prior to December 15, 2020, the Company may redeem some or all of the New Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a "make-whole" premium. The Company may redeem up to 35% of the New Notes before December 15, 2020 with an amount equal to the net cash proceeds from certain equity offerings at a redemption price equal to 112% of the principal amount thereof, plus accrued and unpaid interest thereon. In addition, the Company may be required to make an offer to purchase the New Notes upon the sale of certain assets and upon a change of control.

            Participating holders that validly tender (and do not validly withdraw) Old Notes prior to the Expiration Time will receive $1,000 principal amount of New Notes per $1,000 principal amount of such Old Notes (the "Exchange Consideration").

            We will not be required to, nor do we intend to, register the New Notes for resale under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any other jurisdiction, or to offer to exchange the New Notes for registered notes under the Securities Act or the securities laws of any other jurisdiction.

            We are relying on Section 3(a)(9) of the Securities Act of 1933 (the "Securities Act") to exempt the issuance of New Notes in the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act to exempt the issuance of the New Notes in the Exchange Offer from the registration and qualification requirements of the state securities laws. The New Notes have not been approved or recommended by any U.S. federal, state or foreign jurisdiction or regulatory authority. Furthermore, those authorities have not been requested to confirm the accuracy or adequacy of this Offering Memorandum. Any representation to the contrary is a criminal offense.

Investing in the New Notes involves risks. See "Risk Factors" beginning on page 18.

The date of this Offering Memorandum is December 11, 2018.

        The following table summarizes the material consideration for each $1,000 aggregate principal amount of Old Notes that is validly tendered (and not validly withdrawn) by participating holders.

Title of Old Notes to be Tendered	CUSIP/ISIN Numbers	Outstanding Principal Amount(1)	Exchange Consideration(2)
9.125% Senior Notes due 2020	609453AG0 / US609453AG02	$585,000,000	$1,000 aggregate principal amount of New Notes

(1)
Aggregate principal amount of Old Notes outstanding as of December 7, 2018 (including those Old Notes which have been tendered pursuant to the Concurrent Exchange Offer but not accepted for purchase).

(2)
All participating holders will receive, in cash, accrued and unpaid interest, if any, on their accepted Old Notes from the last interest payment date to, but not including, the Settlement Date.

        All participating holders will receive, in cash, accrued and unpaid interest, if any, on their accepted Old Notes from the last interest payment date to, but not including, the Settlement Date.

        The Proposed Amendments would (i) eliminate or waive substantially all of the restrictive covenants and events of default contained in the Old Notes Indenture and the Old Notes and (ii) modify or eliminate certain other provisions contained in the Old Notes Indenture and the Old Notes, including certain provisions relating to defeasance and to the minimum notice requirements for optional redemption. In addition, holders of the Old Notes that remain outstanding following the consummation of the Exchange Offers will have their unsecured Old Notes effectively subordinated to the New Notes to the extent of the value of the collateral securing the New Notes after giving effect to first priority and other liens.

        If you tender your Old Notes into the Exchange Offer, you will be deemed to have given your Consent to the Proposed Amendments with respect to those tendered Old Notes. The consummation of the Consent Solicitation is subject to the satisfaction or waiver of such conditions to consummate the Exchange Offer set forth in this Offering Memorandum. See "Conditions of the Exchange Offer and the Consent Solicitation."

        The Company has the right to amend, terminate or withdraw the Exchange Offer and the Consent Solicitation at any time and for any reason, including if any of the conditions described under "Conditions of the Exchange Offer and the Consent Solicitation" are not satisfied on or after the Expiration Time.

        Tendered Old Notes may not be withdrawn and Consents may not be revoked subsequent to the Withdrawal Deadline, subject to limited exceptions. Prior to the Withdrawal Deadline, if a holder withdraws its tendered Old Notes, such holder will be deemed to have revoked its Consents and may not deliver subsequent Consents without re-tendering its Old Notes. The Company may extend the Expiration Time without extending the Withdrawal Deadline, unless otherwise required by law. In the event of a termination, the Exchange Offer will not be consummated, no Exchange Consideration will be issued, and the Old Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

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        Subject to the terms and conditions described below, with respect to the Exchange Offer, the payment of the Exchange Consideration will occur as soon as practicable following the Expiration Time (the "Settlement Date").

        We are relying on Section 3(a)(9) of the Securities Act to exempt the issuance of New Notes in the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act to exempt the issuance of the New Notes in the Exchange Offer from the registration and qualification requirements of the state securities laws.

        We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, no broker, dealer, salesperson, agent or other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer.

        None of the Company or its subsidiaries, the Exchange Agent (as defined below), the Information Agent (as defined below), the Trustee, the Notes Collateral Agent, or the affiliates of any of them make any recommendation as to whether holders of the Old Notes should tender their Old Notes pursuant to the Exchange Offer or deliver Consents pursuant to the Consent Solicitation. Each holder must make its own decision as to whether to tender its Old Notes and to deliver Consents, and, if so, the principal amount of the Old Notes as to which action is to be taken.

        The Company has not authorized any person (including any dealer or broker) to provide you with any information other than that contained or incorporated by reference in this Offering Memorandum or to which the Company has referred you. If anyone provides you with different or inconsistent information, you should not rely on it. The Company takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The Company is not making an offer of New Notes in any jurisdiction where the Exchange Offer is not permitted. The information contained or incorporated by reference in this Offering Memorandum may only be accurate on the date hereof or the dates of the documents incorporated by reference herein. You should not assume that the information contained or incorporated by reference in this Offering Memorandum is accurate as of any date other than the date on the front of this Offering Memorandum. The Company's business, financial condition, results of operations and prospects may have changed since that date.

        Neither the Securities and Exchange Commission (the "SEC") nor any state or foreign securities commission or other regulatory authority has approved, recommended or disapproved of these securities or determined if this Offering Memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

        This Offering Memorandum summarizes documents and other information in a manner the Company believes to be accurate, but the Company refers you to the actual documents for a more complete understanding of the information the Company discusses in this Offering Memorandum.

        By participating in the Exchange Offer, you acknowledge that (1) you have been afforded an opportunity to request and to review all additional information considered by you to be necessary to verify the accuracy of, or to supplement, the information contained in this Offering Memorandum and (2) no person has been authorized to give information or to make any representations concerning the Company or the Exchange Offer and the Consent Solicitation described in this Offering Memorandum, other than as contained in this Offering Memorandum and information given by the Company's duly authorized officers and employees in connection with your examination of the Company and the terms of the Exchange Offer and the Consent Solicitation.

        You should contact the Company with any questions about this Exchange Offer or if you require additional information to verify the information contained in this Offering Memorandum.

        This Offering Memorandum is strictly confidential. This Offering Memorandum has been prepared by the Company solely for use in connection with the Exchange Offer and the Consent Solicitation described herein and is only available to holders of Old Notes for the purposes of the Exchange Offer and the Consent Solicitation. Holders of Old Notes are authorized to use this Offering Memorandum solely for the purpose of considering the Exchange Offer and the Consent Solicitation. This Offering Memorandum is personal to each holder of Old Notes and does not constitute an offer to any other person or the public generally to subscribe for or otherwise acquire securities. Distribution of this Offering Memorandum to any person other than the holders of Old Notes and those persons, if any, retained to advise such holders with respect to this Offering Memorandum is unauthorized, and any disclosure of any of its contents without the Company's prior written consent is prohibited. By accepting delivery of this Offering Memorandum, you agree to the foregoing and not to make any photocopies, in whole or in part, of this Offering Memorandum or any documents delivered in connection with this Offering Memorandum.

IMPORTANT DATES

        Please take note of the following important dates and times in connection with the Exchange Offer. The Company reserves the right to extend any of these dates and times.

Date	Calendar Date	Event
Launch Date	December 11, 2018.	Commencement of the Exchange Offer and the Consent Solicitation.
Withdrawal Deadline	5:00 p.m., New York City time, on January 10, 2019.	The deadline for holders who validly tendered their Old Notes to validly withdraw tenders of their Old Notes and revoke Consents.
Expiration Time	11:59 p.m., New York City time, on January 10, 2019.	The deadline for holders to validly tender their Old Notes and deliver Consents, and holders who validly tender their Old Notes prior to the Expiration Time will receive the Exchange Consideration.
Settlement Date	As soon as practicable following the Expiration Time.	The date on which Exchange Consideration will be issued to holders in exchange for Old Notes accepted in the Exchange Offer that were tendered prior to the Expiration Time, as applicable.

NON-GAAP FINANCIAL MEASURES

        Adjusted EBITDA, as presented in this Offering Memorandum, is a supplemental measure of the Company's performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). This is not a measurement of the Company's financial performance under GAAP and should not be considered an alternative to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of the Company's liquidity. The SEC has adopted rules to regulate the use, in filings with the SEC and in other public disclosures, of "non-GAAP financial measures."

        For purposes of this Offering Memorandum, Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, and other non-cash or non-recurring charges. "Summary—Summary Historical Consolidated Financial and Operating Data."

        The Company believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the ability of the Company's business to fund the ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by the Company should not be compared to any similarly titled measures reported by other companies. This measure is used by the Company's management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which the Company's covenants are calculated under the agreements governing the Company's debt obligations. The covenants in the Indenture will be based upon an Adjusted EBITDA calculation (which may differ from the one described above and elsewhere herein) for the most recently completed fiscal quarter, annualized, at the time of determination. Adjusted EBITDA does not represent cash flows from operations as defined by GAAP, should not be construed as an alternative to net income or loss and is indicative neither of the Company's results of operations nor of cash flows available to fund all of the Company's cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.

        The Company's presentation of Adjusted EBITDA should not be construed as an indication that the Company's future results will be unaffected by unusual or nonrecurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Limitations associated with this non-GAAP financial measure include that this non-GAAP financial measure:

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  does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;

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  does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company's debt;

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  does not reflect income tax expense, which is a necessary element of the Company's costs and impacts the Company's operations;

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  does not reflect future replacement or improvement costs that may be required in relation to the assets being depreciated and amortized;

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  is not adjusted for all non-cash income or expense items that are reflected in the Company's statements of cash flows;

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  does not measure the Company's liquidity; and

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  does not reflect the impact of earnings or charges resulting from matters the Company considers not to be indicative of its ongoing operations.

        Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the Company's business or as a measure of cash that will be available to the Company to meet its obligations, including those under the Indenture and the Credit Facility. Rather, Adjusted EBITDA should be considered together with other comparative tools, including GAAP measures, to assist in an evaluation of the Company's operating performance. Such GAAP measures include operating income (loss), net income (loss), cash flows from operating activities and cash flow data. Investors should not place undue reliance on Adjusted EBITDA or ratios calculated using Adjusted EBITDA. The Company's GAAP-based measures can be found in the consolidated financial statements and the related notes thereto included elsewhere in this Offering Memorandum. In addition, please see "Summary—Summary Historical Consolidated Financial and Operating Data" for a reconciliation of Adjusted EBITDA to net income (loss), which management of the Company believes to be the most closely comparable financial measure calculated in accordance with GAAP.

INDUSTRY AND MARKET DATA AND FORECASTS

        Market and industry data used throughout this Offering Memorandum are based on the estimates of management of the Company, which in turn are based upon such management's review of internal surveys, independent industry surveys and publications and other publicly available information. Although the Company believes that these third-party sources are reliable, the Company does not guarantee the accuracy or completeness of this information and has not independently verified this

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information. Similarly, internal surveys of the Company, while believed by the Company to be reliable, have not been verified by any independent sources.

NON-RELIANCE ON ASCENT PUBLIC FILINGS

        We are a direct wholly-owned subsidiary of Ascent Capital Group, Inc. ("Ascent") (formerly known as Ascent Media Corporation). Ascent is a company whose securities are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is therefore required to file periodic and current reports and other materials with the SEC. While such information is available, investors are cautioned that Ascent is not the issuer of the New Notes and is not a guarantor or obligor (contingent or otherwise) with respect to the New Notes, and other than Ascent's pledge of its equity interest in the Company, no assets of Ascent and its direct and indirect subsidiaries other than our assets and the assets of the Guarantors will be available to satisfy our obligations under the New Notes. Therefore, you are directed to rely solely on this Offering Memorandum and materials incorporated by reference herein under "Incorporation of Certain Documents by Reference" in making your investment decision with respect to the Exchange Offer and the Consent Solicitation.

FORWARD-LOOKING STATEMENTS

        This Offering Memorandum contains statements that are, or may be deemed to be, forward-looking statements. These forward-looking statements include statements relating to the Company's anticipated financial performance and business prospects and/or statements preceded by, followed by or that include the words "believes," "estimates," "anticipates," "intends," "expects," "projects," "plans," "seeks," "may," "will," "should" and similar expressions or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Offering Memorandum and include statements regarding the Company's intentions, beliefs or current expectations concerning, among other things, the Company's results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which it operates. Although the Company believes that, in making any such statements, the Company's expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These forward-looking statements speak only as of the date of this Offering Memorandum and the Company does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or the Company may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of the Company's senior management and involve a number of risks and uncertainties, some of which may be beyond the Company's control, that could cause actual results to differ materially from those suggested by the forward-looking statements, including, without limitation:

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  general business conditions and industry trends;

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  macroeconomic conditions and their effect on the general economy and on the U.S. housing market, in particular single family homes, which represent the Company's largest demographic;

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  uncertainties in the development of the Company's business strategies, including the rebranding to Brinks Home Security, and market acceptance of new products and services;

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  the competitive environment in which the Company operates, in particular, increasing competition in the alarm monitoring industry from larger existing competitors and new market entrants, including technology, telecommunications and cable companies;

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  the development of new services or service innovations by competitors;

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  the Company's ability to acquire and integrate additional accounts, including competition for dealers with other alarm monitoring companies, which could cause an increase in expected subscriber acquisition costs;

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  integration of acquired assets and businesses;

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  the regulatory environment in which the Company operates, including the multiplicity of jurisdictions, state and federal consumer protection laws and licensing requirements to which the Company and/or its dealers are subject and the risk of new regulations, such as the increasing adoption of "false alarm" ordinances;

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  technological changes, which could result in the obsolescence of currently utilized technology with the need for significant upgrade expenditures;

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  the trend away from the use of public switched telephone network lines and the resultant increase in servicing costs associated with alternative methods of communication;

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  the operating performance of the Company's network, including the potential for service disruptions at both the main monitoring facility and back-up monitoring facility due to acts of nature or technology deficiencies, and the potential of security breaches related to network or customer information;

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  the outcome of any pending, threatened, or future litigation, including potential liability for failure to respond adequately to alarm activations and the outcome of the Third Amended Complaint (as defined below);

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  the ability to continue to obtain insurance coverage sufficient to hedge the Company's risk exposures, including as a result of acts of third parties and/or alleged regulatory violations;

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  changes in the nature of strategic relationships with original equipment manufacturers, dealers and other of the Company's business partners;

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  the reliability and creditworthiness of the Company's independent alarm systems dealers and subscribers;

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  changes in the Company's expected rate of subscriber attrition;

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  the availability and terms of capital and the Company's liquidity needs, including the Company's ability to refinance its existing debt or obtain future financing to grow its business;

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  the Company's high degree of leverage and the restrictive covenants governing its indebtedness;

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  availability of qualified personnel;

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  the Company's ability to repay (or refinance) the Old Notes, other indebtedness or the New Notes when they mature;

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  the Company's ability to successfully implement the Exchange Offers and the Consent Solicitations;

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  the costs associated with the Exchange Offers and the Consent Solicitations;

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  the Company's purchase of Old Notes in the future at different prices;

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  litigation and outcomes therefrom arising due to the Exchange Offers or the Proposed Amendments, including claims involving alleged violations of the Old Notes Indenture or the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and allegations of fraudulent transfer or similar improper use of cash;

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  the volatility of market prices of the Old Notes during the pendency of the Exchange Offers;

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  ongoing expenses related to the Old Notes; and

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  other risks referenced in this Offering Memorandum, including the section titled "Risk Factors" and referenced in the documents incorporated by reference.

        The list of factors above is illustrative, but not exhaustive and should be considered together with other cautionary statements included in this Offering Memorandum. Should one or more of the risks and uncertainties described in this Offering Memorandum occur, including the risks described under "Risk Factors," or should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described in this Offering Memorandum.

        The forward-looking statements set forth in this Offering Memorandum and such risks, uncertainties and other factors speak only as of the date of this Offering Memorandum. The Company expressly disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement set forth in this Offering Memorandum to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

 INTELLECTUAL PROPERTY

        Under the terms of our recent exclusive, long-term, trademark licensing agreement with The Brink's Company ("Brinks"), the Company has exclusive use of the Brinks and Brinks Home Security trademarks related to the residential smart home and home security categories in the U.S. and Canada for an initial term of seven years, which, subject to certain conditions, may be extended in subsequent renewal periods beyond 20 years pursuant to the agreement's renewal provisions. This agreement is terminable upon a change of control or bankruptcy. The Company also owns certain proprietary software applications that are used to provide services to its dealers and subscribers, including various trademarks, patents and patents pending related to the "ASAPer" system, which causes a predetermined group of recipients to receive a text message automatically once an alarm is triggered. Other than as mentioned above, the Company and its subsidiaries do not hold any patents or other intellectual property rights on its proprietary software applications.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company is incorporating by reference certain information that it files with the SEC.

        The information incorporated by reference is an important part of this Offering Memorandum. Any statement contained in a document incorporated by reference in this Offering Memorandum will be deemed to be modified or superseded to the extent that a statement contained in this Offering Memorandum modifies or supersedes that statement. Information contained on any website the Company refers to in this Offering Memorandum does not and will not constitute part of this Offering Memorandum.

        The Company incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K other than the Company's Current Reports on Form 8-K filed on August 17, 2018), after the date of this Offering Memorandum and prior to the Expiration Time:

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  the Company's Annual Report on Form 10-K for the year ended December 31, 2017;

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  the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, the quarter ended June 30, 2018 and the quarter ended September 30, 2018; and

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  the Company's Current Reports on Form 8-K filed on August 17, 2018, September 7, 2018, September 14, 2018, September 25, 2018, October 17, 2018, October 30, 2018, November 5, 2018, November 15, 2018 and November 21, 2018.

        These reports contain important information about the Company, its financial condition and its results of operations. You may request a copy of any document incorporated by reference in this Offering Memorandum, including the exhibits thereto, at no cost, by writing or telephoning the Company at the following address or telephone number:

Monitronics International, Inc.
1990 Wittington Place
Farmers Branch, Texas
Phone: (972) 243-7443

SUMMARY

        This summary highlights information contained elsewhere in, or incorporated by reference into, this Offering Memorandum, but it is not complete and does not contain all of the information that you should consider before making your investment decision. Before deciding whether to invest in the New Notes, for a more complete understanding of our business and the Exchange Offer, you should read carefully this entire Offering Memorandum, including the information incorporated by reference herein. You should pay special attention to the "Risk Factors" section of this Offering Memorandum, our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, the quarter ended June 30, 2018 and the quarter ended September 30, 2018 and our Current Reports on Form 8-K.

        Unless otherwise indicated or required by the context, as used in this Offering Memorandum, the "Company," "we," "us," and "our" refer to Monitronics International, Inc. and our consolidated subsidiaries.

 Our Business

Overview

        We are one of the largest security alarm monitoring companies in North America, with customers under contract in all 50 states, the District of Columbia, Puerto Rico and Canada. We offer:

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  monitoring services for alarm signals arising from burglaries, fires, medical alerts and other events through security systems at our customers' premises;

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  a comprehensive platform of home automation services, including, among other things, remote activation and control of security systems, support for video monitoring, flood sensors, automated garage door and door lock capabilities and thermostat integration, with mobile device accessibility provided through our proprietary mobile notification system;

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  hands-free two-way interactive voice communication between our monitoring center and our customers; and

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  customer service and technical support related to home monitoring systems.

        The Company's business model consists of two principal sales channels consisting of customers sourced through our exclusive network of independent service providers, or dealers ("Dealer Channel") and customers sourced through direct-to-consumer advertising primarily through internet, print and partnership program marketing activities ("Direct to Consumer Channel"). In May 2018, both the Dealer Channel and Direct to Consumer Channels began to go to market under the Brinks Home Security brand.

        We generate nearly all of our revenue from fees charged to customers (or "subscribers") under alarm monitoring agreements ("AMAs"), which include access to interactive and automation features at a higher fee. The initial term of a typical AMA is one to five years, with automatic renewal terms thereafter. We also generate additional revenue as our customers bundle other interactive services with their traditional monitoring services. As of September 30, 2018, we had 942,157 subscribers generating $42.5 million of Recurring Monthly Revenue ("RMR"). For the twelve months ended September 30, 2018, we generated $539.5 million in net revenue, $316.5 million of net loss and $287.2 million in Adjusted EBITDA. See "—Summary Historical Consolidated Financial and Operating Data."

        Our Dealer Channel consists of over 345 independent dealers who are typically small businesses that sell and install alarm systems. These dealers generally do not retain the associated AMAs due to the scale and large upfront investment required to build and efficiently operate monitoring stations and related infrastructure. These dealers typically sell AMAs to third parties and outsource monitoring services for any AMAs they retain. We have the ability to monitor signals from nearly all types of residential security systems. By outsourcing the low margin, high fixed-cost elements of our business to our dealers, we have significant flexibility in managing our asset-light cost structure.

        We generally enter into exclusive contracts with dealers that typically have initial terms ranging between two and five years, with renewal terms thereafter. In order to maximize revenue and geographic diversification, we partner with dealers from throughout the United States. We believe our ability to maximize our return on invested capital is largely dependent on the quality of our dealers and the AMAs acquired. We conduct an internal due diligence review and analysis of each dealer using information obtained from third party sources. In addition, we employ rigorous underwriting standards and conduct a detailed review of each AMA to be acquired.

        Our Direct to Consumer Channel is an important addition to our channel diversity. Our Direct to Consumer Channel provides customers with a do-it-yourself ("DIY") home security product and a professional installation option. Our DIY offering provides an asset-light, geographically unconstrained, product that we believe gives us a unique position in the marketplace. With our DIY offering, we sell alarm systems directly to customers, which they self-install and which we then professionally monitor. In contrast to our dealer network with local market presence, our Direct to Consumer Channel generates AMAs through leads from direct response marketing. The Direct to Consumer Channel, including DIY, is expected to lower creation costs per AMA. We believe that there are significant opportunities for additional DIY market penetration and we will continue to monitor opportunities for additional channel diversity, including other direct-to-consumer sales channels that are compatible with our asset-light business model.

Recent Developments

        Concurrent Exchange Offer.    On November 5, 2018, the Company launched an offer to exchange (the "Concurrent Exchange Offer") up to $585,000,000 aggregate principal amount of New Notes for validly tendered (and not validly withdrawn) Old Notes upon the terms and conditions set forth in the offering memorandum and consent solicitation statement dated November 5, 2018. The Concurrent Exchange Offer will expire at 11:59 p.m., New York City time, on January 10, 2019. In connection with the Concurrent Exchange Offer, the Company also commenced a solicitation of consents to the Proposed Amendments (the "Concurrent Consent Solicitation"). On November 20, 2018, the Company announced an extension of the early tender time under the Concurrent Exchange Offer until 11:59 p.m., New York City time, on December 10, 2018. On December 11, 2018, the Company announced an extension of the expiration time under the Concurrent Exchange Offer until 11:59 p.m., New York City time, on January 10, 2019. The Concurrent Exchange Offer, as amended, is being made on substantively similar terms as the Exchange Offer. As of the date of this Offering Memorandum, holders representing approximately 80.67% of the aggregate outstanding principal amount of the Old Notes have tendered their notes in connection with the Concurrent Exchange Offer.

        Ascent Convertible Noteholder Action.    On August 27, 2018, holders purporting to own approximately 68% of Ascent's 4.00% Convertible Senior Notes due 2020 (the "Ascent Convertible Notes") filed a complaint in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers. On September 5, 2018, holders purporting to own approximately 69% of the Ascent Convertible Notes filed an amended complaint in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers, and a motion for a preliminary injunction seeking to prevent Ascent from consummating the exchange offer related to the Old Notes announced by Ascent and the Company on August 30, 2018 (the "Prior Old Notes Exchange Offer"). On October 1, 2018, holders purporting to own approximately 78% of the Ascent Convertible Notes filed a second amended complaint in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers, and an amended motion for a preliminary injunction seeking to prevent Ascent from consummating the transactions announced by Ascent and the

Company on September 25, 2018 (the "Prior Transactions"). On October 22, 2018, the Court of Chancery of the State of Delaware entered a Third Scheduling Order Governing Plaintiffs' Motion for a Preliminary Injunction (the "Scheduling Order"). The Scheduling Order provides, among other things, that the preliminary injunction hearing will be held on December 5, 2018. On November 2, 2018, holders purporting to own approximately 53% of the Notes (the "Plaintiffs") filed a third amended complaint (the "Third Amended Complaint") in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers. The Third Amended Complaint alleges that Ascent's participation in the transactions announced by Ascent and the Company on October 30, 2018, including the transactions contemplated in this Offering Memorandum (the "October 30th Transactions"), would be detrimental to Ascent and, if consummated, would result in Ascent becoming insolvent. The Third Amended Complaint further alleges that the October 30th Transactions would (i) result in a breach of Ascent's directors' fiduciary duties to Ascent and (ii) constitute a constructive or intentional fraudulent transfer by using assets of Ascent necessary for the repayment of the Ascent Convertible Notes for other purposes. The Third Amended Complaint seeks (i) injunctive relief to prevent Ascent from engaging in the October 30th Transactions, which would allegedly dissipate Ascent's assets, and (ii) a declaratory judgment that approval of the October 30th Transactions constitutes a breach of fiduciary duty by Ascent's directors and that consummation of the October 30th Transactions would constitute a fraudulent transfer by Ascent. Also on November 2, 2018, the Plaintiffs filed an amended motion for a preliminary injunction seeking to prevent Ascent from consummating the October 30th Transactions. The Third Amended Complaint could be amended, or similar claims could be brought, challenging this transaction, and we cannot assure you that such claims will be unsuccessful, will not have a material effect on this Exchange Offer, will not require us to pay damages (including costs and expenses of the action) or will not prevent, delay, claw back or otherwise continue to challenge the planned contribution of cash from Ascent to the Company in an aggregate amount of $75,000,000 (the "Cash Contribution"), which is expected to be transferred to the Company upon the consummation of the Exchange Offer, as further described below. Ascent believes that the claims in the Third Amended Complaint are meritless, and Ascent intends to vigorously defend against this action.

        Refinancing Transactions.    Upon the consummation of the Exchange Offers, Ascent will contribute to the Company the Cash Contribution for general corporate purposes. As of September 30, 2018, after giving effect to the Cash Contribution, the Exchange Offers and the Consent Solicitations and assuming full participation by holders of the Old Notes in the Exchange Offers (together, the "Transactions"), the Company and the Guarantors would have had total indebtedness of approximately $1,850.5 million and total secured indebtedness of approximately $1,838.5 million, including (i) $175.5 million of outstanding borrowings under our Credit Facility Revolver and $1,078.0 million of outstanding borrowings under our Term Loan, each of which would have, pursuant to the terms of the Intercreditor Agreement, ranked effectively senior to the New Notes, to the extent of the value of the collateral securing such indebtedness, and (ii) approximately $74.5 million of available borrowings under our Credit Facility Revolver, which, if borrowed, would rank, pursuant to the terms of the Intercreditor Agreement, effectively senior to the New Notes to the extent of the value of the collateral securing such indebtedness.

        Credit Facility Amendment.    In connection with the Transactions, the Company entered into an amendment to the Credit Facility, which, among other things, permits the issuance by the Company of the New Notes, provides certain covenant relief for the operating business and increases the amortization of the Term Loan (such amendment, "Amendment No. 8"). The Exchange Offers and the Consent Solicitations are conditioned upon the effectiveness of Amendment No. 8, which will become effective on or prior to the consummation of the Exchange Offers.

        Rebranding Initiative.    In February 2018, we entered into an exclusive, long-term, trademark licensing agreement with Brinks, which resulted in a complete rebranding of the Company and its subsidiary, LiveWatch Security, LLC, as Brinks Home Security. Under the terms of the agreement, Monitronics has exclusive use of the Brinks and Brinks Home Security trademarks related to the residential smart home and home security categories in the U.S. and Canada for an initial term of seven years, which, subject to certain conditions, may be extended in subsequent renewal periods beyond 20 years pursuant to the agreement's renewal provisions.

  Corporate Information

        Our principal executive offices are located at 1990 Wittington Place, Farmers Branch, Texas, our telephone number is (972) 243-7443 and our website is https://brinkshome.com. The information on our website is not part of, or incorporated by reference into, this Offering Memorandum.

Summary of the Terms of the Exchange Offer and the Consent Solicitation

        The summary below describes the principal terms of the Exchange Offer and the Consent Solicitation. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the terms and conditions of the Exchange Offer and the Consent Solicitation, you should read this entire Offering Memorandum.

The Exchange Offer	The Company is offering to exchange, upon the terms and subject to the conditions set forth in this Offering Memorandum, Old Notes for the consideration listed in the table on page i of this Offering Memorandum.
Exchange Consideration

Participating holders that validly tender (and do not validly withdraw) Old Notes prior to the Expiration Time will receive the Exchange Consideration, which will consist of $1,000 principal amount of New Notes per $1,000 principal amount of such Old Notes.

All participating holders will receive, in cash, accrued and unpaid interest, if any, on their accepted Old Notes from the last interest payment date to, but not including, the Settlement Date.

The aggregate principal amount of New Notes issued to each participating holder for all Old Notes properly tendered (and not validly withdrawn) and accepted in the Exchange Offer will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of New Notes you will receive, and no additional cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding down.

Expiration Time	With respect to the Exchange Offer and the Consent Solicitation, the Expiration Time is 11:59 p.m., New York City time, on January 10, 2019, unless extended.
Withdrawal Deadline

With respect to the Exchange Offer and the Consent Solicitation, the Withdrawal Deadline is 5:00 p.m., New York City time, on January 10, 2019, unless extended. Holders may withdraw tendered Old Notes and revoke Consents at any time prior to the Withdrawal Deadline, but holders may not withdraw tendered Old Notes and revoke Consents on or after such deadline. Procedures for withdrawal of tenders and revocation of Consents are described under "Withdrawal of Tenders and Revocation of Consents."

Settlement Date	Subject to the terms and conditions of the Exchange Offer, the Settlement Date for the Exchange Offer will be as soon as practicable following the Expiration Time.
Source of Funds

The Company intends to pay for accrued and unpaid interest on Old Notes accepted in the Exchange Offer and any fees and expenses related to the Exchange Offer and the Consent Solicitation with cash on hand and borrowings under the Credit Facility Revolver.

The New Notes	For a description of the terms of the New Notes, see "—Summary of New Notes" and "Description of New Notes."
Accrued and Unpaid Interest

If Old Notes are properly tendered by a holder (and not validly withdrawn) and accepted in the Exchange Offer for exchange pursuant to the Exchange Offer, such holder will receive accrued and unpaid interest, if any, in cash on such Old Notes from the last interest payment date to, but not including, the Settlement Date.

Conditions to the Exchange Offer and the Consent Solicitation

The Exchange Offer and the Consent Solicitation are conditioned on the satisfaction of the following: (i) Amendment No. 8 to the Credit Facility shall have become effective on or prior to the Expiration Time (the "Credit Facility Amendment Condition"), (ii) the issuance of New Notes to eligible holders that tendered Old Notes pursuant to the Concurrent Exchange Offer (the "Concurrent Exchange Offer Condition" and, together with the Credit Facility Amendment Condition, the "Specified Conditions") and (iii) certain conditions described under "Conditions of the Exchange Offer and the Consent Solicitation."

The Company has the right to waive any condition to the Exchange Offer and the Consent Solicitation, subject to applicable law.

In addition, the Company has the right to terminate or withdraw the Exchange Offer and the Consent Solicitation at any time and for any reason, including if any of the conditions described under "Conditions of the Exchange Offer and the Consent Solicitation" are not satisfied on or after the Expiration Time.

The Consent Solicitation

Upon the terms and subject to the conditions described in this Offering Memorandum, the Company is soliciting the consents of holders of Old Notes to the Proposed Amendments with respect to any and all of the outstanding Old Notes. Holders may not tender their Old Notes without delivering a Consent with respect to such Old Notes tendered, and holders may not deliver their Consents without tendering the related Old Notes. No consideration will be paid for Consents. See "Procedures for Tendering Old Notes and Delivering Consents" for more information.

The Proposed Amendments

The Proposed Amendments will (i) eliminate or waive substantially all of the restrictive covenants and events of default contained in the Old Notes Indenture and the Old Notes and (ii) modify or eliminate certain other provisions contained in the Old Notes Indenture and the Old Notes, including certain provisions relating to defeasance and to the minimum notice requirements for optional redemption. See "Risk Factors—Risks to Holders of Non-Tendered or Not Accepted for Exchange Old Notes."

Requisite Consents

In order to be adopted with respect to the Old Notes, the Proposed Amendments must be consented to by holders holding at least a majority of the outstanding principal amount of the Old Notes. Because holders of greater than a majority of the aggregate principal amount of the Old Notes have already tendered their Old Notes and delivered consents to the Proposed Amendments in connection with the Concurrent Exchange Offer and Concurrent Consent Solicitation, the requisite consents have been obtained and the Supplemental Indenture has been entered into. If the conditions to the Exchange Offers are satisfied and the Exchange Offers are consummated, the Proposed Amendments will become operative immediately prior to the acceptance of Old Notes pursuant to the Exchange Offer on the Settlement Date.

Procedure for Tenders and Delivery of Consents

If a holder wishes to participate in the Exchange Offer and the Consent Solicitation, and such holder's existing Old Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, such holder must instruct such custodial entity (pursuant to the procedures of the custodial entity) to tender the Old Notes and deliver the Consents on such holder's behalf. Custodial entities that are participants in the Depository Trust Company ("DTC") must tender Old Notes and deliver Consents through DTC's Automated Tender Offer Program, known as "ATOP." In order to validly tender Old Notes, holders thereof must tender such Old Notes and accept the Exchange Offer through ATOP.

Withdrawal Rights

A holder may withdraw the tender of such holder's Old Notes at any time prior to the Withdrawal Deadline by submitting a notice of withdrawal to the Exchange Agent using ATOP procedures and/or upon compliance with the other procedures described under "Withdrawal of Tenders and Revocation of Consents." Any Old Notes tendered prior to the Withdrawal Deadline that are not withdrawn prior to such Withdrawal Deadline may not be withdrawn on or after such Withdrawal Deadline, and Old Notes properly tendered on or after the Withdrawal Deadline may not be withdrawn, in each case subject to limited circumstances described under "Withdrawal of Tenders and Revocation of Consents."

If a holder withdraws its tendered Old Notes, such holder will be deemed to have revoked its Consents and may not deliver subsequent Consents without re-tendering its Old Notes. For the avoidance of doubt, to the extent that a holder has tendered its Old Notes and delivered its corresponding Consent, in order for such holder to either withdraw the tender of its Old Notes or revoke its Consents with respect to such Old Notes, the holder must withdraw both its previously delivered tender of Old Notes and Consents.

Consequences of Failure to Tender

If the Exchange Offers are consummated and the Supplemental Indenture becomes operative, holders of Old Notes left outstanding following the Exchange Offers will no longer be entitled to the benefits of the covenants, events of default and other provisions that are eliminated pursuant to the Proposed Amendments. In addition, holders of the Old Notes that remain outstanding following the consummation of the Exchange Offers will have their unsecured Old Notes effectively subordinated to the New Notes to the extent of the value of the collateral securing the New Notes after giving effect to first priority and other liens.

Amendment and Termination

The Company has the right to terminate, withdraw or amend, in its sole discretion, the Exchange Offer and the Consent Solicitation at any time and for any reason, including if the conditions to the Exchange Offer or the Consent Solicitation are not met or waived by the Expiration Time. The Company reserves the right, subject to applicable law, (i) to waive any condition of the Exchange Offer and the Consent Solicitation and (ii) to amend the terms of the Exchange Offer or the Consent Solicitation. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated prior to the Expiration Time, no consideration will be paid or become payable to holders who have properly tendered their Old Notes pursuant to the Exchange Offer. In any such event, the Old Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders and the Consents will be deemed voided. See "General Terms of the Exchange Offer and the Consent Solicitation—Extension, Termination or Amendment."

Use of Proceeds	The Company will not receive any cash proceeds from the Exchange Offer and the Consent Solicitation. See "Use of Proceeds."
U.S. Federal Income Taxation

For a discussion of certain U.S. federal income tax considerations relating to the Exchange Offer, the Consent Solicitation and the ownership and disposition of any New Notes received pursuant to the Exchange Offer, see "Certain U.S. Federal Income Tax Considerations."

Information Agent and Exchange Agent	D.F. King & Co., Inc.
Risk Factors

See "Risk Factors" and the other information included in and incorporated by reference in this Offering Memorandum for a discussion of factors you should carefully consider before deciding to participate in the Exchange Offer or deciding to deliver your Consent.

 Summary of New Notes

        The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of New Notes" section of this Offering Memorandum contains more detailed descriptions of the terms and conditions of the New Notes.

Issuer	Monitronics International, Inc.
Notes Offered	Up to $585,000,000 aggregate principal amount of 5.500%/6.500% Senior Secured Second Lien Cashpay/PIK Notes due 2023.
Maturity Date	The New Notes will mature on April 30, 2023.
Interest

Interest on the New Notes will accrue at an effective rate of 12.000% per annum, with Cash Interest accruing at rate of 5.500% per annum and PIK Interest accruing at rate of 6.500% per annum. Interest on the New Notes will be payable by the Company semi-annually in arrears on April 30 and October 30 of each year, commencing April 30, 2019.

Subsidiary Guarantees

The New Notes will be guaranteed jointly and severally on a senior secured second priority basis by each of the Company's existing domestic restricted subsidiaries, which subsidiaries also guarantee the Company's Credit Facility.

Ranking	The New Notes will be the Company's senior secured obligations, secured on a second priority basis, and will rank:

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equal in right of payment with any and all existing and future senior obligations of the Company that are not, by their terms, expressly subordinated in right of payment to the New Notes, including any Old Notes that remain outstanding following the consummation of the Exchange Offers and indebtedness under the Credit Facility Revolver and Term Loan;

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effectively junior, pursuant to the terms of the Intercreditor Agreement, to any of our present and future first priority obligations, including secured indebtedness under the Credit Facility Revolver and the Term Loan, each of which is secured on a first priority basis, to the extent of the value of the collateral securing such indebtedness;

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effectively junior to any of the Company's or its subsidiaries' secured indebtedness that is secured by liens on assets other than the collateral securing the New Notes, to the extent of the value of such assets;

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effectively senior, along with first priority obligations and any other second priority obligations, to any indebtedness of the Company that is unsecured (including the Old Notes that remain outstanding following the consummation of the Exchange Offer), to the extent of the value of the collateral securing such secured indebtedness (and in the case of the New Notes, after giving effect to the first priority and other liens);

• senior in right of payment to all existing and future indebtedness of the Company that is by its terms expressly subordinated in right of payment to the New Notes; and
• structurally junior to any indebtedness or other obligations of any non-Guarantor.
Each guarantee of the New Notes will be a general senior secured second priority obligation of each Guarantor and will rank:

•

equal in right of payment with all existing and future senior obligations of such Guarantor that are not, by their terms, expressly subordinated in right of payment to the guarantee, including any Old Notes that remain outstanding following the consummation of the Exchange Offers and indebtedness under the Credit Facility Revolver and Term Loan;

•

effectively junior, pursuant to the terms of the Intercreditor Agreement, to any present and future first priority obligations of such Guarantor, including secured indebtedness under the Credit Facility Revolver and the Term Loan, each of which is secured on a first priority basis, to the extent of the value of the collateral securing such indebtedness;

• effectively junior to any secured indebtedness of such Guarantor that is secured by liens on assets other than the collateral securing the New Notes, to the extent of the value of such assets;

•

effectively senior, along with first priority obligations and any other second priority obligations, to any indebtedness of such Guarantor that is unsecured (including guarantees of the Old Notes that remain outstanding following the consummation of the Exchange Offer), to the extent of the value of the collateral securing such secured indebtedness (and in the case of the New Notes after giving effect to the first priority and other liens);

• senior in right of payment to all existing and future indebtedness of such Guarantor that is by its terms expressly subordinated in right of payment to the guarantee of such Guarantor;

• structurally junior to any indebtedness or other obligations of any subsidiaries of such Guarantor that are not themselves Guarantors.

As of September 30, 2018, after giving pro forma effect to the Transactions and assuming full participation by holders of the Old Notes in the Exchange Offers, the Company and the Guarantors would have had approximately $1,850.5 million of indebtedness outstanding, approximately $1,838.5 million of which would have been secured indebtedness (including (i)  $175.5 million of outstanding borrowings under our Credit Facility Revolver, with up to an additional $74.5 million of unused revolving commitments available to be borrowed on a secured basis under the Company's Credit Facility Revolver, and (ii) $1,078.0 million of outstanding borrowings under our Term Loan).

Collateral

The New Notes and guarantees thereof will be secured on a second priority basis by liens on all of the outstanding stock of the Company and substantially all of the assets of the Company and the Guarantors, which have also been pledged on a first priority basis as collateral securing our and the Guarantors' obligations under the Credit Facility Revolver and the Term Loan (the "collateral"), subject to Permitted Liens (as defined in "Description of New Notes—Certain Definitions") and certain other exceptions. The liens securing the New Notes will be subject to the terms of the Intercreditor Agreement in relation to the liens securing obligations under our Credit Facility Revolver and the Term Loan. Claims under the New Notes and guarantees thereof (as well as any other indebtedness pari passu to the New Notes) will rank, pursuant to the Intercreditor Agreement, effectively junior to the claims of holders of first priority obligations, to the extent of the value of the collateral securing such obligations. For more information on the security granted see "Description of New Notes—Security—Collateral."

Optional Redemption

On or after December 15, 2020 we may redeem some or all of the New Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date. Prior to December 15, 2020, we may redeem some or all of the New Notes at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a "make-whole" premium. In addition, we may redeem up to 35% of the aggregate principal amount of the New Notes before December 15, 2020 with an amount of cash equal to the net proceeds of certain equity offerings at a redemption price of 112.000% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control

If we experience certain kinds of changes of control, we must offer to purchase the New Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. For more details, see "Description of New Notes—Change of Control."

Mandatory Offer to Repurchase Following Certain Asset Sales

If we sell certain assets and do not repay certain debt or reinvest the proceeds of such sales within certain time periods, we must offer to repurchase the New Notes at 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of purchase. For more details, see "Description of New Notes—Certain Covenants—Limitation on Asset Sales."

Certain Covenants	The Indenture, among other things, will contain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:
• incur or guarantee additional indebtedness;
• declare or pay dividends, redeem stock or make other distributions to stockholders;
• make investments;
• create liens or use assets as security in other transactions;
• merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;
• enter into transactions with affiliates; and
• sell or transfer certain assets.
These covenants are subject to important qualifications and limitations. Please see "Description of New Notes—Certain Covenants."
No Registration Rights

We will not be required to, nor do we intend to, register the New Notes for resale under the Securities Act or the securities laws of any other jurisdiction, or to offer to exchange the New Notes for registered notes under the Securities Act or the securities laws of any other jurisdiction.

Notice to Investors

The Exchange Offer is being made, and the New Notes are being offered and issued, in reliance on the exemption from the registration requirements of the Securities Act provided under Section 3(a)(9) of the Securities Act and the exemption from the registration requirements of state securities laws and regulations provided under Section 18(b)(4)(E) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the Staff of the SEC, the New Notes received in exchange for the Old Notes tendered pursuant to the Exchange Offer will have the same characteristics of the Old Notes as to their transferability and will be freely transferable without registration under the Securities Act and without regard to any holding period by those tendering holders who are not our "affiliates" (as defined in the Securities Act).

The New Notes issued pursuant to the Exchange Offer to a holder of Old Notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 or another exemption from registration under the Securities Act, and the holding period of Old Notes tendered by such recipients can be tacked to the New Notes received in exchange for the Old Notes for the purpose of satisfying the holding period requirements of Rule 144.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes in connection with the Exchange Offer and the Consent Solicitation. See "Use of Proceeds."
Absence of Established Market	The New Notes will be a new class of securities for which there is currently no market. Accordingly, we cannot assure you that a liquid market for the New Notes will develop or be maintained.
Trustee, Paying Agent, Transfer Agent and Registrar	Ankura Trust Company.
Notes Collateral Agent	Ankura Trust Company.
Denomination

The New Notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. PIK payments on the Notes will be made in denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

        You should refer to the section entitled "Risk Factors" for an explanation of certain risks of investing in the New Notes.

Summary Historical Consolidated Financial and Operating Data

        The following tables set forth our summary historical consolidated financial and other operating data. The summary historical consolidated financial and other operating data (other than subscriber information) for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, and as of December 31, 2017 and December 31, 2016 have been derived from our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K, as filed with the SEC on March 7, 2018 and incorporated by reference in this Offering Memorandum. The summary historical consolidated financial and other operating data as of September 30, 2018 and for the three months and nine months ended September 30, 2018 and September 30, 2017 have been derived from our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q, as filed with the SEC on November 6, 2018, and incorporated by reference in this Offering Memorandum.

        The summary historical consolidated financial and other operating data included below and elsewhere in this Offering Memorandum are not necessarily indicative of future performance. This information is only a summary and should be read in conjunction with "Capitalization," "Management's

Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto incorporated by reference in this Offering Memorandum.

	Twelve Months Ended
		Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	September 30, 2018
		2018	2017	2018	2017	2017	2016	2015
	(Amounts in thousands)
Results of Operations Data:
Net revenue	$539,468	$137,156	$138,211	$405,922	$419,909	$553,455	$570,372	$563,356
Operating expenses:
Cost of services	103,201	35,059	30,213	100,807	89,799	119,193	115,236	110,246
Selling, general, and administrative, including stock-based and long-term incentive compensation	128,078	34,266	33,474	98,935	126,759	155,902	114,152	106,287
Radio Conversion Program costs	67	—	74	—	383	450	18,422	14,369
Amortization of subscriber accounts, deferred contract acquisition costs, dealer network and other intangible assets	218,865	52,671	59,384	160,973	178,896	236,788	246,753	258,668
Depreciation	10,763	2,880	2,170	8,360	6,415	8,818	8,160	10,066
Loss on goodwill impairment	214,400	—	—	214,400	—	—	—	—
Gain on disposal of operating assets, net	—	—	—	—	—	—	—	(5)

Total operating expenses	702,374	124,876	125,315	583,475	402,252	521,151	502,723	499,631

Operating income (loss)	(162,906)	(12,280)	(12,896)	(177,553)	17,657	32,304	67,649	63,725
Other expense, net:
Interest expense	151,062	39,077	36,665	114,550	108,980	145,492	127,308	125,415
Refinancing expense	5,697	5,697	—	5,697	—	—	9,500	4,468

Total other expense, net	156,759	44,774	36,665	120,247	108,980	145,492	136,808	129,883

Loss before income taxes	(319,665)	(32,494)	(23,769)	(297,800)	(91,323)	(113,188)	(69,159)	(66,158)
Income tax expense (benefit)	(3,184)	1,346	1,767	4,039	5,330	(1,893)	7,148	6,290

Net loss	(316,481)	(33,840)	(25,536)	(301,839)	(96,653)	(111,295)	(76,307)	(72,448)

Other comprehensive income (loss):
Unrealized gain (loss) on derivative contracts, net	29,279	3,269	227	23,196	(4,501)	1,582	4,589	(8,741)

Total other comprehensive income (loss), net of tax	29,279	3,269	227	23,196	(4,501)	1,582	4,589	(8,741)

Comprehensive loss	$(287,202)	$(30,571)	$(25,309)	$(278,643)	$(101,154)	$(109,713)	$(71,718)	$(81,189)

	Twelve Months Ended
		Nine Months Ended September 30,		Year Ended December 31,
	September 30, 2018
		2018	2017	2017	2016	2015
	(Amounts in thousands, other than account information)
Other Operating and Financial Data:
Subscriber Accounts owned at period end	942,157	942,157	998,087	975,996	1,046,791	1,089,535
Subscriber Accounts acquired	110,358	91,995	77,423	95,786	125,292	188,941
Cost of subscriber accounts acquired	$(135,359)	$(111,531)	$(119,081)	$(142,909)	$(201,381)	$(266,558)
Net cash provided by operating activities	$97,435	$74,458	$127,227	$150,204	$190,527	$209,162
Net cash provided by financing activities	$52,549	$72,252	$26,926	$7,223	$20,574	$127,255
Net cash used in investing activities	$(151,266)	$(123,044)	$(129,080)	$(157,302)	$(210,504)	$(335,790)
Capital expenditures	$(15,907)	$(11,513)	$(9,999)	$(14,393)	$(9,178)	$(12,422)
Adjusted EBITDA(1)	$287,247	$213,480	$239,786	$313,553	$344,848	$354,807
Gross expensed subscriber acquisition costs	$49,477	$38,923	$29,758	$40,312	$29,367	$18,298
Revenue associated with expensed subscriber acquisition costs	$4,647	$3,489	$3,694	$4,852	$5,310	$4,022
Net expensed subscriber acquisition costs	$44,830	$35,434	$26,064	$35,460	$24,057	$14,276
Secured Debt to Adjusted EBITDA Ratio(2)	4.31
Total Debt to Adjusted EBITDA Ratio(2)	6.39

		As of December 31,
	As of September 30, 2018
		2017	2016
	(Amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$26,835	$3,302	$3,177
Total assets	$1,705,269	$1,941,315	$2,033,717

Total liabilities	$1,908,176	$1,838,579	$1,818,772
Total stockholder's (deficit) equity	$(202,907)	$102,736	$214,945

(1)
For purposes of this Offering Memorandum, we define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, Radio Conversion Program costs and other non-cash or non-recurring charges. For additional information, please see "Non-GAAP Financial Measures." The following table provides a reconciliation of net loss to Adjusted EBITDA for the periods indicated (amounts in thousands).

(2)
The ratios of Secured Debt to Adjusted EBITDA and Total Debt to Adjusted EBITDA for the Twelve Months Ended September 30, 2018 have been calculated using net loss and Adjusted EBITDA for that period compiled on a basis consistent with how we have historically presented such metrics in our reports filed with the SEC. As a result, these ratios may differ from the calculation of the corresponding metrics contained in the restrictive covenants in the Indenture described in "Description of New Notes."

	Twelve Months Ended
		Three Months Ended September 30		Nine Months Ended September 30,
						Year Ended December 31,
	September 30, 2018
		2018	2017	2018	2017	2017	2016	2015
	(Amounts in thousands)
Adjusted EBITDA(1)	$287,247	$71,282	76,910	$213,480	$239,786	$313,553	$344,848	$354,807
Amortization of subscriber accounts, dealer network and other intangible assets	(218,865)	(52,671)	(59,384)	(160,973)	(178,896)	(236,788)	(246,753)	(258,668)
Depreciation	(10,763)	(2,880)	(2,170)	(8,360)	(6,415)	(8,818)	(8,160)	(10,066)
Stock-based compensation	(1,025)	(373)	(1,311)	(803)	(2,759)	(2,981)	(2,598)	(2,271)
Severance expense	(88)	—	(1,284)	—	(1,275)	(1,363)	(730)	(112)
Radio Conversion Program costs	(67)	—	(74)	—	(383)	(450)	(18,422)	(14,369)
Legal settlement reserve	—	—	—	—	(28,000)	(28,000)	—	—
LiveWatch acquisition related costs	—	—	—	—	—	—	—	(946)
LiveWatch acquisition contingent bonus charges	1,370	(63)	(391)	(187)	(1,746)	(189)	(3,944)	(3,930)
Rebranding marketing program	(6,355)	(3,060)	—	(6,355)	(880)	(880)	(2,991)	—
Headquarters relocation costs	—	—	—	—	—	—	—	(720)
Software implementation/integration	—	—	—	—	—	—	(511)	—
Integration/implementation of company initiatives	(200)	(195)	(390)	(195)	(2,420)	(2,425)	(250)	—
Gain on revaluation of acquisition dealer liabilities	240	240	954	240	1,358	1,358	7,160	—
Impairment of capitalized software	—	—	—	—	(713)	(713)	—	—
Goodwill Impairment	(214,400)	—	—	(214,400)	—	—	—	—
Refinancing expense	(5,697)	(5,697)	—	(5,697)	—	—	(9,500)	(4,468)
Interest expense	(151,062)	(39,077)	(36,665)	(114,550)	(108,980)	(145,492)	(127,308)	(125,415)
Income tax (expense) benefit	3,184	(1,346)	(1,767)	(4,039)	(5,330)	1,893	(7,148)	(6,290)

Net loss	$(316,481)	$(33,840)	$(25,536)	$(301,839)	$(96,653)	$(111,295)	$(76,307)	$(72,448)

(1)
Adjusted EBITDA is a non-GAAP financial measure and is defined in this Offering Memorandum as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts and dealer network), realized and unrealized gain/(loss) on derivative instruments, restructuring charges, stock-based and other non-cash long-term incentive compensation, and other non-cash or nonrecurring charges. See "Non-GAAP Financial Measures" for more information regarding the use of non-GAAP financial measures in this Offering Memorandum.

        The Company's compliance with certain covenants included in the Indenture will depend upon the Company's financial results for its most recently completed fiscal quarter, annualized, at the time of determination. See "Description of New Notes—Certain Covenants." To assist you in understanding how the Company's quarterly financial information, annualized, may differ from its financial information over four quarters, we encourage you to review the financial information for the Company presented in footnote (2) above. However, we caution you to not place undue reliance on such financial information, as it is not necessarily representative of future financial results. Further, Adjusted EBITDA and net income (loss), as determined for financial reporting purposes, may differ from the calculation of the corresponding metrics included in the Indenture. Accordingly, these metrics may not be comparable, and you are encouraged to review carefully the definitions of the financial metrics contained in "Description of New Notes—Certain Definitions."

RISK FACTORS

        Your investment in the New Notes or your decision to retain Old Notes will involve substantial risks. You should carefully consider the following factors described below and all factors and other information included or incorporated by reference in this Offering Memorandum before deciding to participate in the Exchange Offer and the Consent Solicitation. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of the New Notes could decline, and you may lose all or part of your investment. This Offering Memorandum and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and (ii) our subsequent Quarterly Reports on Form 10-Q for the quarters ended September 30, 2018, June 30, 2018 and March 31, 2018.

Risks to Holders of Non-Tendered or Not Accepted for Exchange Old Notes

        The following risk factors specifically apply to the extent a holder of Old Notes elects not to participate in the Exchange Offer. There are additional risks attendant to investing in the New Notes that you should review whether or not you elect to tender your Old Notes. Such additional risks are described elsewhere in this risk factors section under the headings: "—Risks Related to the Exchange Offer" and "—Risks Related to Our Indebtedness and the New Notes."

Upon consummation of the Exchange Offers, any Old Notes that remain outstanding following the consummation of the Exchange Offers will be unsecured obligations of the Company and the Guarantors and will be effectively subordinated to the secured indebtedness and other secured obligations of the Company and the Guarantors, which could materially and adversely affect the value of such holders' Old Notes and, in the event of a bankruptcy, liquidation or insolvency of the Company or the Guarantors, the extent of such holder's recovery.

        The Old Notes that are not validly tendered and accepted in connection with the Exchange Offers will remain outstanding following the consummation of the Exchange Offers and will be unsecured obligations of the Company and the Guarantors, and will be effectively subordinated to the secured indebtedness of the Company and the Guarantors, including, the Credit Facility and the New Notes, in each case, to the extent of the value of the collateral securing such indebtedness.

        The unsecured nature of the claims of the Old Notes could materially and adversely affect the value of a holder's Old Notes that remain outstanding following the completion of the Exchange Offers and, in the event of a bankruptcy, liquidation or insolvency of the Company and the Guarantors, the extent of such holder's recovery. In the event of a bankruptcy or liquidation of the Company or its subsidiaries, the proceeds from the sales of collateral will be applied first to satisfy claims made in respect of secured indebtedness. As a result, the Old Notes will be effectively junior to all existing and future secured indebtedness of the Company and the Guarantors, including, without limitation the Credit Facility and the New Notes, in each case, to the extent of the value of the collateral securing such indebtedness. In the event of our bankruptcy, liquidation or insolvency, it is possible that our unpledged assets and assets remaining after the secured indebtedness has been satisfied will be insufficient to satisfy the claims of the Old Notes that remain outstanding following the completion of the Exchange Offers.

Upon consummation of the Exchange Offers, liquidity of the market for outstanding Old Notes will likely be reduced, and market prices for outstanding Old Notes may decline as a result.

        To the extent the Exchange Offers are consummated, the aggregate principal amount of outstanding Old Notes will be reduced. A reduction in the amount of outstanding Old Notes would likely adversely affect the liquidity of the non-tendered or not accepted Old Notes. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price of the Old Notes that are not tendered or not accepted by us may be adversely affected. A reduced float may also make the trading prices of the Old Notes that are not exchanged more volatile.

If we consummate the Exchange Offers and the Consent Solicitations and the Proposed Amendments become operative, holders of any outstanding Old Notes will no longer benefit from the protections provided by substantially all of the existing restrictive covenants and events of default.

        With respect to the Old Notes, if the Proposed Amendments become operative, Old Notes that are not tendered and accepted pursuant to the Exchange Offers will remain outstanding immediately following the completion of the Exchange Offers and will be subject to the terms of the Old Notes Indenture as modified by the Supplemental Indenture. Among other things, as a result of the adoption of the Proposed Amendments, substantially all of the restrictive covenants and events of default contained in the Old Notes Indenture and the Old Notes will be eliminated or waived and certain other provisions contained in the Old Notes Indenture and the Old Notes will be modified or eliminated, including certain provisions relating to defeasance and to the minimum notice requirements for optional redemption. Following the adoption and implementation of the Proposed Amendments, holders of Old Notes not tendered and accepted will no longer be entitled to the benefits of such covenants and events of default. The elimination of these covenants and events of default will permit the Company and its subsidiaries to take certain actions previously prohibited that could increase the credit risks with respect to the Company, as well as adversely affect the market price and credit rating of the remaining Old Notes or otherwise be adverse to the interests of the holders of the Old Notes. See "Proposed Amendments."

We may be unable to repay or refinance non-tendered Old Notes.

        Without near term access to capital, continued funding from existing or new lenders and other significant developments, there continues to be substantial risk that we could be, among other things, unable to repay or refinance the Old Notes. In this instance, holders of the Old Notes who fail to validly tender (and not validly withdraw) their Old Notes and/or whose tendered Old Notes are not accepted for exchange by us may not be paid in full. If we become subject to a bankruptcy or similar proceeding prior to the repayment of such Old Notes, you may recover less than you would have had you tendered such Old Notes for the New Notes in the Exchange Offer.

We cannot assure holders of Old Notes that existing rating agency ratings for the Old Notes will be maintained.

        We cannot assure holders of Old Notes that as a result of the Exchange Offers or otherwise, one or more rating agencies, including S&P Global Ratings ("S&P") or Moody's Investors Service, Inc. ("Moody's"), would not take action to downgrade or negatively comment upon their respective ratings on the Old Notes. Any downgrade or negative comment would likely adversely affect the market price of the Old Notes.

Risks Related to the Exchange Offer

To the extent that a holder of Old Notes exchanges Old Notes for New Notes with a later maturity, such holder may increase its risk that the Company will be unable to repay (or refinance) the New Notes.

        Holders of Old Notes are being offered New Notes with a later maturity than the Old Notes they presently hold. Holders who tender their Old Notes and whose tender is accepted for exchange will be exposed to the risk of nonpayment on the securities they hold for a longer period of time than non-tendering holders or those holders whose Old Notes were not accepted for exchange. For instance, following the maturity date of Old Notes, but prior to the maturity date of New Notes, the Company may become subject to a bankruptcy or similar proceeding. If so, holders of Old Notes who opted not to participate in the Exchange Offer (or whose Old Notes were not accepted for exchange) may have been paid in full, and there is a risk that the holders of Old Notes who did opt to participate in the Exchange Offer and whose Old Notes were accepted for exchange would not be paid in full.

The exchange ratio for the Exchange Offer does not reflect any independent valuation of the Old Notes or the New Notes.

        The Company has not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratio for receiving Exchange Consideration or the relative values of Old Notes or the New Notes. If you tender your Old Notes, you may or may not receive more or as much value than if you choose to keep them.

        None of the Company, the Exchange Agent, the Information Agent or any other person is making any recommendation as to whether you should tender your Old Notes and related Consents in the Exchange Offer and the Consent Solicitation. Further, the Company has not retained, and does not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Old Notes for purposes of negotiating the terms of the Exchange Offer or the New Notes. Holders of Old Notes must make their own independent decisions regarding their participation in the Exchange Offer and the Consent Solicitation.

The Exchange Offer and the Consent Solicitation may be cancelled or delayed.

        The Company has the right to terminate, withdraw or amend at its sole discretion the Exchange Offer and the Consent Solicitation at any time and for any reason, including failure to satisfy any condition to the Exchange Offer on or after the Expiration Time. Even if the Exchange Offer and the Consent Solicitation are consummated, they may not be consummated on the schedule described in this Offering Memorandum. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive their New Notes or for their Consents to be accepted, during which time such holders will not be able to effect transfers or sales of their Old Notes tendered for exchange or their New Notes.

You should not tender any Old Notes that you do not wish to have accepted for exchange by us.

        Old Notes tendered and related Consents delivered in the Exchange Offer and the Consent Solicitation may be validly withdrawn at any time prior to the Withdrawal Deadline, but not thereafter (except as described in this Offering Memorandum). Tenders of Old Notes and deliveries of related Consents after the Withdrawal Deadline will be irrevocable, except where additional withdrawal rights are required by law. You should not tender any Old Notes that you do not wish to have accepted for exchange by us.

You may not receive New Notes in the Exchange Offer and the Consent Solicitation if the procedures for the Exchange Offer and the Consent Solicitation are not followed.

        Subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, the Company will issue the New Notes in exchange for your Old Notes only if you validly tender (and don't validly withdraw) the Old Notes and related Consents and timely deliver to the Exchange Agent book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, New York, New York, as a depositary, including an Agent's Message (as defined below in "Procedures for Tendering Old Notes and Delivering Consents—Tender of Old Notes Through ATOP") and any other required documents before the Expiration Time. Holders of Old Notes who wish to exchange them for New Notes are responsible for complying with all the procedures of the Exchange Offer and the Consent Solicitation. Tenders made in compliance with procedures or instructions that are inconsistent with those stated in this Offering Memorandum (or a supplement or amendment thereto provided by the Company), regardless of who provides such procedures or instructions (including DTC, Clearstream Banking S.A. ("Clearstream") or Euroclear System ("Euroclear"), the "Clearing Systems"), will not be deemed valid tenders (unless we waive such compliance in our sole discretion). Holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the exchange procedures. None of the Exchange Agent, the Information Agent or the Company are under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes and related Consents for exchange or to extend any of the applicable deadlines.

        If you are the beneficial owner of Old Notes that are held through the Clearing Systems in the name of your broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender in the Exchange Offer and the Consent Solicitation, you should promptly contact the person in whose name your Old Notes are held and instruct that person to tender your Old Notes and deliver the related Consents on your behalf. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in the Exchange Offer and the Consent Solicitation. Accordingly, beneficial owners wishing to participate in the Exchange Offer and the Consent Solicitation should contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offer and the Consent Solicitation.

The Company may incur substantial costs associated with the Exchange Offers and the Consent Solicitations.

        If the Exchange Offers and the Consent Solicitations are consummated, the Company expects to incur approximately $21.8 million in fees and expenses.

We may purchase Old Notes in the future at different prices.

        Subject to the terms of the Indenture and the Credit Facility, we may from time to time purchase or redeem any Old Notes that remain outstanding after consummation of the Exchange Offer through open market or privately negotiated transactions, one or more tender or exchange offers or otherwise, on terms that may be more or less advantageous to holders than the terms of the Exchange Offer. In addition, we may issue additional New Notes or other debt securities or incur other indebtedness in connection with the financing of such transactions.

Holders of securities of Ascent have made claims that Ascent's use of cash in the Prior Old Notes Exchange Offer and Prior Transactions would have been, and that Ascent's use of cash in the October 30th Transactions would be, a fraudulent transfer, breach of fiduciary duty and an improper use of cash.

        As described below, holders of securities of Ascent have made claims that Ascent's use of cash in the Prior Old Notes Exchange Offer and Prior Transactions would have been, and that Ascent's use of cash in the transactions announced by Ascent on October 30, 2018, including the transactions contemplated in this Offering Memorandum, would be, a fraudulent transfer, breach of fiduciary duty and improper use of cash. In connection with such claims, such holders attempted to pursue remedies against Ascent. In connection with the Exchange Offer, Ascent expects to transfer cash to the Company to use for general corporate purposes, including the repayment of the Company's existing Term Loan indebtedness. There can be no assurance that holders of securities of Ascent will not challenge the Exchange Offer, or that a court proceeding would not result in an adverse determination, which could result in a delay of, amendment to or modification or injunction of the Exchange Offer or prevent, delay, claw back or otherwise continue to challenge the planned Cash Contribution, which could affect our liquidity and/or result in an ability to make required payments when they become due, including required amortization payments under our Term Loan, which in turn could result in an acceleration of the indebtedness due thereunder.

        On August 27, 2018, holders purporting to own approximately 68% of the Ascent Convertible Notes filed a complaint in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers. On September 5, 2018, holders purporting to own approximately 69% of the Ascent Convertible Notes filed an amended complaint in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers, and a motion for a preliminary injunction seeking to prevent Ascent from consummating the Prior Old Notes Exchange Offer. On October 1, 2018, holders purporting to own approximately 78% of the Ascent Convertible Notes filed a second amended complaint in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers, and an amended motion for a preliminary injunction seeking to prevent Ascent from consummating the Prior Transactions. On October 22, 2018, the Court of Chancery of the State of Delaware entered the Scheduling Order. The Scheduling Order provides, among other things, that the preliminary injunction hearing will be held on December 5, 2018. On November 2, 2018, the Plaintiffs filed the Third Amended Complaint in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers. The Third Amended Complaint alleges that Ascent's participation in the October 30th Transactions would be detrimental to Ascent and, if consummated, would result in Ascent becoming insolvent. The Third Amended Complaint further alleges that the October 30th Transactions would (i) result in a breach of Ascent's directors' fiduciary duties to Ascent and (ii) constitute a constructive or intentional fraudulent transfer by using assets of Ascent necessary for the repayment of the Ascent Convertible Notes for other purposes. The Third Amended Complaint seeks (i) injunctive relief to prevent Ascent from engaging in the October 30th Transactions, which would allegedly dissipate Ascent's assets, and (ii) a declaratory judgment that approval of the October 30th Transactions constitutes a breach of fiduciary duty by Ascent's directors and that consummation of the October 30th Transactions would constitute a fraudulent transfer by Ascent. Also on November 2, 2018, the Plaintiffs filed an amended motion for a preliminary injunction seeking to prevent Ascent from consummating the October 30th Transactions. The Third Amended Complaint could be amended, or similar claims could be brought, challenging this transaction, and we cannot assure you that such claims will be unsuccessful, will not have a material effect on this Exchange Offer, will not require us to pay damages (including costs and expenses of the action), will not prevent, delay, claw back or otherwise continue to challenge the planned Cash Contribution, which is expected to be transferred to the Company upon the consummation of the Exchange Offer, which could have a material adverse effect on the Company's liquidity, including its ability to make required amortization payments on the Term Loan. Ascent believes that the claims in the Third Amended Complaint are meritless, and Ascent intends to vigorously defend against this action.

Upon consummation of the Exchange Offer, holders who exchange Old Notes will lose their rights under such Old Notes.

        If you tender Old Notes and your Old Notes are accepted for exchange pursuant to the Exchange Offer, then you will lose all of your rights as a holder of the exchanged Old Notes, including, without limitation, your right to future interest and principal payments with respect to the exchanged Old Notes.

The U.S. federal income tax treatment of the exchange of Old Notes for New Notes, and the adoption of the Proposed Amendments in the case of non-tendering holders, is unclear.

        We intend to take the position that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will be treated as an exchange that qualifies as a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, in which a tendering holder would generally not recognize any gain or loss. In addition, while not clear, we intend to take the position that the adoption of the Proposed Amendments should not cause any Old Notes not tendered to be deemed exchanged, and, as a result, should not result in a taxable event for holders that do not tender their Old Notes pursuant to the Exchange Offer. However, there are significant uncertainties on these issues, and the Internal Revenue Service may disagree with some or all of the foregoing positions. Please read "Certain U.S. Federal Income Tax Considerations" for further discussion.

Risks Related to Our Indebtedness and the New Notes

We have a substantial amount of indebtedness and the costs of servicing that debt may materially affect our business.

        We have a significant amount of indebtedness. As of September 30, 2018, we had principal indebtedness of $159.1 million related to the Credit Facility Revolver, $1.1 billion related to the Term Loan and $585.0 million of the Old Notes. At September 30, 2018, we also had $12.0 million outstanding under a promissory note due to Ascent, and subject to an effective interest rate of 12.5%. On a pro forma basis, after giving effect to the Transactions and assuming full participation by holders of the Old Notes in the Exchange Offers, the Company and the Guarantors would have had total secured indebtedness of approximately $1,838.5 million and total indebtedness of approximately $1,850.5 million. That substantial indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences to us. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to our existing and future indebtedness, including the Old Notes and the New Notes, and any failure to comply with the obligations under any of the agreements governing our indebtedness could result in an event of default under such agreements;

  •
  require us to dedicate a substantial portion of any cash flow from operations (which also constitutes substantially all of our cash flow) to the payment of interest and principal due under our indebtedness, which will reduce funds available to fund future subscriber account acquisitions, working capital, capital expenditures and other general corporate requirements;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

  •
  limit our ability to obtain additional financing required to fund future subscriber account acquisitions, working capital, capital expenditures and other general corporate requirements;

  •
  expose us to market fluctuations in interest rates;

  •
  place us at a competitive disadvantage compared to some of our competitors that are less leveraged;

  •
  reduce or delay investments and capital expenditures;

  •
  cause any refinancing of our indebtedness to be at higher interest rates and require us to comply with more onerous covenants, which could further restrict our business operations; and

  •
  prevent us from raising the funds necessary to repurchase all New Notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the Indenture.

        In addition, the Credit Facility and the Old Notes Indenture (prior to the Proposed Amendments) contain, and the Indenture will contain, restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness and render us insolvent.

We may be unable to repay or refinance Old Notes that remain outstanding after giving effect to the Exchange Offers.

        The Old Notes mature on April 1, 2020. In addition, the maturity date for the Credit Facility Revolver is subject to a springing maturity (the "Springing Maturity") 181 days prior to the scheduled maturity date of the Old Notes, or October 3, 2019 (the "Springing Maturity Date") if any of the Old Notes remain outstanding on the Springing Maturity Date. While Amendment No. 8 will extend the maturity of the Extending Term Loan (as defined below), the Extending Term Loan is subject to a Springing Maturity if more than $22.5 million of the Old Notes remain outstanding on the Springing Maturity Date. The Non-Extending Term Loan (as defined below) will remain outstanding and subject to a Springing Maturity if any Old Notes remain outstanding on the Springing Maturity Date. We may be unable to repay or refinance Old Notes that remain outstanding after giving effect to the Exchange Offers and any failure to do so could result in an acceleration of the maturity of our Term Loan and the Credit Facility Revolver, which would have a material adverse effect on our financial condition and could render us insolvent.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantially more indebtedness in the future. Although the Old Notes Indenture and the Credit Facility contain, and the Indenture will contain, restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, the additional secured and unsecured indebtedness incurred in compliance with these restrictions could be substantial. See "Description of Other Indebtedness," "Description of New Notes—Certain Covenants—Limitation on Incurrence of Debt" and "Description of New Notes—Certain Definitions—Permitted Liens." If we incur any additional indebtedness that ranks equally with the New Notes, the holders of such indebtedness will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our business. In addition, the Indenture will permit us to incur additional secured indebtedness. Any borrowings under the Credit Facility will be secured on a first priority basis and senior to the New Notes to the extent of the value of the collateral securing that indebtedness. If we incur additional indebtedness, the related risks that we now face could increase.

The collateral securing the New Notes will be diluted under certain circumstances, including upon the issuance of PIK Notes.

        The Indenture will permit us to incur additional secured indebtedness, such as additional New Notes and PIK Notes, subject to our compliance with the restrictive covenants in the Indenture and the Credit Facility at the time we incur such additional secured indebtedness.

        Any additional New Notes, PIK Notes and such other indebtedness secured on an equal and ratable basis issued in accordance with the terms of the Indenture would be guaranteed by the same Guarantors and would have the same security interests, with the same priority, as the New Notes offered hereby. As a result, the collateral securing the New Notes would be shared by any such additional indebtedness we may issue, and an issuance of such additional indebtedness would dilute the value of the collateral compared to the initial aggregate principal amount of New Notes issued.

Your right to take enforcement action with respect to the liens securing the New Notes is limited in certain circumstances, and you will receive the proceeds from such enforcement only after first priority obligations have been paid in full.

        The Credit Facility Revolver and the Term Loan are secured by first priority liens on the same collateral as the New Notes. Under the terms of the security documents and the Intercreditor Agreement, the proceeds of any foreclosure, enforcement or exercise of remedies with respect to the collateral, and any distribution in respect of collateral in any bankruptcy, insolvency or similar event will be applied first to repay first priority obligations, before the holders of the New Notes receive any proceeds.

        As a result, the claims of holders of the New Notes to such proceeds will rank effectively junior, pursuant to the terms of the Intercreditor Agreement, to the claims, including interest, of holders of first priority obligations under our Credit Facility (including the Credit Facility Revolver and the Term Loan), cash management arrangements and hedging obligations. After giving effect to the Transactions, we would have had approximately $1,253.5 million first priority obligations outstanding under our Credit Facility. See "Description of New Notes—Intercreditor Agreement." If you (or the Notes Collateral Agent or the Bank Collateral Agent on your behalf) receive any proceeds of any foreclosure, enforcement or exercise of remedies with respect to the collateral, any distribution in respect of collateral in any bankruptcy, insolvency or similar event and/or any payment with respect to any collateral after an event of default or pursuant to any intercreditor agreement (other than the Intercreditor Agreement) prior to the satisfaction of the claims of those that are effectively senior with those of the New Notes, you (or the Trustee on your behalf) will be required to turn over such proceeds until effectively senior claims are satisfied. After the discharge of the first priority obligations, any remaining proceeds of collateral or distributions in respect of collateral described in the prior sentence will be applied to the New Notes on an equal and ratable basis with indebtedness pari passu to the New Notes. To the extent that after the satisfaction of the first priority obligations, the claims of the holders of the New Notes exceed the value of the assets securing the New Notes and such other liabilities, those claims will rank equally with the claims of the holders of any of our unsecured senior indebtedness. As a result of these and other provisions governing the collateral and in the security documents, you may not be able to recover any amounts under the collateral in the event of a default on the New Notes.

        The terms of the security documents and/or Intercreditor Agreement will contain provisions restricting the rights of holders of the New Notes to take enforcement or other action with respect to the liens securing such notes.

        Under the Intercreditor Agreement, any actions that may be taken with respect to collateral, including the ability to cause the commencement of enforcement proceedings against such collateral or to control such proceedings, will be (subject to certain exceptions) at the direction of the Bank Collateral Agent under our Credit Facility, until the earlier of (x) the First Priority Obligations Payment Date and (y) the end of the Standstill Period (each, as defined in "Description of New Notes").

        Under the Intercreditor Agreement, the Notes Collateral Agent, the Trustee and the holders of the New Notes may not object following the filing of a bankruptcy petition to any debtor-in-possession financing that is not opposed or objected to by the applicable first lien agent or to the use of the shared collateral to secure financing that meets certain specified conditions, subject to certain conditions and limited exceptions. After such a filing, the value of this collateral could materially deteriorate, and holders of the New Notes would be unable to raise an objection. The Intercreditor Agreement provides certain additional limitations on the remedies available to the Notes Collateral Agent and the Trustee in a bankruptcy proceeding.

        Finally, the holders of the New Notes will not have any independent power to enforce, or have recourse to, any of the security documents or to exercise any rights or powers arising under the security documents and Intercreditor Agreement except through the Notes Collateral Agent. By accepting the New Notes, you will be deemed to have agreed to these restrictions. As a result of these restrictions, holders of the New Notes will have limited remedies and recourse against us and the Guarantors (and, by extension, the collateral securing the New Notes) in the event of a default.

        For a more detailed description of the Intercreditor Agreement, see "Description of New Notes—Intercreditor Agreement."

The imposition of certain permitted liens could materially and adversely affect the value of the collateral securing the New Notes.

        The collateral securing the New Notes will also be subject to liens permitted under the terms of the Indenture. The collateral securing the New Notes may also secure future indebtedness and other obligations of ours on a superior or pari passu basis to the extent permitted by the Indenture and the security documents and as a result your rights to realize or foreclose on the collateral would be diluted by any increase in the indebtedness secured on a superior or pari passu basis by the collateral securing the New Notes. See "—Your right to take enforcement action with respect to the liens securing the New Notes is limited in certain circumstances, and you will receive the proceeds from such enforcement only after first priority obligations have been paid in full."

The security interests and liens for the benefit of holders of the New Notes may be released without such holders' consent in specified circumstances. Holders of the New Notes may not be able to fully realize the value of their liens.

        The security interests and liens for the benefit of holders of the New Notes may be released without such holders' consent in specified circumstances. In particular, upon any release, sale or disposition of collateral that results in the release of the first priority lien on any collateral (i) in a transaction permitted under the First Priority Documents (as defined in the Intercreditor Agreement) as in effect on the date hereof, (ii) with consent of the First Priority Representative (as defined in the Intercreditor Agreement) after the occurrence of an event of default under the First Priority Documents or (iii) in connection with an enforcement action by the First Priority Representative permitted thereunder, then the lien on such collateral securing the New Notes will also be released. As a result, we cannot assure holders of the New Notes that the New Notes will continue to be secured by a substantial portion of our assets.

        In addition, all or a portion of the collateral may be released:

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  to enable the disposition of such property or assets to a person that is not the Company or a Guarantor to the extent not prohibited under the Indenture;

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  with respect to collateral held by a Guarantor, upon the release of such Guarantor from its guarantee;

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  as may be permitted pursuant to the amendment provisions of the Indenture;

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  to the extent required pursuant to the terms of the Intercreditor Agreement; and

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  in connection with the taking of an enforcement action by the representative of any first lien obligation in accordance with the terms of the Intercreditor Agreement.

        In addition, the guarantee of a Guarantor will be released in connection with a sale of such Guarantor in a transaction not prohibited by the Indenture or upon certain other events described in the "Description of New Notes." See "Description of New Notes—Certain Covenants—Limitation on Asset Sales."

        The Indenture will also permit us to designate, under certain circumstances, one or more of our restricted subsidiaries that is a Guarantor of the New Notes as an unrestricted subsidiary. If we designate a Guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the New Notes by such subsidiary or any of its subsidiaries will be released under the Indenture. Designation of a subsidiary as unrestricted will reduce the aggregate value of the collateral securing the New Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a structurally senior claim on the assets of such unrestricted subsidiary and its subsidiaries vis-à-vis the holders of the New Notes.

The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.

        The New Notes will be secured (subject to certain exceptions, permitted liens and the first priority obligations) by substantially all of our and the Guarantors' assets, including all of the capital stock of the Company and each of the Company's restricted subsidiaries, subject to certain exceptions. In addition, certain categories of assets are excluded from the collateral securing the New Notes and the guarantees. See "Description of New Notes—Collateral—Excluded Assets." The actual value of the collateral at any time will depend upon market and other economic conditions. As of September 30, 2018, the book value of our total tangible assets (calculated by deducting $349.1 million of goodwill from our total assets), was $1,356.1 million.

        In addition, under the terms of the security documents and/or Intercreditor Agreement, the proceeds of any foreclosure, enforcement or exercise of remedies with respect to the collateral, and any distribution in respect of collateral in any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding will be applied first to repay first priority obligations, before the holders of the New Notes receive such proceeds. See "—Your right to take enforcement action with respect to the liens securing the New Notes is limited in certain circumstances, and you will receive the proceeds from such enforcement only after first priority obligations have been paid in full." As of September 30, 2018, after giving effect to the Transactions and assuming full participation by holders of the Old Notes in the Exchange Offers, we would have had approximately $175.5 million in borrowings outstanding under our Credit Facility Revolver and approximately $74.5 million available for future borrowing thereunder. Any grant of additional liens on the collateral securing the New Notes offered hereby would further dilute the value of the lien on such collateral securing the New Notes.

        Moreover, the asset sale covenant and the definition of asset sale in the Indenture has a number of significant exceptions pursuant to which we will be able to sell collateral securing the New Notes without being required to reinvest the proceeds of such sale into assets that will comprise collateral or to make an offer to the holders of the New Notes to repurchase such notes.

        The value of the pledged assets in the event of a bankruptcy, insolvency or liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. No independent appraisals of any of the pledged property have been prepared by or on behalf of us in connection with the Exchange Offer. Accordingly, we cannot assure holders of the New Notes that the proceeds of any sale of the pledged assets following an acceleration to maturity with respect to the New Notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the New Notes and the other debt secured thereby. If, after the satisfaction of the first priority obligations, the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on the New Notes and any other indebtedness pari passu to the New Notes, the holders of the New Notes (to the extent their notes were not repaid from the proceeds of the sale of the pledged assets) would have only an unsecured deficiency claim against our remaining assets. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure holders of the New Notes that the pledged assets will be saleable or, if saleable, that there will not be substantial delays in their liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute subordinate liens on the pledged assets, those third parties may have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the pledged assets located at that site and the ability of the Notes Collateral Agent to realize or foreclose on the pledged assets at that site.

        In addition, the Indenture will permit us to issue additional secured indebtedness, such as additional New Notes and PIK Notes. This could reduce amounts payable to holders of the New Notes from the proceeds of any sale of the collateral.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the New Notes and the guarantees.

        The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the New Notes and the guarantees. In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act. As such, we may, among other things, without any release or consent by the Trustee or the Notes Collateral Agent, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness).

The New Notes will mature after a substantial portion of our other indebtedness and we may not be able to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

        The New Notes will mature on April 30, 2023. Substantially all of our existing indebtedness (including under the Credit Facility Revolver, the Term Loan and any unexchanged Old Notes) will mature prior to September 30, 2022.

        Therefore, we will be required to repay substantially all of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the New Notes. If we are unable to access the capital markets or our ability to borrow money is restricted or more expensive at a time when we would like, or need, to raise capital due to poor general economic, business or industry conditions, we may not have sufficient cash to repay all amounts owing on the New Notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

Your right to receive payments on the New Notes is, pursuant to the terms of the Intercreditor Agreement, effectively subordinated to the right of creditors who have a first priority security interest in our assets to the extent of the value of those assets.

        Our obligations under the Credit Facility Revolver and the Term Loan and each Guarantor's obligations under its guarantee of the Credit Facility Revolver and the Term Loan are secured by a security interest in substantially all of our and our Guarantors' tangible and intangible assets. In addition, we may incur additional secured indebtedness. If we are declared bankrupt or insolvent, or if we default under the Credit Facility Revolver, the Term Loan or other future secured indebtedness, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders of our indebtedness secured by first priority security interests could foreclose on the pledged assets to the exclusion of holders of the New Notes, even if an event of default exists under the Indenture at such time. Furthermore, if such first priority creditors foreclose and sell the pledged equity interests in any Guarantor, then that Guarantor will be released from its guarantee of the New Notes automatically and immediately upon such sale. In any such event, because the New Notes will be effectively junior in priority to the Credit Facility Revolver and the Term Loan pursuant to the terms of the Intercreditor Agreement, and may be effectively junior in priority to other future senior secured indebtedness, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See "Description of Other Indebtedness" and "Description of New Notes—Intercreditor Agreement."

        As of September 30, 2018, we and the Guarantors had $1,822.1 million of senior indebtedness, of which $1,237.1 million is secured indebtedness and up to an additional $135.9 million of unused commitments is available to be borrowed under the Credit Facility Revolver. In addition, the Indenture will permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries (including the Guarantors) in the future, including secured indebtedness.

The New Notes will be structurally subordinated to all obligations of our subsidiaries that do not become guarantors of the New Notes.

        Any of our subsidiaries that do not guarantee the New Notes will have no obligation, contingent or otherwise, to pay amounts due under the New Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The New Notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary or joint venture such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary or joint venture that is not a guarantor, all of that subsidiary's or joint venture's creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of that subsidiary's assets before we would be entitled to any payment.

        In addition, the Indenture will, subject to some limitations, permit these subsidiaries to incur certain additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The value of the collateral securing the New Notes may not be sufficient to secure post-petition interest, fees and expenses.

        In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the New Notes will only be entitled to post-petition interest, fees and expenses under the U.S. Bankruptcy Code (the "Bankruptcy Code") to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim.

        Holders of the New Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest, fees and expenses under the

Bankruptcy Code. In addition, holders of the New Notes will not be entitled to "adequate protection" on account of any under-secured portion of their claims. No appraisal of the fair market value of the collateral has been prepared in connection with the Exchange Offer and we therefore cannot assure you that the value of the noteholders' interest in the collateral exceeds the principal amount of the New Notes. See "—The collateral may not be valuable enough to satisfy all the obligations secured by such collateral."

Certain significant assets will be excluded from the collateral.

        Certain assets are excluded from the collateral securing the New Notes as described under "Description of New Notes—Collateral—Excluded Assets" including, among other things, any assets held by foreign subsidiaries and unrestricted subsidiaries, any assets in real property other than fee interests having a value in excess of certain amounts, as well as other exclusions. The value of these excluded assets is significant and in certain circumstances may be pledged to other lenders. See "Description of New Notes—Collateral—Excluded Assets."

Bankruptcy laws may limit the ability of holders of the New Notes to realize value from the collateral.

        The right of the Notes Collateral Agent to foreclose upon, repossess and dispose of the pledged assets upon the occurrence of an event of default under the Indenture is likely to be significantly impaired (or at a minimum delayed) by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the Notes Collateral Agent repossessed and disposed of the pledged assets. For example, under the Bankruptcy Code, pursuant to the automatic stay imposed upon a bankruptcy filing, a secured creditor is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor or creating, perfecting or enforcing any lien against a debtor, or taking other actions to levy against a debtor or its assets, without prior bankruptcy court approval (which may not be given under the facts and circumstances of any particular situation). Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral (including cash collateral) and to provide liens senior to the lien of the Notes Collateral Agent in respect of the New Notes to secure indebtedness incurred after the commencement of a bankruptcy case even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection."

        The meaning of the term "adequate protection" may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional collateral, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case.

        Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. In addition, the bankruptcy court may determine not to provide cash payments as adequate protection to the holders of the New Notes if, among other possible reasons, the bankruptcy court determines that the fair market value of the collateral with respect to the New Notes on the date of the bankruptcy filing was less than the then-current principal amount of the New Notes.

        Furthermore, due to the imposition of the automatic stay, the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) whether or when payments under the New Notes could be made following commencement of a bankruptcy case or the length of any delay in making such payments, (2) whether or when the Notes Collateral Agent could or would repossess or dispose of the pledged assets or (3) whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of "adequate protection."

        Furthermore, any disposition of the collateral during a bankruptcy case outside of the ordinary course of our business would also require prior approval from the bankruptcy court (which may not be given under the facts and circumstances of any particular situation).

        The Intercreditor Agreement will also prohibit the holders of the New Notes from objecting following the filing of a bankruptcy petition to certain matters regarding the collateral that have been consented to by the lenders under the Credit Facility, or to take certain actions with respect to the collateral without the consent thereof.

The collateral is subject to casualty risks.

        We are obligated under the Credit Facility to at all times cause all the pledged assets to be properly insured and kept insured against loss or damage by fire or other hazards to the extent that such properties are usually insured by corporations operating in the same or similar business. There are, however, some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of the New Notes that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, we cannot assure holders of the New Notes that the proceeds received by us in respect thereof will be sufficient to satisfy all the secured obligations, including the New Notes.

        In the event of a total or partial loss to any of the mortgaged properties, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Rights of holders of the New Notes in the collateral may be adversely affected by the failure to perfect security interests in the collateral.

        Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the New Notes offered hereby may not be perfected with respect to the claims of the New Notes if the Notes Collateral Agent was not able to take the actions necessary to perfect any of these liens.

        In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the Trustee or the Notes Collateral Agent will monitor the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the Trustee nor the Notes Collateral Agent has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New Notes against third parties.

        Even if liens on collateral acquired in the future are properly perfected, such liens may (as described further herein) potentially be avoidable as a preference or otherwise in any bankruptcy case under certain circumstances.

        If we or any Guarantor were to become subject to a bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding, any liens recorded or perfected or any mortgages delivered after the issue date of the New Notes would face a greater risk of being invalidated or avoided than if they had been recorded, perfected or delivered on the issue date (or within 30 days thereof) of the New Notes. Liens recorded or perfected or any mortgages delivered after such issue date (or within 30 days thereof) may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days (or one year for "insiders") of lien perfection or mortgage delivery, a lien or mortgage given to secure previously existing debt is significantly more likely to be avoided as a preference than if delivered and promptly recorded on the original issue date (or within 30 days thereof). Accordingly, if the Company or a Guarantor were to file for bankruptcy protection and the liens had been perfected or the mortgages had been delivered less than 90 days (or one year for "insiders") before commencement of such bankruptcy proceeding, or not yet perfected or delivered at all, the liens or mortgages securing the New Notes may be especially subject to challenge as a result of having not been perfected or delivered on or before the issue date (or within 30 days thereof) of the New Notes. To the extent that such challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

Any future pledge of collateral or guarantee might be avoidable in bankruptcy.

        Any security interests or guarantees issued after the issue date of the New Notes may be treated under bankruptcy law as if they were delivered to secure or guarantee previously existing (or "antecedent") indebtedness. Any future pledge of collateral or future issuance of a guarantee in favor of the holders of the New Notes, including pursuant to security documents or guarantees delivered in connection therewith after the date the New Notes are issued, may be avoidable as a preference or otherwise if, among other circumstances, (i) the pledgor or guarantor is insolvent at the time of the pledge or the issuance of the guarantee, (ii) the pledge or the issuance of the guarantee permits the holders of the New Notes to receive a greater recovery than they would have received in a hypothetical Chapter 7 case if the pledge or guarantee had not been given, and (iii) a bankruptcy case in respect of the pledgor or guarantor is commenced within 90 days following the pledge or the perfection thereof or the issuance of the guarantee (as applicable), or, in certain circumstances, one year. Accordingly, if we or any Guarantor were to file for bankruptcy protection after the issue date of the New Notes and (1) any liens not granted on the issue date of the New Notes had been perfected, or (2) any guarantees not issued on the issue date of the New Notes (as applicable) had been issued, less than 90 days (or one year for "insiders") before commencement of such bankruptcy case, such liens or guarantees are more likely to be avoided as a preference than if delivered and promptly recorded on the issue date of the New Notes (even if the liens perfected or other guarantees issued on the issue date of the New Notes would no longer be subject to such risk). To the extent that the grant of any such mortgage or other security interest and/or guarantee is avoided as a preference or otherwise, holders of the New Notes would lose the benefit of the mortgage or security interest and/or guarantee (as applicable).

In the event of a bankruptcy of us or any of the Guarantors, holders of the New Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of such notes exceed the fair market value of the collateral securing such New Notes.

        In any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding with respect to us or any of the Guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the New Notes on the date of the bankruptcy filing was less than the then-current principal amount of first priority obligations (including the Credit Facility Revolver and the Term Loan), the New Notes and other indebtedness pari passu to the New Notes. Upon a finding by the bankruptcy court that the New Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the New Notes would be bifurcated between a secured claim and an unsecured deficiency claim, and the unsecured portion thereof would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the New Notes to receive post-petition interest, fees and expenses and a lack of entitlement on the part of the unsecured portion of the New Notes to receive "adequate protection"

under the Bankruptcy Code. In addition, if any payments of post-petition interest, fees and expenses had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the New Notes.

Our subsidiaries that provide, or will provide, guarantees of the New Notes will be automatically released from those guarantees upon the occurrence of certain events.

        Our subsidiaries that provide, or will provide, guarantees of the New Notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

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  in the event of a sale or other transfer or disposition of all of the assets of such Guarantor, by way of consolidation, merger or otherwise, or a sale or other disposition of all of the capital interests in, such Guarantor to any person that is not an affiliate of the Company to the extent permitted under the Indenture;

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  in connection with a legal defeasance or covenant defeasance of the Indenture or upon satisfaction and discharge of the Indenture; or

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  upon dissolution and completion of winding up of such Guarantor to the extent permitted under the Indenture.

        If any subsidiary guarantee is released, no holder of the New Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the New Notes. See "Description of New Notes—Guarantees."

We are controlled by our parent, Ascent, and its interests may conflict with yours and ours. Further, you will not be entitled to look to Ascent for payment of the New Notes in the event of any default by us.

        Our parent, Ascent, beneficially owns all of our outstanding equity interests. As a result, the management of Ascent has the ability to elect and change our management and influence and determine our corporate policies and business strategy, including the approval of significant corporate transactions (such as mergers and acquisitions and asset sales) and the incurrence of debt by us.

        Further, Ascent is not restricted by any of the agreements governing our indebtedness and may enter into similar or unrelated lines of business. The interests of Ascent may not in all cases be aligned with your interests or ours. Further, Ascent will not be a co-issuer of the New Notes, and although its equity interest in the Company will be pledged as collateral to secure our and the Guarantors' obligations under the New Notes, it will not otherwise guarantee the performance of our obligations thereunder. As a result, Ascent will not have any obligations under the Indenture. In the event we default on our obligations under the New Notes, holders of the New Notes will not have any recourse against Ascent for repayment.

We may not be able to generate sufficient cash to service our indebtedness, including the New Notes, and we may be forced to take other actions to satisfy our payment obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our future performance and financial condition, which will be affected by financial, business and economic conditions and other factors. We may not be able to control many of these factors, such as economic conditions in the markets in which we operate and competitive pressures. Our cash flow from operating activities may not be sufficient to allow us to pay principal and interest on our debt, including the New Notes, and to meet our other obligations.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the New Notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time, and as a result, these alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. If we are required to dispose of material assets or operations to meet our debt service and other obligations, we may not be able to consummate those dispositions at favorable valuations, or at all. We may be unable to obtain the proceeds realized from such dispositions or the proceeds may not be adequate to meet our debt service obligations due at that time. The terms of the agreements governing our existing or future debt, including the Term Loan, the Credit Facility Revolver and the Indenture, may restrict us from pursuing any of these alternatives. Any limitation on our ability to pay principal of and interest on the New Notes would likely reduce the value of the New Notes. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness and could adversely affect the trading price of the New Notes.

We may be unable to obtain future financing on terms acceptable to us or at all, which may hinder our ability to grow our business or satisfy our obligations.

        We intend to continue to pursue growth through the acquisition of subscriber accounts through our authorized dealer network, our strategic relationships and our Direct to Consumer Channels, among other means. To continue our growth strategy, we intend to make additional drawdowns under the Credit Facility Revolver and may seek financing through new credit arrangements or the possible sale of new securities, any of which may lead to higher leverage or result in higher borrowing costs. In addition, any future downgrade in our credit rating could also result in higher borrowing costs. An inability to obtain funding through external financing sources on favorable terms or at all is likely to adversely affect our ability to continue or accelerate our subscriber account acquisition activities.

        Additionally, we may be unable to refinance our existing indebtedness, which could affect our ability to satisfy our obligations. The maturity date for the Credit Facility Revolver is subject to the Springing Maturity if any of the Old Notes remain outstanding on the Springing Maturity Date. While Amendment No. 8 will extend the maturity of the Extending Term Loan, such Extending Term Loan is subject to a Springing Maturity if more than $22.5 million of the Old Notes remain outstanding on the Springing Maturity Date. The Non-Extending Term Loan will remain outstanding and subject to a Springing Maturity if any Old Notes remain outstanding on the Springing Maturity Date. If this were to happen, we would be unable to meet our obligations and would need to take measures to satisfy our creditors, which could have a material adverse effect on our liquidity and financial condition. See "Risks Related to Our Indebtedness and the New Notes—We have a substantial amount of indebtedness and the costs of servicing that debt may materially affect our business."

We have a history of losses and may incur losses in the future.

        We have incurred losses in each of our last five fiscal years. In future periods, we may not be able to achieve or sustain profitability on a consistent quarterly or annual basis. Failure to maintain profitability in future periods may materially and adversely affect our ability to make payments on our outstanding debt obligations (including the New Notes).

If we are unable to comply with the restrictions and covenants in the Indenture and the agreements governing our other debt, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and would impact our ability to make principal and interest payments on the New Notes.

        If we are unable to comply with the restrictions and covenants in the agreements governing our existing and future indebtedness, including the Credit Facility, the Old Notes Indenture and the Indenture, we could be in default under the terms of such agreements. Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Any default under the agreements governing our indebtedness, including a default under the Credit Facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the New Notes and substantially decrease the market value of the New Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the Credit Facility, the Old Notes Indenture and the Indenture) we could be in default under the terms of the agreements governing such indebtedness. In the event of such default,

  •
  the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

  •
  the lenders under the Credit Facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

  •
  we could be forced into bankruptcy or liquidation.

        If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the Credit Facility to avoid being in default. If we breach our covenants under the Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Credit Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The agreements governing our various debt obligations, including the Credit Facility and the New Notes, impose restrictions on our business and the business of our subsidiaries and such restrictions could adversely affect our ability to undertake certain corporate actions.

        The agreements governing our indebtedness restrict our ability to, among other things:

  •
  incur additional indebtedness;

  •
  make certain dividends or distributions with respect to any of our capital stock;

  •
  make certain loans and investments;

  •
  create liens;

  •
  enter into certain transactions with affiliates, including our parent company, Ascent;

  •
  dissolve, merge or consolidate;

  •
  make capital expenditures in excess of certain annual limits;

  •
  transfer, sell or dispose of assets;

  •
  enter into or acquire certain types of alarm monitoring contracts;

  •
  make certain amendments to our organizational documents;

  •
  make changes in the nature of our business;

  •
  enter into certain burdensome agreements;

  •
  make accounting changes;

  •
  use proceeds of loans to purchase or carry margin stock; and

  •
  prepay our senior unsecured notes.

        In addition, we also must comply with certain financial covenants under the Credit Facility that require us to maintain, following the effectiveness of Amendment No. 8, a consolidated total leverage ratio (as defined in the Credit Facility) of not more than 5.50 to 1.00 and a consolidated interest coverage ratio (as defined in the Credit Facility) of not less than 2.00 to 1.00, each of which is calculated quarterly on a trailing twelve-month basis. In addition, the Credit Facility requires us to maintain a consolidated senior secured Eligible RMR leverage ratio (as defined in the Credit Facility) of no more than 31.0 to 1.00 and a consolidated senior secured RMR leverage ratio (as defined in the Credit Facility) of no more than 31.5 to 1.00, each of which is calculated quarterly on a trailing twelve-month basis. If we cannot comply with any of these financial covenants, or if any of our subsidiaries fails to comply with the restrictions contained in the Credit Facility, such failure could lead to an event of default and we may not be able to make additional drawdowns under the Credit Facility Revolver, which would limit our ability to manage our working capital requirements. In addition, failure to comply with the financial covenants or restrictions contained in the Credit Facility could lead to an event of default, which could result in the acceleration of all or a substantial amount of our indebtedness.

We may be unable to purchase the New Notes upon a change of control.

        Upon the occurrence of specified change of control defined in the Indenture, we will be required to offer to repurchase all outstanding New Notes at a purchase price equal to 101% of the aggregate principal amount of the New Notes repurchased, plus accrued and unpaid interest, if any. We may not have sufficient funds available to repurchase all of the New Notes tendered pursuant to any such offer and any other debt that would become payable upon a change of control or in connection with such offer. Our failure to repurchase the New Notes upon a change of control would cause a default under the Indenture and a cross default under the Credit Facility. The Credit Facility also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions. See "Description of New Notes—Change of Control."

We may not be required to offer to repurchase the New Notes following certain transactions.

        Certain important corporate events, such as takeovers, recapitalizations, restructurings, mergers or similar transactions, may not constitute a change of control under the Indenture and thus would not permit the holders of the New Notes to require us to repurchase the New Notes. In addition, the definition of change of control in the Indenture will include a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our and our subsidiaries' properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require us to repurchase its New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries' assets taken as a whole to another person or group may be uncertain.

A court could avoid the guarantees of the New Notes under fraudulent conveyence or transfer laws or equitably subordinate the New Notes.

        Although the guarantees of our subsidiaries provide you with a direct claim against the assets of the Guarantors, under the Bankruptcy Code and comparable provisions of state fraudulent conveyence or transfer laws, a guarantee could be avoided, or claims with respect to a guarantee could be subordinated to all other debts of that Guarantor. In addition, a bankruptcy court could avoid (i.e., cancel) any payments by that Guarantor pursuant to its guarantee and require those payments to be returned to the Guarantor or to a fund for the benefit of the other creditors of the Guarantor.

        The bankruptcy or other court might take these actions if it found, among other things, that when a Guarantor executed its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

  •
  such Guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee; and

  •
  such Guarantor:

  •
  was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

  •
  was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

  •
  intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

  •
  was a defendant in an action for money damages or had a judgment for money damages docketed against us or the Guarantor if, in either case, the judgment is unsatisfied after final judgment.

        A bankruptcy or other court could find that a Guarantor received less than fair consideration or reasonably equivalent value for its guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the New Notes. A bankruptcy or other court could also avoid a guarantee if it found that the Guarantor issued its guarantee with actual intent to hinder, delay, or defraud creditors. Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

        We cannot predict what standard a court would apply in order to determine whether a Guarantor was insolvent or rendered insolvent as of the date it issued the guarantee or whether, regardless of the method of valuation, a court would determine that the Guarantor was insolvent or rendered insolvent on that date, or whether a court would determine that the payments under the guarantee constituted fraudulent or otherwise avoidable conveyences or transfers on other grounds.

        The Indenture will contain a "savings clause" intended to limit each Guarantor's liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended.

        If a guarantee is deemed to be a fraudulent transfer, it could be avoided altogether, or it could be subordinated to all other debts of the Guarantor. In such case, any payment by the Guarantor pursuant to its guarantee could be required to be returned to the Guarantor or to a fund for the benefit of the creditors of the Guarantor. If a guarantee is avoided or held unenforceable for any other reason, holders of the New Notes would cease to have a claim against the Guarantor based on the guarantee and would be creditors only of the Company and any Guarantor whose guarantee was not similarly avoided or otherwise held unenforceable.

        As a court of equity, the bankruptcy court may subordinate the claims in respect of the New Notes to other claims against us under the principle of equitable subordination if the court determines that (a) the holder of New Notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of New Notes and (c) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

The New Notes received in connection with the Exchange Offer may not be fungible for U.S. federal income tax purposes with the New Notes issued in connection with the Concurrent Exchange Offer. In such case, New Notes received in connection with the Exchange Offer will be issued with a separate CUSIP number, which could adversely affect the liquidity of such New Notes.

        Whether the New Notes received in connection with the Exchange Offer are fungible for U.S. federal income tax purposes with the New Notes issued in connection with the Concurrent Exchange Offer will depend in part on whether the New Notes received in connection with the Exchange Offer have the same issue price as the New Notes issued in connection with the Concurrent Exchange Offer. If the Settlement Date occurs (i) on the same date as the settlement date for the Concurrent Exchange Offer or (ii) within the thirteen day period beginning on the settlement date for the Concurrent Exchange Offer, the issue price of the New Notes received in connection with the Exchange Offer will have the same issue price as the New Notes issued in connection with the Concurrent Exchange Offer. If the Settlement Date does not occur during this period, the New Notes received in connection with the Exchange Offer will still have the same issue price as the New Notes issued in connection with the Concurrent Exchange Offer if the issuance of the New Notes in connection with the Exchange Offer constitutes a "qualified reopening" of the New Notes issued in connection with the Concurrent Exchange Offer. Applying the applicable Treasury Regulations, it is unclear whether the issuance of New Notes in connection with the Exchange Offer, in the event its settlement takes place after thirteen days beginning from the settlement date of the Concurrent Exchange Offer, will constitute a qualified reopening of the New Notes issued in connection with the Concurrent Exchange Offer.

        If the issue price of the New Notes received in connection with the Exchange Offer differs from the issue price of the New Notes issued in connection with the Concurrent Exchange Offer, the New Notes received in connection with the Exchange Offer will not be fungible for U.S. federal income tax purposes with the New Notes issued in connection with the Concurrent Exchange Offer. If the New Notes received in connection with the Exchange Offer are not fungible with those issued in connection with the Concurrent Exchange Offer, it is expected that the New Notes received in connection with the Exchange Offer will be issued with a separate CUSIP number (even if a separate CUSIP number is not otherwise required), which could adversely affect the liquidity, market price and price volatility of such New Notes. Additionally, such New Notes would generally be subject to a different original issue discount accrual schedule than the New Notes issued in connection with the Concurrent Exchange Offer. Please read "Certain U.S. Federal Income Tax Considerations—Ownership and Disposition of New Notes—Issue Price."

The New Notes received in exchange for Old Notes will be treated as issued with original issue discount for U.S. federal income tax purposes.

        Because (i) it is expected that the stated principal amount of the New Notes issued in exchange for Old Notes will exceed their issue price by more than a de minimis amount, and (ii) a portion of the interest on the New Notes will be payable in the form of PIK Interest, the New Notes will be treated as issued with original issue discount ("OID") for U.S. federal income tax purposes. As a result, a holder subject to U.S. federal income taxation generally must include the OID in income (as ordinary interest income) as the OID accrues (under a constant yield method), in advance of receipt of the cash payments attributable to the OID (regardless of such holder's regular method of tax accounting). The amount of OID will generally equal the excess of the "stated redemption price at maturity" (generally, all amounts payable on the New Notes, other than Cash Interest), over the "issue price" of the New Notes. See "Certain U.S. Federal Income Tax Considerations—Ownership and Disposition of New Notes."

If a bankruptcy petition were filed by or against the Company or a Guarantor, holders of the New Notes may receive a lesser amount for their claim than they would have been entitled to receive under the Indenture.

        If a bankruptcy petition were filed by or against the Company or a Guarantor under the Bankruptcy Code after the issuance of the New Notes, the claim by any holder of the New Notes for the principal amount of the New Notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the New Notes; and

  •
  that portion of the OID that does not constitute "unmatured interest" for purposes of the Bankruptcy Code.

        Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, the holders of the New Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the Indenture, even if sufficient funds are available.

Holders of the New Notes will not be entitled to registration rights, and we do not currently intend to register the notes under the Securities Act or applicable state securities laws.

        The New Notes are being offered and sold pursuant to exemptions from registration under the U.S. and applicable state securities laws. The New Notes may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws, or pursuant to an effective registration statement. Holders of the New Notes will not be entitled to registration rights, and the holders of the New Notes will not be entitled to require us to register the New Notes for resale or otherwise. See "Description of New Notes."

An active trading market may not develop for the New Notes.

        The New Notes are a new issue of securities. There is no active public trading market for the New Notes. We do not intend to apply for listing of the New Notes on a security exchange or to include the New Notes in any automated dealer quotation system. The liquidity of the trading market in the New Notes and the market prices quoted for the New Notes may be adversely affected by changes in the overall market for these types of securities and by changes in our or Ascent's financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the New Notes, you may not be able to sell the New Notes, or, even if you can sell the New Notes, you may not be able to sell them at an acceptable price.

The New Notes will initially be held in book-entry form and, therefore, holders must rely on the procedures of the relevant clearing systems to exercise their rights and remedies.

        Unless and until certificated New Notes are issued in exchange for book-entry interests in the New Notes, owners of the book-entry interests will not be considered owners or holders of the New Notes. Instead, DTC, or its nominee, will be the sole holder of the New Notes. Payments of principal, interest and other amounts, as applicable, owing on or in respect of the New Notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants' accounts that hold book-entry interests in the New Notes in global form and credited by such participants to indirect participants. Unlike holders of the New Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions, as applicable, from holders of the New Notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that the procedures implemented for the granting of such proxies will be sufficient to enable holders to vote on any requested actions on a timely basis.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

        Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the New Notes. Credit ratings are not recommendations to purchase, hold or sell the New Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the New Notes.

        Any future lowering of our ratings by either S&P's or Moody's likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the New Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your New Notes without a substantial discount.

USE OF PROCEEDS

        The Company will not receive any cash proceeds from the Exchange Offer and the Consent Solicitation and the issuance of the New Notes in connection with the Exchange Offer. Old Notes exchanged for Exchange Consideration will be retired and cancelled and will not be reissued.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and unaudited consolidated capitalization as of September 30, 2018:

  (i)
  on an actual basis; and

  (ii)
  on an as adjusted basis to give effect to the consummation of the Transactions (including the Cash Contribution, payment of accrued interest on the Old Notes and the incurrence of estimated fees and expenses, and assuming full participation in the Exchange Offers by holders of the Old Notes) as if the consummation occurred on September 30, 2018.

        You should read the "As Adjusted" capitalization data set forth in the table below in conjunction with the information included under the headings "Summary—Summary Historical Consolidated Financial and Operating Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included or incorporated by reference in this Offering Memorandum.

	As of September 30, 2018
	Actual	As Adjusted
	(Amounts in thousands)
Cash and cash equivalents(1)	$26,835	$75,144

Debt(2):
Credit Facility Revolver(3)	159,100	175,500
Term Loan	1,078,000	1,078,000
New Notes(4)	—	585,000
Old Notes due 2020	585,000	—
Promissory Note to Ascent	12,000	12,000

Total Debt	1,834,100	1,850,500
Stockholder's (deficit) equity	(202,907)	(127,907)

Total capitalization	$1,631,193	$1,722,593

(1)
As of December 7, 2018, on an actual basis, we had approximately $10.7 million of cash and cash equivalents.

(2)
Actual and As Adjusted amounts shown without netting associated debt issuance costs.

(3)
As of December 7, 2018, on an actual basis, we had $134.9 million outstanding under the Credit Facility Revolver (with $159.5 million of borrowing availability thereunder). As Adjusted amount reflects borrowings incurred to pay estimated fees and expenses related to the Exchange Offers and the Consent Solicitations.

(4)
Includes the New Notes offered hereby and the New Notes offered pursuant to the Concurrent Exchange Offer.

 DESCRIPTION OF OTHER INDEBTEDNESS

        The following sets forth a summary of the terms of certain of our indebtedness. This summary is not a complete description of all the terms of the agreements governing the indebtedness.

Long-Term Debt

        Long-term debt consisted of the following (amounts in thousands):

	September 30, 2018(1)	December 31, 2017(1)
9.125% Senior Notes due April 1, 2020	$581,588	$580,026
Promissory Note to Ascent due October 1, 2020 with an effective rate of 12.5%	12,000	12,000
Term loan, matures September 30, 2022, LIBOR plus 5.50%, subject to a LIBOR floor of 1.00%	1,054,933	1,059,598
$295 million revolving credit facility, matures September 30, 2021, LIBOR plus 4.00%, subject to a LIBOR floor of 1.00%	157,598	66,673

	1,806,119	1,718,297
Less current portion of long-term debt	(11,000)	1,718,927

Long-term debt	$1,795,119	$1,707,297

(1)
Amounts shown net of associated debt issuance costs.

  Old Notes

        In March 2012 and July 2013, we issued an aggregate of $585,000,000 aggregate principal amount of Old Notes, which mature on April 1, 2020 and bear interest at 9.125% per annum. Interest payments are due semi-annually on April 1 and October 1 of each year. The Old Notes are guaranteed by all of the Company's existing domestic subsidiaries. Ascent has not guaranteed any of the Company's obligations under the Old Notes. As of September 30, 2018, the Old Notes had deferred financing costs, net of accumulated amortization of $3,412,000.

        As of April 1, 2018, the Company may redeem some or all of the Old Notes at 100.000% of principal amount, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

        Upon the occurrence of a change of control (which is defined in the Old Notes Indenture), the Company will be required to offer to repurchase all outstanding Old Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

        In addition, under certain circumstances, the Company may be required to offer to repurchase all outstanding Old Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, with the net proceeds of certain asset sales, unless the Company has reinvested such net proceeds in our business, repaid certain debt arrangements with such net proceeds or taken other permitted actions with such net proceeds.

        The Old Notes Indenture provides for customary events of default, which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations on all outstanding Old Notes to become due and payable immediately.

  Ascent Intercompany Loan

        On February 29, 2016, the Company retired the existing intercompany loan with an outstanding principal amount of $100,000,000 and executed and delivered a promissory note to Ascent in a principal amount of $12,000,000 (the "Ascent Intercompany Loan"), with the $88,000,000 remaining principal being treated as a capital contribution. The entire principal amount under the Ascent Intercompany Loan is due on October 1, 2020. The Company may prepay any portion of the balance of the Ascent Intercompany Loan at any time from time to time without fee, premium or penalty (subject to certain financial covenants associated with the Company's other indebtedness). The Ascent Intercompany Loan bears interest at a rate equal to 12.5% per annum, payable semi-annually in cash in arrears on January 12 and July 12 of each year, commencing on January 12, 2014. The effective rate was 9.868% until February 29, 2016 and as of September 30, 2018, the effective rate was 12.5%. Borrowings under the Ascent Intercompany Loan constitute unsecured obligations of the Company and are not guaranteed by any of the Company's subsidiaries.

  Credit Facility

        On September 30, 2016, the Company entered into an amendment ("Amendment No. 6") with the lenders of its existing senior secured credit agreement dated March 23, 2012, and as amended on April 9, 2015, February 17, 2015, August 16, 2013, March 25, 2013, and November 7, 2012 (the "Existing Credit Agreement" and, together with Amendment No. 6, Amendment No. 7 dated December 28, 2016 and Amendment No. 8, the "Credit Facility"), by and among the Company, as the borrower, the Guarantors, and Bank of America, N.A., as the administrative agent and the collateral agent (in such capacity, the "Bank Collateral Agent"). Amendment No. 6 provided for, among other things, the issuance of a new $1,100,000,000 senior secured term loan (the "Term Loan") at a 1.5% discount and a new $295,000,000 first priority revolver (the "Credit Facility Revolver").

        The Company used the net proceeds from the new term loan to retire $403,784,000 of its existing term loan due in March 2018 and $543,125,000 of its existing term loan due April 2022. Additionally, the Company retired its existing $315,000,000 revolving credit facility in the amount of $138,900,000.

        As a result of the refinancing, the Company accelerated amortization of certain deferred financing costs and debt discounts related to the extinguished term loans, and expensed certain other refinancing costs.

        On September 27, 2018, the Company borrowed an incremental $26,691,000 on the Credit Facility Revolver to fund its October 1, 2018 interest payment due under the Old Notes.

        On November 13, 2018, the Company entered into Amendment No. 8 to the Credit Facility with certain of the lenders under the Credit Facility to, among other things, (a) permit the issuance of the New Notes, (b) reduce the Revolving Credit Commitments (as defined in Amendment No. 8) under the Credit Facility Revolver to $250,000,000, (c) create a separate class of the existing Term Loan (the "Extending Term Loan," and the portion of the Term Loan that does not convert to Extending Term Loan, the "Non-Extending Term Loan"), (d) remove our ability to incur incremental equivalent debt under both the Credit Facility Revolver and the Term Loan and increase the interest rates applicable to the Credit Facility Revolver and the Term Loan and (e) amend certain financial covenants. Amendment No. 8 will become effective upon the satisfaction of certain conditions contained therein, which include the issuance of the New Notes.

        As of September 30, 2018, after giving effect to the Transactions and the effectiveness of Amendment No. 8, the Term Loan had a principal amount of $1,078.0 million. The Non-Extending Term Loan matures on the earlier of the Springing Maturity Date, which is 181 days prior to the scheduled maturity date of the Old Notes, and September 30, 2022, and the Extending Term Loan matures on the earlier of the Springing Maturity Date, solely if more than $22,500,000 in principal amount of Old Notes is outstanding on such date, and September 30, 2022. The Non-Extending Term Loan requires quarterly interest payments and quarterly principal payments of 0.25% of the principal amount of Non-Extending Term Loan outstanding on the effective date of Amendment No. 6. The Extending Term Loan requires quarterly interest payments and quarterly principal payments of (i) commencing with the first full fiscal quarter ending after the effective date of Amendment No. 8 and for the succeeding seven fiscal quarters thereafter (for a total of eight (8) quarters), $9,375,000, less amounts payable in respect of the Non-Extending Term Loan as described in the preceding sentence, up to an aggregate amount of $75,000,000 for all such payments in respect of the Term Loan, and (ii) commencing with the ninth fiscal quarter ending after the effective date of Amendment No. 8, 0.25% of the principal amount of the Extending Term Loan outstanding on the effective date of Amendment No. 8. The Non-Extending Term Loan bears interest at LIBOR plus 5.50% subject to a LIBOR floor of 1.0%. The Extending Term Loan bears interest at LIBOR plus 6.50% per annum subject to a LIBOR floor of 1.0%. The Credit Facility Revolver has a principal amount outstanding of $159.1 million as of September 30, 2018 and matures on the earlier of 181 days prior to the scheduled maturity date of the Old Notes solely if any Old Notes are outstanding on such date, or September 30, 2021 if no Old notes are outstanding on such date. The Credit Facility Revolver bears interest at LIBOR plus 4.00% for revolving loans held by lenders that do not consent to Amendment No. 8 and 4.75% for revolving loans held by lenders that consent to Amendment No. 8, in each case, subject to a LIBOR floor of 1.0%. There is a commitment fee of 0.5% on unused portions of the Credit Facility Revolver. As of September 30, 2018, after giving effect to the Transactions, $74.5 million will be available for borrowing under the Credit Facility Revolver subject to certain financial covenants.

        At any time after the occurrence of an event of default under the Credit Facility, the lenders may, among other options, declare any amounts outstanding under the Credit Facility immediately due and payable and terminate any commitment to make further loans under the Credit Facility. Also, failure to comply with restrictions contained in the Old Notes could lead to an event of default under the Credit Facility.

        The Credit Facility is secured by a pledge of all of the outstanding stock of the Company and substantially all assets of the Company and all of its existing subsidiaries and is guaranteed by all of the Company's existing domestic subsidiaries subject to customary exclusions. Ascent has not guaranteed any of the Company's obligations under the Credit Facility.

        As of September 30, 2018, the Company had deferred financing costs and unamortized discounts, net of accumulated amortization, of $24,569,000 related to the Credit Facility.

        In order to reduce the financial risk related to changes in interest rates associated with the floating term loans under the Term Loan, the Company has entered into interest rate swap agreements with terms similar to the Term Loan (all outstanding interest rate swap agreements are collectively referred to as the "Swaps"). The Swaps have been designated as effective hedges of the Company's variable rate debt and qualify for hedge accounting. As a result of these interest rate swaps, the Company's effective weighted average interest rate on borrowings under the Term Loan was 7.99% as of September 30, 2018.

        The agreements governing our various debt obligations, including the Credit Facility and the Old Notes Indenture, include certain covenants that, among other things, restrict our ability and the ability of certain of our subsidiaries to:

  •
  incur additional indebtedness;

  •
  make certain dividends or distributions with respect to any of our capital stock;

  •
  make certain loans and investments;

  •
  create liens;

  •
  enter into transactions with affiliates, including Ascent;

  •
  restrict subsidiary distributions;

  •
  dissolve, merge or consolidate;

  •
  make capital expenditures in excess of certain annual limits;

  •
  transfer, sell or dispose of assets;

  •
  enter into or acquire certain types of alarm monitoring contracts;

  •
  make certain amendments to our organizational documents;

  •
  make changes in the nature of our business;

  •
  enter into certain burdensome agreements;

  •
  make accounting changes;

  •
  use proceeds of loans to purchase or carry margin stock; and

  •
  prepay our senior unsecured notes.

        The Credit Facility also includes certain financial covenants that require us to maintain, following the effectiveness of Amendment No. 8, a consolidated total leverage ratio (as defined in the Credit Facility) of not more than 5.50 to 1.00 and a consolidated interest coverage ratio (as defined in the Credit Facility) of not less than 2.00 to 1.00, each of which is calculated quarterly on a trailing twelve-month basis. In addition, the Credit Facility requires us to maintain a consolidated senior secured Eligible RMR leverage ratio (as defined in the Credit Facility) of no more than 31.0 to 1.00 and a consolidated senior secured RMR leverage ratio (as defined in the Credit Facility) of no more than 31.5 to 1.00, each of which is calculated quarterly on a trailing twelve-month basis.

        As of September 30, 2018, we were in compliance with all required covenants under the Credit Facility and the Old Notes Indenture.

GENERAL TERMS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

General

        Upon the terms and subject to the conditions set forth in this Offering Memorandum, the Company is offering to exchange any and all properly tendered and accepted outstanding Old Notes for the consideration described herein. Old Notes properly tendered (and not validly withdrawn) will be accepted. In order to validly tender Old Notes, holders thereof must tender such Old Notes and accept the Exchange Offer through ATOP.

        In addition, the Company is soliciting consents to amend the Old Notes Indenture. The purpose of the Consent Solicitation is to obtain Consents required to adopt the Proposed Amendments, which would (i) eliminate or waive substantially all of the restrictive covenants and events of default contained in the Old Notes Indenture and the Old Notes and (ii) modify or eliminate certain other provisions contained in the Old Notes Indenture and the Old Notes, including certain provisions relating to defeasance and to the minimum notice requirements for optional redemption. The Proposed Amendments have been set forth in a Supplemental Indenture with respect to the Old Notes and shall only become operative immediately prior to the acceptance of such Old Notes pursuant to the Exchange Offer on the Settlement Date. In addition, holders of the Old Notes that remain outstanding following the consummation of the Exchange Offer will have their unsecured Old Notes effectively subordinated to the New Notes to the extent the value of the collateral securing the New Notes after giving effect to first priority and other liens.

        As of the date of this Offering Memorandum, holders representing approximately 80.67% of the aggregate outstanding principal amount of the Old Notes have tendered their notes in connection with the Concurrent Exchange Offer. Therefore, we have executed the Supplemental Indenture, but the Proposed Amendments therein will not become operative until immediately prior to the acceptance of such Old Notes pursuant to the Exchange Offer on the Settlement Date.

        Tenders may be withdrawn and Consents may be revoked prior to the Withdrawal Deadline. Prior to the Withdrawal Deadline, if a holder withdraws its tendered Old Notes such holder will be deemed to have revoked its Consents and may not deliver subsequent Consents without re-tendering its Old Notes. The Company may extend the Expiration Time without extending the Withdrawal Deadline, unless otherwise required by law. In the event of a termination, the Proposed Amendments will not become effective, no consideration will be paid, and the Old Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

        Holders may not withdraw previously tendered Old Notes without revoking any Consents relating to such Old Notes. In each instance, any revocation is subject to the procedures described under "Withdrawal of Tenders and Revocation of Consents." For the avoidance of doubt, to the extent that a holder has tendered its Old Notes and delivered its corresponding Consent, in order for such holder to either withdraw the tender of its Old Notes or revoke its Consents with respect to such Old Notes, the holder must withdraw both its previously delivered tender of Old Notes and Consent.

        All Old Notes properly tendered in accordance with the procedures set forth under "Procedures for Tendering Old Notes and Delivering Consents" and not properly withdrawn in accordance with the procedures set forth under "Withdrawal of Tenders and Revocation of Consents" prior to the Withdrawal Deadline, will, upon the terms and subject to the conditions hereof, and if the Exchange Offer is not withdrawn or terminated by us, be accepted in the Exchange Offer.

        If the Exchange Offer is consummated and the Supplemental Indenture has become operative with respect to the Old Notes, the Proposed Amendments will be binding on all holders of such Old Notes. Accordingly, consummation of the Exchange Offer and the adoption of the Proposed Amendments may have adverse consequences for holders who elect not to tender Old Notes affected thereby in the Exchange Offer. See "Proposed Amendments."

        From time to time after the Expiration Time, the Company or its affiliates may acquire any Old Notes that are not tendered and accepted in the Exchange Offer or any New Notes issued in the Exchange Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company may determine (or as may be provided for in the Old Notes Indenture or the Indenture), which with respect to the Old Notes may be more or less than the consideration to be received by participating holders in the Exchange Offer and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates may choose to pursue in the future.

Consideration

        Participating holders that validly tender (and do not validly withdraw) Old Notes prior to the Expiration Time will receive the Exchange Consideration, which will consist of $1,000 principal amount of New Notes per $1,000 principal amount of such Old Notes.

        Subject to the terms and conditions described herein, payment of the Exchange Consideration for the Exchange Offer will occur on the Settlement Date as set forth herein. Holders of Old Notes properly tendered (and not validly withdrawn) and accepted in the Exchange Offer will receive accrued and unpaid interest, if any, in cash on their exchanged Old Notes from the last interest payment date to, but not including, the Settlement Date, in addition to the Exchange Consideration such holder would receive in the Exchange Offer. The aggregate principal amount of New Notes issued to each participating holder for all Old Notes properly tendered (and not validly withdrawn) and accepted in the Exchange Offer will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of New Notes you will receive, and no additional cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding down.

Extension, Termination or Amendment

        Subject to the applicable regulations of the SEC, the Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer or the Consent Solicitation shall have occurred or shall have been determined by the Company to have occurred, to extend the period during which the Exchange Offer and the Consent Solicitation are open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the Exchange Offer and the Consent Solicitation, all Old Notes previously tendered (and not validly withdrawn) will remain subject to the terms and conditions of the Exchange Offer and all Consents previously delivered and not revoked will remain subject to the terms and conditions of the Consent Solicitation, and may, subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, be accepted for exchange by the Company. See also "—Announcements."

        Any waiver, amendment or modification of the Exchange Offer or the Consent Solicitation will apply to all Old Notes tendered pursuant to the Exchange Offer and all Consents delivered pursuant to the Consent Solicitation. If the Company makes a change that the Company determines to be material in any of the terms of the Exchange Offer or the Consent Solicitation, or waives a condition of the Exchange Offer or the Consent Solicitation that the Company determines to be material, the Company will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional Exchange Offer documents and extend the Exchange Offer and the Consent Solicitation and withdrawal and revocation rights with respect to the Exchange Offer and the Consent Solicitation as the Company determines necessary and to the extent required by applicable law. Any such extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided herein.

        The Company may terminate or withdraw at its sole discretion the Exchange Offer and the Consent Solicitation at any time and for any reason, including if any condition is not satisfied on or after the Expiration Time with respect to the Exchange Offer or the Consent Solicitation.

        There can be no assurance that the Company will exercise its right to extend, terminate or amend the Exchange Offer or the Consent Solicitation. During any extension and irrespective of any amendment to the Exchange Offer or the Consent Solicitation, all Old Notes previously tendered (and not validly withdrawn) will remain subject to the terms and conditions of the Exchange Offer, and all Consents previously delivered and not revoked will remain subject to the terms and conditions of the Consent Solicitation, and may be accepted thereafter for exchange by the Company, subject to compliance with applicable law. In addition, the Company may waive such conditions without extending the Exchange Offer or the Consent Solicitation in accordance with applicable law.

Announcements

        Any extension, termination or amendment of the Exchange Offer and the Consent Solicitation will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Time for the Exchange Offer. Without limiting the manner in which the Company may choose to make such announcement, the Company will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that the Company deems appropriate. See also "—Extension, Termination or Amendment."

 PROPOSED AMENDMENTS

        In general, the Proposed Amendments would (i) eliminate or waive substantially all of the restrictive covenants and events of default contained in the Old Notes Indenture and the Old Notes and (ii) modify or eliminate certain other provisions contained in the Old Notes Indenture and the Old Notes, including certain provisions relating to defeasance and to the minimum notice requirements for optional redemption.

        If adopted, the Proposed Amendments would delete the covenants and certain other provisions listed below and references thereto in their entirety from the Old Notes Indenture.

        Section 3.9 (Offer to Purchase)

        Section 4.3 (Provision of Financial Information)

        Section 4.4 (Compliance Certificate)

        Section 4.6 (Stay, Extension and Usury Laws)

        Section 4.7 (Limitation on Restricted Payments)

        Section 4.8 (Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries)

        Section 4.9 (Limitation on Incurrence of Debt)

        Section 4.10 (Limitation on Asset Sales)

        Section 4.11 (Limitation on Transactions with Affiliates)

        Section 4.12 (Limitation on Liens)

        Section 4.14 (Offer to Purchase upon Change of Control)

        Section 4.15 (Maintenance of Properties and Corporate Existence—deleting the first paragraph relating to maintenance of guarantors property)

        Section 4.17 (Limitation on Business Activities)

        Section 4.18 (Additional Note Guarantees)

        Section 5.1 (Consolidation, Merger, Conveyance, Transfer or Lease—deleting clauses (ii), (iii) and (iv) specifying certain conditions to consolidations, mergers, conveyances or other disposals of all or substantially all of the Company's or any subsidiary guarantor's property and assets)

        Section 6.1 (Events of Default—deleting clauses (3) through (8) relating to covenant defaults, cross-acceleration rights, defaults related to certain judgments and bankruptcy events)

        Section 8.4 (Conditions to Legal Defeasance or Covenant Defeasance—deleting clauses (3) through (7) specifying certain conditions to legal defeasance and covenant defeasance)

        The Proposed Amendments will also delete defined terms to the extent such terms are no longer used in the Old Notes Indenture, eliminate section references that cease to have meaning by virtue of the changes made by the Proposed Amendments and effect certain other conforming changes.

        The Proposed Amendments may have substantial adverse consequences for holders of the Old Notes that elect not to tender Old Notes in the Exchange Offer because the Old Notes outstanding after the effectiveness of the Proposed Amendments (such Proposed Amendments to become operative immediately prior to the acceptance of Old Notes pursuant to the Exchange Offer on the Settlement Date) will not be entitled to the benefit of substantially all of the restrictive covenants and certain event of default provisions presently contained in the Old Notes Indenture and may be subject to certain adverse tax consequences if the adoption of Proposed Amendments results in a significant modification of the Old Notes, and thus a deemed exchange of such Old Notes, for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations" for further discussion. The elimination of these restrictive covenants and other provisions would permit the Company to, among other things, incur additional indebtedness, pay dividends or make other payments that would otherwise have been restricted, and incur liens or make investments, which would otherwise not have been permitted under the Old Notes Indenture. It is possible that any such actions that the Company would be permitted to take as a result of the Proposed Amendments will adversely affect the interests of the non-tendering holders of Old Notes.

        The Proposed Amendments constitute a single proposal for the Consent Solicitation, and a consenting holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

        Because holders of greater than a majority of the aggregate principal amount of the Old Notes have already tendered their Old Notes and delivered consents to the Proposed Amendments in connection with the Concurrent Exchange Offer and Concurrent Consent Solicitation, the requisite consents have been obtained and the Supplemental Indenture has been entered into. If the Exchange Offers are consummated, the Proposed Amendments will become operative immediately prior to the acceptance of such Old Notes pursuant to the Exchange Offer on the Settlement Date. With respect to the Old Notes, if the Proposed Amendments are adopted, Old Notes that are not tendered, or that are not accepted for exchange pursuant to the Exchange Offers, will remain outstanding but will be subject to the terms of the Old Notes Indenture, as modified by the Supplemental Indenture.

ACCEPTANCE OF OLD NOTES; ACCEPTANCE OF CONSENTS; ACCRUAL OF INTEREST; SOURCES OF FUNDS

Acceptance of Old Notes for Exchange; Acceptance of Consents

        If the conditions to the Exchange Offer and the Consent Solicitation are satisfied, or if the Company has waived all such conditions that have not been satisfied, and the Company has not withdrawn or terminated the Exchange Offer, the Company will accept for exchange on the Settlement Date, after the Company receives validly completed Agent's Messages with respect to any and all of the Old Notes properly tendered (and not validly withdrawn), the Old Notes to be exchanged by notifying the Exchange Agent of the Company's acceptance, subject to the terms and conditions set forth in this Offering Memorandum. The notice may be oral if the Company promptly confirms such notice in writing.

        The Company expressly reserves the right to delay acceptance for exchange of, or the exchange of, Old Notes tendered under the Exchange Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the offered consideration or return the Old Notes deposited pursuant to the Exchange Offer promptly after termination or withdrawal of the Exchange Offer), or to terminate the Exchange Offer and not accept for exchange any Old Notes not previously accepted for exchange (1) if any of the conditions to the Exchange Offer shall not have been satisfied or validly waived by the Company or (2) in order to comply in whole or in part with any applicable law.

        In all cases the Exchange Consideration for Old Notes exchanged pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (1) timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Notes into the Exchange Agent's account at DTC and (2) an Agent's Message (as defined in "Procedures for Tendering Old Notes and Delivering Consents—Tender of Old Notes Through ATOP" below). The Exchange Offer and the Consent Solicitation are scheduled to expire at the Expiration Time, unless extended by the Company in its sole discretion.

        For purposes of the Exchange Offer, the Company will have accepted for exchange properly tendered (and not validly withdrawn) Old Notes, if, as and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of the Old Notes for exchange pursuant to such Exchange Offer. In all cases, exchange of Old Notes pursuant to the Exchange Offer will be made by the deposit of the Exchange Consideration with the Exchange Agent, which will act as your agent for the purposes of receiving New Notes and transmitting any interest cash payments and delivering New Notes to you. If, for any reason whatsoever, acceptance for exchange of, or exchange of, any Old Notes tendered pursuant to the Exchange Offer are delayed (whether before or after the Company's acceptance for exchange of the Old Notes) or the Company extends the Exchange Offer or the Company is unable to accept for exchange the Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Company may instruct the Exchange Agent to retain tendered Old Notes and those Old Notes may not be withdrawn, subject to the limited circumstances described in "Withdrawal of Tenders and Revocation of Consents" below.

        Tenders of Old Notes pursuant to the Exchange Offer, as well as Consents with respect to the Old Notes pursuant to the Consent Solicitation, will be accepted only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Old Notes must continue to hold Old Notes in the minimum authorized denomination of $2,000 principal amount.

        The Company will pay or cause to be paid all transfer taxes with respect to the exchange of any Old Notes.

Accrued Interest

        Holders of Old Notes properly tendered (and not validly withdrawn) and accepted in the Exchange Offer for exchange pursuant to the Exchange Offer will receive accrued and unpaid interest, if any, in cash on their exchanged Old Notes from the last interest payment date to, but not including, the Settlement Date, in addition to the Exchange Consideration that such holder would receive in the Exchange Offer.

        Under no circumstances will any special interest be payable because of any delay in the transmission of funds to any holder of Old Notes or with respect to the New Notes to be received in exchange for the Old Notes or otherwise.

Sources of Funds for the Exchange Offer

        The Company intends to pay for accrued and unpaid interest on Old Notes accepted in the Exchange Offer and any fees and expenses related to the Exchange Offer and the Consent Solicitation with cash on hand and borrowings under the Credit Facility Revolver.

 PROCEDURES FOR TENDERING OLD NOTES AND DELIVERING CONSENTS

General

        In order to participate in the Exchange Offer and the Consent Solicitation, you must properly tender your Old Notes and properly deliver your Consents to the Exchange Agent, in each case as further described below. It is your responsibility to properly tender your Old Notes and deliver your Consents. The Company has the right to waive any defects. However, the Company is not required to waive defects and is not required to notify you of defects in your tender.

Holders may not tender their Old Notes without delivering the Consent with respect to the Old Notes tendered.

        If you have any questions or need help in tendering your Old Notes or delivering your Consents, please contact the Information Agent or the Exchange Agent whose addresses and telephone numbers are listed on the back cover of this Offering Memorandum.

Tender of Old Notes and Consenting with Respect to Old Notes Held through a Custodian

        Any holder whose Old Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes and deliver Consents should contact such custodial entity promptly and instruct such custodial entity to tender the Old Notes and deliver Consents on such holder's behalf.

Tender of Old Notes Through Book-Entry Transfer

        The Exchange Agent has or will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedure for transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Memorandum prior to the Expiration Time. Custodial entities that are participants in DTC must tender Old Notes and deliver Consents through ATOP.

Acceptance of Exchange Offer through ATOP; Agent's Message

        DTC participants may electronically transmit their acceptance of the Exchange Offer through DTC's ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an Agent's Message (as hereinafter defined) to the Exchange Agent for its acceptance.

        An "Agent's Message" is a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the Exchange Offer documents and agree to be bound by the terms of the Exchange Offer, and that the Company may enforce such agreement against you.

        If a holder of Old Notes transmits its acceptance through ATOP, delivery of such tendered Old Notes must be made to the Exchange Agent (either physically or pursuant to the book-entry delivery procedures set forth herein). Unless such holder delivers (either physically or by book-entry delivery) the Old Notes being tendered to the Exchange Agent, the Company may, at its option, treat such tender as defective for purposes of delivery of acceptance for exchange and the right to receive cash and New Notes. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Exchange Agent. If you desire to tender your Old Notes on the day that the Expiration Time occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. The Company will have the right, which may be waived, to reject the defective tender of Old Notes as invalid and ineffective.

        The Company has not provided guaranteed delivery procedures in conjunction with the Exchange Offer or under any of the Exchange Offer documents or other Exchange Offer materials provided therewith. Holders must timely tender their Old Notes in accordance with the procedures set forth in the Exchange Offer documents.

Delivery of Consents Through ATOP

        DTC participants may deliver their Consents through ATOP. In accordance with ATOP procedures, DTC will then verify the delivery of Consents and send an Agent's Message to the Exchange Agent for its acceptance.

        Holders may not tender their Old Notes without delivering the applicable Consent with respect to the Old Notes tendered.

Effect of Agent's Message

        Subject to and effective upon the Company's acceptance and exchange of Old Notes, by having an Agent's Message delivered with respect to Old Notes that you tender in the Exchange Offer, you (1) irrevocably sell, assign and transfer to or upon the order of the Company all right, title and interest in and to all the Old Notes tendered thereby and (2) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as the Company's agent with respect to the tendered Old Notes, with full power coupled with an interest) to:

  •
  transfer ownership of the Old Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon the Company's order;

  •
  present the Old Notes for transfer on the relevant security register; and

  •
  receive all benefits or otherwise exercise all rights of beneficial ownership of the Old Notes, all in accordance with the terms of the Exchange Offer.

Determination of Validity

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes and delivery of Consents pursuant to the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders of any Old Notes or delivery of Consents determined by the Company not to be in proper form, or if the acceptance of or exchange of such Old Notes may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any conditions to the Exchange Offer and the Consent Solicitation that the Company is legally permitted to waive.

        Your tender and/or delivery of Consents will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender or delivery or revocation of a Consent will be determined by the Company in its sole discretion, which determination shall be final and binding. Neither the Company, the Exchange Agent, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Old Notes or Consents, or will incur any liability for failure to give any such notification.

Please send all materials to the Exchange Agent and not to the Company.

 WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

        Old Notes tendered (and not validly withdrawn) prior to the Withdrawal Deadline may not be withdrawn at any time thereafter, and Old Notes tendered on or after such Withdrawal Deadline may not be withdrawn at any time, unless the Exchange Offer is terminated without any Old Notes being accepted, as required by applicable law or as described below. If such a termination occurs, the Old Notes will be returned to the tendering holder as promptly as practicable.

        The Company may extend the Expiration Time without extending the Withdrawal Deadline, unless otherwise required by law.

        A holder may not revoke a Consent without withdrawing the previously tendered Old Notes to which such Consent relates. Tenders of Old Notes may be validly withdrawn, and Consents may be validly revoked, at any time prior to the Withdrawal Deadline. A valid withdrawal of tendered Old Notes effected prior to the Withdrawal Deadline will constitute the concurrent valid revocation of such holder's related Consent.

        In order for a holder to revoke a Consent, such holder must withdraw the related tendered Old Notes prior to the Withdrawal Deadline. Tendered Old Notes may not be withdrawn subsequent to the Withdrawal Deadline. The valid withdrawal of tendered Old Notes prior to the Withdrawal Deadline will be deemed to be a concurrent revocation of the corresponding Consent to the Proposed Amendments.

        A holder who validly withdraws previously tendered Old Notes prior to the Withdrawal Deadline and does not validly re-tender Old Notes prior to the Expiration Time will not receive Exchange Consideration.

        Subject to applicable regulations of the SEC, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any Old Notes tendered pursuant to the Exchange Offer, or acceptance of any Consents delivered pursuant to the Consent Solicitation, as applicable, is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or the Consent Solicitation, or the Company is unable to accept for exchange the Old Notes tendered pursuant to the Exchange Offer, the Company may instruct the Exchange Agent to retain tendered Old Notes and those Old Notes may not be withdrawn, and all Consents previously delivered and not revoked will remain subject to the Consent Solicitation, except to the extent that you are entitled to the withdrawal rights set forth herein.

        To be effective, a written or facsimile transmission notice of withdrawal of a tender or a revocation of a Consent or a properly transmitted "Request Message" through DTC's ATOP system for either a withdrawal of a tender or a revocation of a Consent, must:

  •
  be received by the Exchange Agent at one of the addresses specified on the back cover of this Offering Memorandum prior to the Withdrawal Deadline;

  •
  specify the name of the holder of the Old Notes and the corresponding Consent to be withdrawn or revoked, as applicable;

  •
  contain the aggregate principal amount of tendered Old Notes and the corresponding Consent related to such Old Notes, in each case, to be withdrawn, the number of the account at DTC from which the Old Notes were tendered and the name and number of the account at DTC to be credited with the Old Notes withdrawn and the aggregate principal amount represented by such Old Notes; and

  •
  be signed by the holder of the Old Notes or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Old Notes into the name of the person withdrawing the Old Notes.

        If the Old Notes to be withdrawn or the Consents to be revoked have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of Old Notes and the revocation of Consents can only be accomplished in accordance with the foregoing procedures.

        If you withdraw Old Notes and/or revoke Consents, you will have the right to re-tender them prior to the Expiration Time in accordance with the procedures described above for tendering Old Notes and/or delivering the Consents. If the Company amends or modifies the terms of the Exchange Offer or Consent Solicitation, or the information concerning the Exchange Offer or the Consent Solicitation in a manner determined by the Company to constitute a material change to holders of Old Notes, the Company will disseminate additional Exchange Offer materials and extend the period of any such Exchange Offer or Consent Solicitation, including any withdrawal rights, to the extent required by law and as the Company determines necessary. An extension of the Withdrawal Deadline or the Expiration Time for the Exchange Offer will not affect a holder's withdrawal rights unless otherwise provided herein or in any additional Exchange Offer materials or as required by applicable law.

 CONDITIONS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

        The Exchange Offer and the Consent Solicitation are conditioned on the satisfaction of the Specified Conditions and the General Conditions described below.

        Notwithstanding any other provisions of the Exchange Offer and the Consent Solicitation, the Company will not be required to accept for exchange Old Notes properly tendered (and not validly withdrawn) pursuant to the Exchange Offer, and the Company may terminate, amend or extend the Exchange Offer and the Company may delay or refrain from accepting for exchange or exchanging the Old Notes for any reason, including if the conditions below shall not have been satisfied or waived.

Specified Conditions

Credit Facility Amendment Condition

        Amendment No. 8 to the Credit Facility shall have become effective on or prior to the Expiration Time.

Concurrent Exchange Offer Condition

        The Exchange Offer and the Consent Solicitation are conditioned upon the issuance of New Notes to eligible holders that tendered Old Notes pursuant to the Concurrent Exchange Offer.

General Conditions

        The "General Conditions" mean that none of the following shall have occurred:

  •
  there shall have been instituted, threatened or be pending any action, proceeding, application, claim counterclaim or investigation (whether formal or informal) (or there shall have been any material adverse development to any action, application, claim counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentally, domestic or foreign, or by any other person, domestic or foreign, in connection with the Exchange Offer that, in the Company's sole judgment, either (a) is, or is reasonably likely to be, materially adverse to the Company's business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or (c) would materially impair the contemplated benefits of any offer to the Company or be material to holders in deciding whether to accept an offer;

  •
  An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the Company's sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or (b) is, or is reasonably likely to be, materially adverse to the Company's business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;

  •
  there shall have occurred or be likely to occur any event or condition affecting the Company and its subsidiaries that, in the Company's sole judgment, either (a) is, or is reasonably likely to be, materially adverse to the Company's business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or (c) would materially impair the contemplated benefits of the Exchange Offer to the Company or be materially adverse to holders in deciding whether to participate in the Exchange Offer;

  •
  the trustee under the Old Notes Indenture shall have objected in any respect to or taken action that could, in the Company's sole judgment, adversely affect the consummation of the Exchange Offer or adoption of the Proposed Amendments or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of any offer or the acceptance of, or payment for, some or all of the Old Notes pursuant to any offer;

  •
  there exists, in the Company's sole judgment, any actual or threatened legal impediment to the acceptance for exchange of, or exchange of, the Old Notes or adoption of the Proposed Amendments; or

  •
  there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the market price for the Old Notes, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the Company's reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

provided, that the pendency of that certain action currently pending in the Delaware Chancery Court captioned KLS Diversified Master Fund, L.P. v. Fitzgerald, et al., (Case No. 2018-0636), shall not cause the foregoing conditions to be satisfied, unless the Exchange Offer shall be enjoined pursuant thereto.

        In addition, the Company's obligation to transfer any Exchange Consideration is conditioned upon the Company's acceptance of Old Notes for exchange pursuant to the Exchange Offer.

        These conditions are for the Company's benefit and may be asserted by the Company or may be waived by the Company, including any action or inaction by the Company giving rise to any condition, in whole or in part at any time and from time to time, in its sole discretion. The Company may additionally terminate the Exchange Offer and the Consent Solicitation if any condition is not satisfied on or after the Expiration Time. Under each of the Exchange Offer and the Consent Solicitation, if any of these events occur, subject to the termination rights described above, (i) the Company may return Old Notes tendered thereunder to you, (ii) the Company may extend the Exchange Offer and the Company may retain all tendered Old Notes until the expiration of the extended Exchange Offer, or (iii) the Company may amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment as the Company determines necessary and to the extent required by applicable law.

        The Company has not made a decision as to what circumstances would lead the Company to waive the conditions, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of the Exchange Offer and the Consent Solicitation. The Company will give holders notice of such amendments as the Company determines necessary and to the extent required by applicable law. See "General Terms of the Exchange Offer and the Consent Solicitation—Extension, Termination or Amendment" and "General Terms of the Exchange Offer and the Consent Solicitation—Announcements."

 EXCHANGE AGENT; INFORMATION AGENT

Exchange Agent

        D.F. King & Co., Inc. has been appointed the exchange agent for the Exchange Offer and the Consent Solicitation (the "Exchange Agent"). All correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Old Notes, or a beneficial owner's custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the address and telephone numbers set forth on the back cover of this Offering Memorandum. The Company will pay the Exchange Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

Information Agent

        D.F. King & Co., Inc. has also been appointed as the information agent for the Exchange Offer and the Consent Solicitation (the "Information Agent"), and will receive reasonable compensation for its services. Questions concerning tender procedures and requests for additional copies of this Offering Memorandum should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offering Memorandum. Holders of Old Notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Exchange Offer.

DESCRIPTION OF NEW NOTES

        Monitronics International, Inc. will issue the senior secured second lien notes described in this "Description of New Notes" (the "Notes") under an indenture, to be dated as of the closing date of this offering (the "Indenture"), among Monitronics International, Inc., the Guarantors and Ankura Trust Company, as trustee (the "Trustee") and as collateral agent for the Notes (the "Notes Collateral Agent") in a private transaction not subject to the requirements of the Securities Act of 1933, as amended (the "Securities Act"). For purposes of this section of the offering memorandum, references to the "Company," "we," "us," "our" or similar terms shall mean Monitronics International, Inc. and its successors, without its subsidiaries.

        The following description is a summary of certain terms and provisions of the Note Documents and does not purport to be a complete description of the Note Documents, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Note Documents. The definitions of certain capitalized terms used in the following summary are set forth below under "—Certain Definitions." Copies of the Note Documents are available upon request from the Company. We urge you to read these documents carefully because they, and not the following description, govern your rights as a Holder of the Notes.

        The Company does not intend to list the Notes on any securities exchange. The Company will not be required to, nor does the Company currently intend to, offer to exchange the Notes for notes registered under the Securities Act, or otherwise register the Notes for resale under the Securities Act. The Indenture will not be qualified under the Trust Indenture Act of 1939, as amended, or subject to the terms thereof. Accordingly, the terms of the Notes include only those stated in the Indenture.

        The contribution by Parent of $75,000,000 to the Company following the Issue Date as part of the Transactions shall not increase, or provide for any additional capacity under, any of the negative covenants applicable to the Notes and shall not be used in connection with any optional redemption described under "Optional Redemption—Redemption with Proceeds from Equity Offerings."

General

        Up to $585.0 million aggregate principal amount of 12.00% senior secured second lien notes due 2023 will be issued in the Exchange Offers for the Existing Unsecured Notes. The Company may issue additional notes under the Indenture (the "Additional Notes"), subject to the limitations described below under the covenant "—Certain Covenants—Limitation on Incurrence of Debt" and "—Certain Covenants—Limitation on Liens." In addition, in connection with the payment of PIK Interest (as defined below) in respect of the Notes, the Company will be entitled, without the consent of the Holders, to increase the outstanding aggregate principal amount of the Notes or issue additional Notes ("PIK Notes") under the Indenture on the same terms and conditions as the Notes offered hereby (each such increase or issuance, a "PIK Payment"). The Notes and any Additional Notes (including PIK Notes) subsequently issued under the Indenture would be treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and, except as otherwise specified herein, all references to the "Notes" include any Additional Notes (including PIK Notes).

Principal, Maturity and Interest

        Interest on the Notes will accrue from the Issue Date at a rate of 12.00% per annum, with interest payable in cash ("Cash Interest") accruing at rate of 5.50% per annum and interest payable by increasing the aggregate principal amount of the outstanding Notes or by issuing PIK Notes ("PIK Interest") accruing at rate of 6.50% per annum. Interest will be payable semi-annually and, in the case of Cash Interest, in immediately available funds, in arrears on April 30 and October 30 of each year, commencing on April 30, 2019. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding April 15 and October 15. Interest on the Notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from and including the Issue Date. Interest will be calculated based on a 360-day year consisting of 12 months of 30 days. The Notes will mature on April 30, 2023.

        Principal of, premium, if any, on, and Cash Interest on the Notes will be payable, and the Notes will be exchangeable and transferable, in the case of Notes in global form, via the applicable procedures of The Depository Trust Company ("DTC"), or, in the case of certificated Notes, at the office or agency of the Company maintained for such purposes, which, initially, will be the corporate trust office of the Trustee; provided, however, that payment of Cash Interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. PIK Interest on the Notes will be payable (1) with respect to Notes represented by one or more global notes registered in the name of or held by DTC or its nominee, by increasing the principal amount of the outstanding global note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) as provided in a written order of the Company to the Trustee, and the Trustee, upon receipt of such order, will record such increase and (2) with respect to Notes represented by certificated Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee will, at the written order of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on the same date as the Notes in respect of which such PIK Payment was made as a payment of PIK Interest, and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and will have the same rights and benefits of the Notes in respect of which such PIK Payment was made as a payment of PIK Interest. Any certificated PIK Notes will be issued with the description "PIK" on the face of such PIK Notes.

        Subject to the making of PIK Payments as described herein, the Notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. PIK Payments on the Notes will be made in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. The Notes will be represented by one or more registered notes in global form and in limited circumstances may be represented by Notes in certificated form. See "—Book-Entry, Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Note Guarantees

        The Company's obligations under the Notes and the Indenture will be guaranteed, on a joint and several basis, by the Guarantors pursuant to a guarantee (each, a "Note Guarantee"). On the Issue Date, each of our domestic Subsidiaries will be Guarantors. The obligations of a Guarantor under its Note Guarantee will be limited in amount to the maximum amount as will result in the obligations of such Guarantor under the Note Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. This provision may not be effective to protect the Note Guarantees from being voided under fraudulent transfer law, or may eliminate the Guarantor's obligations or reduce such obligations to an amount that effectively makes the Guarantee worthless. In a Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantee. Not all of the Company's Subsidiaries will guarantee the Notes. Unrestricted Subsidiaries of the Company, any Restricted Subsidiary of the Company that is a CFC and any Subsidiary of the Company that is held directly or indirectly by a Subsidiary of the Company that is a CFC will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to the Company or any other Guarantor.

        As of the Issue Date, all of our Subsidiaries will be "Restricted Subsidiaries." Under the circumstances described below under the subheading "—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries," any of our Subsidiaries may be designated as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture, will not guarantee the Notes and the assets, income, cash flow and other financial results of such Subsidiary will no longer be consolidated with those of the Company for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

        The Indenture will provide that the Note Guarantee of a Guarantor and its other obligations under the Indenture will be automatically and unconditionally released:

            (i)  in the event of a sale or other transfer or disposition of all of the assets of such Guarantor, by way of consolidation, merger or otherwise, or a sale or other disposition of all of the Capital Interests in, such Guarantor to any Person that is not an Affiliate of the Company to the extent permitted under the Indenture;

           (ii)  in connection with a legal defeasance or covenant defeasance of the Indenture or upon satisfaction and discharge of the Indenture; or

          (iii)  upon dissolution and completion of winding up of such Guarantor to the extent permitted under the Indenture.

Ranking

Ranking of the Notes

        The Notes will be general senior secured obligations of the Company and will be secured on a second priority basis, subject to the terms of the Intercreditor Agreement described herein, by Liens on the Collateral described below under "—Collateral" and will rank:

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  equal in right of payment with and all existing and future senior unsecured obligations of the Company that are not, by their terms, expressly subordinated in right of payment to the Notes, including any Existing Unsecured Notes and Debt under the Credit Facility Revolver and the Term Loan;

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  effectively junior, pursuant to the terms of the Intercreditor Agreement, to any of our present and future First Priority Obligations, including secured Debt under the Credit Facility Revolver and the Term Loan, each of which will be secured by the Collateral on a first priority basis, to the extent of the value of the Collateral securing such Debt;

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  effectively junior to any of the Company's or its Subsidiaries' secured Debt that is secured by Liens on assets other than the Collateral securing the Notes, to the extent of the value of such assets;

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  effectively senior, along with First Priority Obligations and other Second Priority Obligations to any Debt of the Company that is unsecured to the extent of the value of the Collateral securing the Notes;

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  senior in right of payment to all existing and future Debt of the Company that is by its terms expressly subordinated in right of payment to the Notes; and

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  structurally junior to any Debt or other obligations of any non-Guarantor.

        As of September 30, 2018, after giving pro forma effect to the Transactions and assuming full participation by holders of the Existing Unsecured Notes in the Exchange Offers, the Company and the Guarantors would have had approximately $1,850.5 million of indebtedness outstanding, approximately (a) $1,838.5 million of which would have been First Priority Obligations, with up to an additional $74.5 million of unused revolving commitments available to be borrowed under our Credit Agreement and (b) $1,663 million of which would have been the Notes and other Second Priority Obligations.

Ranking of the Note Guarantees

        Each Note Guarantee of a Guarantor will be a general senior secured obligation of each Guarantor. As such, each Note Guarantee will rank:

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  equal in right of payment with all existing and future senior obligations of such Guarantor that are not, by their terms, expressly subordinated in right of payment to the Note Guarantee, including any Existing Unsecured Notes and Debt under the Credit Facility Revolver and the Term Loan;

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  effectively junior, pursuant to the terms of the Intercreditor Agreement, to any present and future First Priority Obligations of such Guarantor, including secured Debt under the Credit Facility Revolver and the Term Loan, each of which will be secured by the Collateral on a first priority basis, to the extent of the value of the Collateral securing such Debt;

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  effectively junior to any secured Debt of such Guarantor that is secured by Liens on assets other than the Collateral securing the Notes, to the extent of the value of such assets;

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  effectively senior, along with First Priority Obligations and other Second Priority Obligations to any Debt of such Guarantor that is unsecured to the extent of the value of the Collateral securing the Notes;

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  senior in right of payment to all existing and future Debt of such Guarantor that is by its terms expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

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  structurally junior to any Debt or other obligations of any Subsidiaries of such Guarantor that are not themselves Guarantors.

Collateral

        Subject to the limitations described under "—Intercreditor Agreement" below, the obligations of the Company with respect to the Notes, the obligations of the Guarantors under the Guarantees and the performance of all other obligations of the Company and the Guarantors under the Indenture will be secured equally and ratably with the obligations of the Company and the Guarantors under Second Priority Obligations by a security interest (subject only to Permitted Liens and the terms of the Intercreditor Agreement) in the following assets of the Company and the Guarantors (in each case other than Excluded Assets) (collectively, the "Collateral"):

  (a)
  all present and future Capital Interests of (or other ownership or profit interests in) each of the future direct and indirect subsidiaries of the Company, held by the Company or any Guarantor;

  (b)
  all present and future intercompany debt owed to the Company or any Guarantor;

  (c)
  all of the present and future property and assets, real and personal, of the Company and each such Guarantor, including, but not limited to, equipment, inventory and other goods, accounts receivable, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property, chattel paper, insurance proceeds, documents and instruments;

  (d)
  all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

        In addition, Parent shall pledge all of the capital stock of the Company pursuant to a pledge agreement (although Parent is not a guarantor or obligor with respect to the Notes and will not pledge any of its other assets).

        To the extent not granted pursuant to the foregoing paragraphs and notwithstanding the definition of Excluded Assets, the obligations of the Company with respect to the Notes, the obligations of the Guarantors under the Guarantees and the performance of all other obligations of the Company and the Guarantors under the Indenture will be secured by all present and future assets of the Company or any Guarantor which secure the First Priority Obligations.

Excluded Assets

        Notwithstanding the foregoing, the Notes will not be secured by a Lien on Excluded Assets and will be subject to Permitted Liens.

        The Collateral does not and will not include the following (collectively, the "Excluded Assets"):

          (1)   Voting Interests in excess of 65% of outstanding Voting Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary of the Company that is a CFC (provided that the percentage of excluded Voting Interests in each such Foreign Subsidiary constituting Excluded Assets may be reduced to the extent that, due to a change in an applicable law after the date hereof, such reduction (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences);

          (2)   any general intangible, permit, lease, license, contract or instrument of the Company or any Guarantor if the grant of a security interest in such general intangible, permit, lease, license, contract or instrument in the manner contemplated by the Security Agreement, under the terms thereof or under applicable law, is prohibited and would result in the termination thereof or give any other party thereto or any governmental authority the right to terminate, accelerate or otherwise alter such Guarantor's rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (a) any such limitation on the security interests granted shall only apply to the extent that any such prohibition has not been rendered ineffective pursuant to the Uniform Commercial Code or any other applicable law or principles of equity and (b) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable law, general intangible, permit, lease, license, contract or instrument, to the extent sufficient to permit any such item to become Collateral under the Security Agreement, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such general intangible, permit, lease, license, contract or instrument shall be automatically and simultaneously granted under the Security Agreement and shall be included as Collateral;

          (3)   all cars, trucks, trailers and other vehicles covered by a certificate of title under the laws of any state; and

          (4)   proceeds from any and all of the foregoing Excluded Assets described in clauses (1) through (3) solely to the extent they constitute Excluded Assets;

provided, however, that Excluded Assets will not include any asset of the Company or a Guarantor which secures obligations with respect to Second Priority Obligations or First Priority Obligations. In addition, the Company, its Subsidiaries, the Trustee and the Notes Collateral Agent shall not be required to (i) take actions to perfect by possession the Notes Collateral Agent's Lien on any instrument or tangible chattel paper evidencing any amount that does not exceed $100,000, (ii) perfect a security interest in any commercial tort claim with a value of less than $1.0 million or (iii) take any actions under any laws outside of the United States to grant, perfect or enforce any security interest. The Company and its Subsidiaries shall not be required to obtain any landlord waivers, estoppels or collateral access letters, except it shall use its commercially reasonable efforts to obtain landlord waivers for each of their leased properties to the extent landlord waivers are in place with respect to the Credit Agreement as of the Closing Date. In the event we are unable to obtain such landlord waivers after our use of commercially reasonable efforts, the secured parties under the Credit Agreement will have the benefit of such instruments, while the Holders of the Notes will not.

After Acquired Property

        Upon forming or acquiring any new direct or indirect Subsidiary that becomes or is required to become a Guarantor as set forth under "—Additional Note Guarantees" or otherwise in accordance with the Indenture, the Company shall, at the Company's expense:

          (1)   within 10 days after such formation or acquisition, furnish to the Trustee a description of the real and personal properties of such Subsidiary;

          (2)   (A) within 60 days after such formation or acquisition, cause such Subsidiary to duly execute and deliver to the Trustee deeds of trust, trust deeds, deeds to secure debt, and mortgages, in each case, only with respect to fee owned real property with a value in excess of $1.0 million owned by the entity that is the subject of such formation or acquisition and (B) within 15 days after such formation or acquisition, cause such Subsidiary to duly execute and deliver to the Trustee security agreement supplements, intellectual property security agreement supplements and other security and pledge agreements in form and substance satisfactory to the Notes Collateral Agent in respect of all Collateral owned by such Subsidiary, securing payment of the Notes Obligations;

          (3)   within 30 days after such formation or acquisition, cause such Subsidiary to take whatever action (including, subject to the limitations set forth in clause (2) above, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary to vest in the Notes Collateral Agent valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, security agreement supplements, IP security agreement supplements and all other security and pledge agreements delivered in connection with such granting of a Note Guarantee, enforceable against all third parties in accordance with their terms;

          (4)   within 60 days after such formation or acquisition, deliver to the Notes Collateral Agent a signed copy of a customary opinion of counsel, addressed to the Notes Collateral Agent and the Holders, as to the matters contained in clauses (2) and (3) above and the validity of the Note Guarantee of such Guarantor; and

          (5)   within 60 days after such formation or acquisition, deliver to the Notes Collateral Agent with respect to each parcel of fee owned real property with a value in excess of $1,000,000 owned by the entity that is the subject of such granting of a Note Guarantee Completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance) duly executed by the Company or the Guarantor and if such Mortgaged

  Property is located in a special flood hazard area, evidence of flood insurance, title reports, surveys and such engineering, soils and other reports, and environmental assessment reports as may be in the possession of such entity, and title reports and surveys, provided, however, that to the extent that the Company or any Guarantor shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Notes Collateral Agent.

        Upon the acquisition of any fee owned property, other than any Excluded Assets and any fee owned real property with a value less than $1,000,000, by the Company or any Guarantor, if such property shall not already be subject to a perfected second priority security interest in favor of the Notes Collateral Agent for the benefit of the Holders, then the Company shall, at the Company's expense:

          (1)   within 10 days after such acquisition, furnish to the Notes Collateral Agent a description of the property so acquired;

          (2)   within 60 days after such acquisition, cause the Company or the applicable Guarantor to duly execute and deliver to the Notes Collateral Agent deeds of trust, trust deeds, deeds to secure debt and mortgages securing payment of the Notes Obligations;

          (3)   within 60 days after such acquisition, cause the Company or the applicable Guarantor to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary to vest in the Notes Collateral Agent valid and subsisting Liens on such property, enforceable against all third parties;

          (4)   within 60 days after such acquisition, deliver to the Notes Collateral Agent a signed copy of a customary opinion of counsel, addressed to the Notes Collateral Agent and the Holders, as to the matters contained in clauses (2) and (3) above and such other matters as the Notes Collateral Agent may reasonably request; and

          (5)   within 60 days after such acquisition, deliver to the Notes Collateral Agent with respect to such real property Completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance) duly executed by each Loan Party relating thereto and if such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance, title reports, surveys and engineering, soils and other reports, and environmental assessment reports as may be in the possession of such entity, provided, however, that to the extent that the Company or any Guarantor shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Notes Collateral Agent.

        Upon the request of the Notes Collateral Agent (acting at the direction of Holders holding a majority in aggregate principal amount of outstanding Notes) following the occurrence and during the continuance of a default or Event of Default, the Company shall, at the Company's expense, furnish to the Notes Collateral Agent any Collateral and Security Documents required to be furnished to the Credit Agreement Administrative Agent or Credit Agreement Collateral Agent.

        Each of the foregoing deadlines in this "After Acquired Property" section shall be automatically extended to the extent the Credit Agreement Collateral Agent (or administrative agent thereunder) extends any such deadline. If granting a security interest in such property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the security interest for the benefit of the Notes Collateral Agent on behalf of the Trustee and the holders of the Notes (and other Second Priority Obligations if required thereby). If such third party does not consent to the granting of the security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Permitted Liens

        The Company and the Restricted Subsidiaries will be permitted by the Indenture to create or incur Permitted Liens. The Notes will be effectively subordinated to existing and future secured Debt and other liabilities to the extent of the Company's or the Guarantors' assets serving as collateral for such secured Debt and other liabilities to the extent such Permitted Liens either (i) have priority to the Liens securing Second Priority Obligations or (ii) are on assets not constituting Collateral. See the definition of Permitted Liens under the caption "—Certain Definitions."

        In particular, Second Priority Obligations and First Priority Obligations, will be effectively subordinated to security interests on acquired property or assets of acquired companies which are secured prior to (and not in connection with or in contemplation of) such acquisition; such security interests generally constitute Permitted Liens. The Indenture will also permit other Permitted Liens. See "Risk Factors—Risks Related to Our Business, Indebtedness and the New Notes—The security interests and liens for the benefit of holders of the New Notes may be released without such holders' consent in specified circumstances. Holders of the New Notes may not be able to fully realize the value of their liens" and "Risk Factors—Risks Related to Our Business, Indebtedness and the New Notes—The Collateral may not be valuable enough to satisfy all the obligations secured by such collateral."

Intercreditor Agreement

        The Notes Collateral Agent, on its own behalf and in its capacity as Collateral Agent on behalf of the Holders of Notes under the Indenture, will enter into the Intercreditor Agreement with the First Priority Representative, on its own behalf and on behalf of the First Priority Secured Parties that sets forth the relative priority of the Liens securing the First Priority Obligations and the Second Priority Obligations on the Collateral. Although the holders of the First Priority Obligations and the Second Priority Obligations will not be parties to the Intercreditor Agreement, by their acceptance of the instruments evidencing the Second Priority Obligations and the First Priority Obligations, as applicable, each will be deemed to agree to be bound thereby. In addition, the Intercreditor Agreement will provide that it may be amended from time to time in writing and signed by the First Priority Representative (in accordance with First Priority Agreement) and the Second Priority Representative (in accordance with the Second Priority Agreement). The Intercreditor Agreement allocates the benefits of any Collateral between the holders of the First Priority Obligations on the one hand and the holders of the Second Priority Obligations on the other hand.

        The Intercreditor Agreement will provide, among other things:

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  Lien Priority.  Any and all Liens on the Collateral now existing or hereafter created or arising in favor of any Second Priority Secured Party securing the Second Priority Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens on the Collateral now existing or hereafter created or arising in favor of the First Priority Secured Parties securing the First Priority Obligations, notwithstanding anything to the contrary contained in any agreement or filing to which any Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other Liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing.

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  Prohibition on Contesting Liens and Obligations.  No First Priority Secured Party or Second Priority Secured Party may object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Collateral granted to the other.

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  No New Liens.  So long as the First Priority Obligations Payment Date has not occurred, there will be no Lien, and no Credit Party will have any right to create any Lien, on any assets of any Credit Party securing (i) any Second Priority Obligation if these same assets are not subject to, and do not become subject to, a Lien securing the First Priority Obligations and (ii) any First Priority Obligation if these same assets are not subject to, and do not become subject to, a Lien securing the Second Priority Obligations. The Credit Parties intend that the Collateral securing the First Priority Obligations and the Collateral securing the Second Priority Obligations be identical.

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  Exercise of Remedies.  Until the First Priority Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Credit Party, the First Priority Secured Parties will have the exclusive right to take and continue any Enforcement Action with respect to the Collateral, without any consultation with or consent of any Second Priority Secured Party, subject to the next sentence and "—Unsecured Creditors Remedies; Judgment Creditors" and the definition of "Permitted Actions." Notwithstanding the foregoing, any Second Priority Secured Party may, upon five business days' prior written notice to the First Priority Representative (which notice may be given during the Standstill Period), exercise its rights and remedies in respect of the Collateral under, and to the extent provided for in, the Second Priority Security Documents or applicable law after the passage of the Standstill Period; provided further, however, that, notwithstanding the foregoing, in no event will any Second Priority Secured Party exercise any such rights or remedies if, notwithstanding the expiration of the Standstill Period, any First Priority Secured Party will have commenced and be diligently pursuing an Enforcement Action with respect to all or any material portion of the Collateral or be attempting with commercially reasonable diligence to vacate any stay or prohibition against such exercise (prompt written notice of such exercise or attempt to be given to the Second Priority Representative). All proceeds and other amounts received by any First Priority Secured Party or any Second Priority Secured Party as a result of the exercise of its right and remedies in respect of the Collateral will be subject to "—Application of Proceeds and Turn-Over Provisions." Notwithstanding anything to the contrary contained in the Intercreditor Agreement, the Second Priority Representative and the other Second Priority Secured Parties may at any time take any Permitted Action.

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  Unsecured Creditors Remedies; Judgment Creditors.  The Second Priority Representative and the other Second Priority Secured Parties may exercise rights and remedies of unsecured creditors in accordance with applicable law to the extent not inconsistent with the terms of the Intercreditor Agreement. In the event that any Second Priority Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor, such judgment lien will be subject to the terms of the Intercreditor Agreement for all purposes (including in relation to the First Priority Liens and the First Priority Obligations) to the same extent as all other Liens securing the Second Priority Obligations are subject to the terms of the Intercreditor Agreement.

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  Option to Purchase.  The First Priority Representative will give the Second Priority Representative written notice (the "Purchase Option Notice") within five business days after the earlier to occur of (i) the acceleration of any First Priority Obligations and (ii) the taking of any Enforcement Action by any First Priority Secured Party. Any Second Priority Secured Party may, following (x) the receipt of the Purchase Option Notice by the Second Priority Representative or (y) the occurrence of any Insolvency Proceeding with respect to the Company, by irrevocable written notice (the "Purchase Notice") delivered by those Second Priority Secured Parties electing to take part in the purchase to the First Priority Representative no later than 45 days after the occurrence of any event described in preceding clause (x) or (y), purchase or (with respect to the Secured Hedge Agreements, Secured Cash Management Agreements and letters of credit) cash collateralize all (but not less than all) of the First Priority Obligations from the First Priority Secured Parties at a purchase price equal to the principal amount of all loans, advances, or similar extensions of credit (including unreimbursed amounts drawn on letters of credit, but excluding the undrawn amount of outstanding letters of credit), the net aggregate amount then owing under Secured Hedge Agreements and Secured Cash Management Agreements and all accrued and unpaid fees and interest thereon through the purchase date, in each case, to the extent constituting First Priority Obligations. If a Second Priority Secured Party so delivers the Purchase Notice, the First Priority Representative and each First Priority Secured Party (i) shall sell the First Priority Obligations to the Second Priority Secured Parties on the terms set forth in the Intercreditor Agreement and (ii) will, until the date specified in the Purchase Notice (which shall be a Business Day not more than 10 Business Days after receipt by the First Priority Representative of the Purchase Notice), not take any further Enforcement Actions.

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  Release of Second Priority Liens with respect to the Collateral.  Upon any release, sale or disposition of Collateral that results in the release of the First Priority Lien on any Collateral (i) in a transaction permitted under the First Priority Documents as in effect on the effective date of the Intercreditor Agreement, (ii) with consent of the First Priority Representative after the occurrence of an Event of Default under the First Priority Documents or (iii) in connection with an Enforcement Action by the First Priority Representative permitted hereunder that results in the release of the First Priority Lien on any Collateral, then, so long as the proceeds of such sale or disposition are applied pursuant to "—Application of Proceeds and Turn-Over Provisions," the Second Priority Lien on such Collateral (excluding any portion of the proceeds of such Collateral) will be automatically and unconditionally released with no further consent or action of any Person to the same extent and on the same terms as the release of the First Priority Representative's Liens. To the extent that the Liens of the Second Priority Representative in and to any Collateral are to be released as described, in accordance with the provisions of applicable law, the Liens of the Second Priority Representative will automatically attach to any proceeds of any Collateral (subject to the Lien priority and other provisions of the Intercreditor Agreement) subject to any such release, sale or other disposition to the extent not used to repay the Obligations in accordance with "—Application of Proceeds and Turn-Over Provisions."

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  Release of First Priority Liens with respect to the Collateral.  Upon any release, sale or disposition of Collateral in connection with an Enforcement Action by the Second Priority Representative permitted under the Intercreditor Agreement, then, so long as the proceeds of such sale or disposition are applied pursuant to "—Application of Proceeds and Turn-Over Provisions," and result in the occurrence of the First Priority Obligations Payment Date, the First Priority Lien on such Collateral shall be automatically and unconditionally released with no further consent or action of any Person to the same extent and on the same terms as the release of the Second Priority Representative's Liens.

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  Application of Proceeds and Turn-Over Provisions.  All proceeds of Collateral (including without limitation any interest earned thereon) (i) received by the First Priority Representative or Second Priority Representative after the occurrence and during the continuance of an Event of Default under the First Priority Documents (provided that the foregoing shall not include any regular interest payments received in respect of the Second Priority Obligations prior to the date that the First Priority Obligations have been accelerated), (ii) resulting from the sale, collection or other disposition of Collateral in connection with an Enforcement Action, whether or not pursuant to an Insolvency Proceeding, or (iii) in any Insolvency Proceeding, together with all other proceeds of Collateral received as a result of any distribution of, or in respect of, any Collateral (whether or not expressly characterized as such) whether or not upon or in any Insolvency Proceeding with respect to any Credit Party, or the application of any Collateral (or proceeds thereof) to the payment thereof, shall be distributed as follows first, to the First Priority Representative's and other First Priority Creditors' fees and expenses (including reasonable attorney's fees and expenses), second, to the First Priority Representative for application to permanently pay the First Priority Obligations in accordance with the terms of the First Priority Documents, until the First Priority Obligations Payment Date has occurred, third, to the Second Priority Representative's fees and expenses (including reasonable attorney's fees and expenses), fourth, to the Second Priority Representative for application to permanently pay the Second Priority Obligations in accordance with the Second Priority Documents until the Second Priority Obligations Payment Date and thereafter to the Company or as otherwise required by law. Until the occurrence of the First Priority Obligations Payment Date, any Collateral, including without limitation any such Collateral constituting proceeds, that may be received by any Second Priority Secured Party in violation of the Intercreditor Agreement shall be segregated and held in trust and promptly paid over to the First Priority Representative, for the benefit of the First Priority Secured Parties, in the same form as received, with any necessary endorsements, and each Second Priority Secured Party hereby authorizes the First Priority Representative to make any such necessary endorsements as agent for the Second Priority Representative (which authorization, being coupled with an interest, is irrevocable). Following the occurrence of the First Priority Obligations Payment Date and prior to the Second Priority Obligations Payment Date, any Collateral, including without limitation any such Collateral constituting proceeds, that may be received by any First Priority Secured Party in violation of the Intercreditor Agreement shall be segregated and held in trust and promptly paid over to the Second Priority Representative, for the benefit of the Second Priority Secured Parties, in the same form as received, with any necessary endorsements, and each First Priority Secured Party shall authorize the Second Priority Representative to make any such necessary endorsements as agent for the First Priority Representative (which authorization, being coupled with an interest, shall be irrevocable).

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  Amendment and Refinancings.  The First Priority Secured Parties may at any time and from time to time, without impairing or releasing any rights or obligations hereunder, amend, restate, supplement, modify, waive or substitute any First Priority Document or Refinance the First Priority Obligations, in each case, without notice to, or the consent of, the Second Priority Representative or the Second Priority Secured Parties, all without affecting the lien priorities or other provisions of the Intercreditor Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing Debt bind themselves (in a writing addressed to Second Priority Representative for the benefit of itself and the other Second Priority Secured Parties) to the terms of the Intercreditor Agreement. The Second Priority Secured Parties may at any time and from time to time, without impairing or releasing any rights or obligations hereunder, amend, restate, supplement, modify, waive, substitute, renew or replace any Second Priority Document or Refinance the Second Priority Obligations, in each case, without notice to, or the consent of, the First Priority Representative or the First Priority Secured Parties, all without affecting the lien priorities or other provisions of the Intercreditor Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing Debt bind themselves (in a writing addressed to First Priority Representative for the benefit of itself and the other First Priority Secured Parties) to the terms of the Intercreditor Agreement.

        In addition, the Intercreditor Agreement will provide that if the Company or any of its subsidiaries is subject to an Insolvency Proceeding:

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  If any Credit Party becomes subject to any Insolvency Proceeding at any time prior to the First Priority Obligations Payment Date, and if the First Priority Representative or the other First Priority Secured Parties desire to consent to the use of cash collateral under the Bankruptcy Code or to provide financing to any Credit Party under the Bankruptcy Code or to consent to the provision of such financing to any Credit Party by any third party (any such financing, "DIP Financing") which satisfies each of the DIP Financing Conditions, then the Second Priority Representative and each Second Priority Secured Party (i) will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing and (ii) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens (x) to such DIP Financing on the same terms (but on a basis junior to the First Priority Liens) as the First Priority Liens are subordinated thereto or, if such DIP Financing is pari passu with the First Priority Obligations, on the same terms as provided in the Intercreditor Agreement (and, in either case, such subordination will not alter in any manner the terms of the Intercreditor Agreement), (y) to any adequate protection provided to the First Priority Secured Parties and (z) to any "carve-out" agreed to by the First Priority Representative or the other First Priority Secured Parties. The foregoing shall not impair the rights of the First Priority Representative and the other First Priority Secured Parties to provide a DIP Financing that does not satisfy the DIP Financing Conditions; provided that the Second Priority Representative and any other Second Priority Secured Party may object to such DIP Financing. Notwithstanding the foregoing, any Second Priority Secured Party may propose and provide any DIP Financing, and the First Priority Representative and First Priority Secured Parties will raise no objection to, nor support any other Person objecting to, such DIP Financing, so long as (i) such DIP Financing provides for the payment of the First Priority Obligations in an amount sufficient to result in the occurrence of the First Priority Obligations Payment Date and the proceeds of the DIP Financing are applied to cause the First Priority Obligations Payment Date or (ii) (a) the Liens securing such DIP Financing are junior in priority to the Liens securing the First Priority Obligations, (b) such DIP Financing is otherwise not inconsistent with the Intercreditor Agreement and (c) such DIP Financing satisfies each of the Junior DIP Financing Conditions.

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  Until the First Priority Obligations Payment Date has occurred, the Second Priority Representative and the other Second Priority Secured Parties will not seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Collateral, without the prior written consent of the First Priority Representative.

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  Prior to the First Priority Obligations Payment Date, none of the Second Priority Representative or any other Second Priority Secured Party will object, contest, or support any other Person objecting to or contesting, (a) any request by the First Priority Representative or the other First Priority Secured Parties for adequate protection of its interest in the Collateral or any adequate protection provided to the First Priority Representative or the other First Priority Secured Parties, (b) any objection by the First Priority Representative or any other First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Collateral, (c) any request by the First Priority Representative or any other First Priority Secured Parties for relief from any stay or other relief based upon a lack of adequate protection or any other reason or (d) the payment of interest, fees, expenses or other amounts to the First Priority Representative or any other First Priority Secured Party under Section 506(b) of the Bankruptcy Code or otherwise to the extent of the value of the Lien of the First Priority Representative's Lien on behalf of the First Priority Secured Parties on the Common Collateral (for this purpose ignoring all claims held by the Second Priority Secured

    Parties). In any Insolvency Proceeding, (i) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral (with replacement Liens on such additional collateral) and/or superpriority claims in connection with any DIP Financing or use of cash collateral with respect to the Collateral, then in connection with any such DIP Financing or use of cash collateral, the Second Priority Representative, on behalf of itself and any of the Second Priority Secured Parties, may, as adequate protection of their interests in the Collateral, seek or accept and retain (and the First Priority Representative and the First Priority Secured Parties will not object to) adequate protection consisting of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the First Priority Obligations and such DIP Financing on the same basis as the other Second Priority Liens on the Collateral are so subordinated to the First Priority Obligations under the Intercreditor Agreement and/or (y) superpriority claims junior in all respects to the superpriority claims granted to the First Priority Secured Parties; provided, however, that the inability of the Second Priority Secured Parties to receive any such junior replacement Lien or junior superpriority claims will not affect the agreements and waivers described in the Intercreditor Agreement and(ii) in the event the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, seeks or accepts and retains adequate protection in accordance with clause (i) above and such adequate protection is granted in the form of additional collateral, then the First Priority Representative will also be granted a senior Lien on such additional collateral as security for the First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Obligations will be subordinated to the Liens on such collateral securing the First Priority Obligations, any such DIP Financing (and all Obligations relating thereto) any "carve-out" or other similar administrative priority expense or claim agreed to by the First Priority Representative or the other First Priority Secured Party and any other Liens granted to the First Priority Secured Parties as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Priority Obligations are subordinated to such First Priority Obligations under the Intercreditor Agreement. If a First Priority Secured Party is granted adequate protection in the form of a claim under section 507(b) of the Bankruptcy Code, then the Second Priority Secured Parties may seek or request and retain adequate protection in the form of a claim under section 507(b) of the Bankruptcy Code, junior to the claims under section 507(b) of the Bankruptcy Code granted to the First Priority Secured Parties. Nothing in the Intercreditor Agreement shall limit the rights of the Second Priority Representative or any other Second Priority Secured Party to seek and retain, adequate protection with respect to their rights in the Second Priority Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise), and so long as the (x) First Priority Secured Parties are receiving adequate protection in the form requested and (y) solely to the extent the First Priority Secured Parties are providing DIP Financing, the Second Priority Secured Parties have not objected to such DIP Financing, neither the First Priority Representative nor any First Priority Secured Party shall object to such request. Notwithstanding the foregoing, the Second Priority Representative, for itself and on behalf of the other Second Priority Secured Parties, agrees that, in the event that the Second Priority Representative or any other Second Priority Secured Party request adequate protection in the form of cash payment of fees, interest or expenses of the Second Priority Secured Parties from the proceeds of First Priority Collateral, the First Priority Secured Parties reserve the right to object to such request;

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  In an Insolvency Proceeding, neither the Second Priority Representative nor any other Second Priority Secured Party shall oppose any sale or disposition of any assets of any Credit Party that is supported by the First Priority Secured Parties, and the Second Priority Representative and each other Second Priority Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale or disposition supported by the First Priority Secured Parties and to have released their Liens on such assets, provided that (a) the Liens of the First Priority Secured Parties on such assets shall also have been released, (b) all proceeds of such disposition received by the First Priority Secured Parties shall be applied in accordance with "—Application of Proceeds and Turn-Over Provisions," (c) such sale or disposition is conducted in accordance with applicable law, and (d) nothing shall impair the rights of the Second Priority Secured Parties (i) under Section 363(k) of the Bankruptcy Code (so long as the rights of the Second Priority Secured Parties to offset its claim against the purchase price shall only be permitted to the extent the net cash proceeds of any bid by the Second Priority Secured Parties are sufficient to result in the occurrence of the First Priority Obligations Payment Date and such proceeds are applied to cause the First Priority Obligations Payment Date) or (ii) to raise any objection which may be raised by an unsecured creditor so long as it is not inconsistent with the terms of the Intercreditor Agreement.

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  Notwithstanding any provision of the Intercreditor Agreement, and regardless of whether the First Priority Obligations Payment Date shall occur in connection with a confirmed plan of reorganization, if in any Insolvency Proceeding, debt securities or other debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to such confirmed plan of reorganization both on account of First Priority Obligations and on account of Second Priority Obligations, then, the Second Priority Secured Parties shall be permitted to receive or retain such debt securities or other debt obligations of the Credit Parties to be distributed to them under any such confirmed plan of reorganization on account of or otherwise by virtue of the Collateral (collectively, a "Plan Distribution"), so long as any Lien granted on the Collateral to secure such Plan Distributions shall be junior in priority to any Liens granted to secure any Plan Distribution to the First Priority Secured Parties under any such plan of reorganization or other dispositive restructuring plan on account of the Collateral to the same extent as the Liens securing the Second Priority Obligations is junior in priority to the Liens securing the First Priority Obligations hereunder and such Liens shall otherwise be subject to the terms and conditions of the Intercreditor Agreement (or an analogous agreement).

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  In any Insolvency Proceeding, any Second Priority Secured Party may take any action, file any pleading, appear in any proceeding and exercise any rights and remedies that could be exercised by an unsecured creditor in accordance with applicable law to the extent not inconsistent with the terms of the Intercreditor Agreement.

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  Nothing contained in the Intercreditor Agreement shall prohibit or in any way limit the First Priority Representative or any other First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Priority Secured Party not expressly permitted under the Intercreditor Agreement, including the seeking by any Second Priority Secured Party of adequate protection (except as otherwise provided in the Intercreditor Agreement). Except as otherwise set forth in the Intercreditor Agreement, the Second Priority Representative or any other Second Priority Secured Party shall not be prohibited or in any way limited from objecting in any Insolvency Proceeding or otherwise to any action taken by any First Priority Secured Party inconsistent with or in violation of the Intercreditor Agreement.

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  Neither the Second Priority Representative nor any other Second Priority Secured Party will oppose or seek to challenge any claim by any First Priority Representative or any other First Priority Secured Party for allowance in any Insolvency Proceeding of First Priority Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise to the extent of the value of the Lien of the First Priority Representative's Lien on behalf of the First Priority Secured Parties on the Collateral (for this purpose ignoring all claims held by the Second Priority Secured Parties). The Second Priority

    Representative or any other Second Priority Secured Party may seek or request allowance in any Insolvency Proceeding of Second Priority Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise to the extent of the value of the Lien of the Second Priority Representative's Lien on behalf of the Second Priority Secured Parties on the Collateral (after taking into account the Senior Obligations), so long as the First Priority Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code of the First Priority Secured Parties have been allowed in any Insolvency Proceeding. In the event that the Second Priority Representative or any other Second Priority Secured Party request allowance in any Insolvency Proceeding of Second Priority Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code, the First Priority Secured Parties reserve the right to object to such request.

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  The Intercreditor Agreement will also provide that the Second Priority Obligations, on the one hand, and the First Priority Obligations, on the other hand, will be deemed separate classes of secured obligations.

Certain Limitations on the Collateral

        The right of any Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or the Guarantors prior to such Collateral Agent having taken possession and disposing of the Collateral.

        Under the Bankruptcy Code, a secured creditor is prohibited from foreclosing upon and taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without prior bankruptcy court approval (which may not be given under the facts and circumstances of any particular case). Moreover, the Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict whether or when payments under the Notes could be made following commencement of a bankruptcy case or the length of any delay in making such payments, whether or when any Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, in the event a bankruptcy court determines that the value of the Collateral (after giving effect to any First Priority Obligations) is not sufficient to repay all amounts due on the Notes and any Second Priority Obligations, the Holders of the Notes and the holders of Second Priority Obligations would hold secured claims to the extent of the value of such Collateral and would hold unsecured claims with respect to any shortfall. Applicable bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys' fees during a debtor's bankruptcy case only to the extent the claims are oversecured and the debtor is solvent at the time of reorganization, and would not provide for adequate protection with respect to any undersecured portion of these claims. In addition, if the Company or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Release of Collateral

        The Company and the Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

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  upon Discharge of Notes Obligations;

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  to enable the disposition of such property or assets to a Person that is not the Company or a Guarantor to the extent not prohibited under the covenant described under "—Certain Covenants—Limitation on Asset Sales";

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  in the case of a Guarantor that is released from its Guarantee, the release of the property and assets of such Guarantor;

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  as described under "—Amendment, Supplement and Waiver" below; or

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  in connection with the taking of an enforcement action by the representative of any First Priority Lien Obligation or Second Priority Lien Obligation in accordance with the terms of the Intercreditor Agreement.

        The security interests in all Collateral securing the Notes will be released upon (i) payment in full in cash of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations related thereto under the Indenture, the Guarantees under the Indenture and the Security Documents, including any premiums, that are due and payable at such time or (ii) a legal defeasance or covenant defeasance of the Indenture or upon a satisfaction and discharge of the Indenture, in each case, as described under "—Satisfaction and Discharge of the Indenture; Defeasance."

No Impairment of Security Interests

        Subject to the rights of the holders of Permitted Liens, neither the Company nor any of its Restricted Subsidiaries is permitted to take any action, or knowingly or negligently omit to take any action, which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Notes Collateral Agent, the Trustee and Holders.

        The Indenture will provide that any release of Collateral in accordance with the provisions of the Indenture and the Security Documents will not be deemed to impair the security under the Indenture and that any Person may rely on such provision in delivering a certificate requesting release so long as all other provisions of the Indenture with respect to such release have been complied with.

        In addition, the Company will not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any manner that would be adverse to the Holders in any material respect, except as permitted under "—Amendment, Supplement and Waiver."

Further Assurances

        The Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Trustee or Notes Collateral Agent may reasonably request (including the filing of UCC continuation statements and amendments), in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Company and each Guarantor will reasonably promptly secure the obligations under the Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance necessary to pledge, secure or create a perfected security interest with respect to the Collateral. Neither the Trustee nor the Notes Collateral Agent shall have any duty to create, perfect, file and/or record any security interest or Lien or to file any UCCs, UCC financing statements or UCC continuation statements or incur any expense related thereto.

Sufficiency of Collateral

        There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Security Documents following an Event of Default would be sufficient to satisfy the Notes Obligations. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the Company's industry, the ability to sell the Collateral in an orderly sale, general economic conditions and the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral will also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In addition, the fact that the lenders under the First Priority Obligations will receive proceeds from enforcement of the Collateral before Holders and that other Persons may have first priority Liens in respect of Collateral pursuant to Permitted Liens could have a material adverse effect on the amount that Holders would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the Notes, the Holders (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company and the Guarantors. See "Risk Factors—Risks Related to Our Business, Indebtedness and the New Notes—The collateral may not be valuable enough to satisfy all the obligations secured by such collateral."

        To the extent that third parties hold Liens permitted by the Security Documents and the Indenture, such third parties will have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Notes Collateral Agent acting for the benefit of the Trustee or the Holders to realize or foreclose on the Collateral. In addition, the ability of the Notes Collateral Agent acting for the benefit of the Trustee and the Holders to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "—Certain Limitations on the Collateral."

Optional Redemption

General

        The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time or from time to time on or after December 15, 2020, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Redemption at Applicable Premium

        At any time or from time to time prior to December 15, 2020, the Company may also, at its option, on any one or more occasions, redeem all or any portion of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

        The Trustee shall have no obligation to calculate, or confirm the accuracy of any calculation of, the Applicable Premium.

Redemption with Proceeds from Equity Offerings

        In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, prior to December 15, 2020, the Company may on any one or more occasion, with an amount of cash not greater than the net cash proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes and PIK Notes) at a redemption price equal to 112.00% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remain outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 120 days following the closing of any such Qualified Equity Offering; provided further that the Company may not redeem any other indebtedness pursuant to a similar "equity claw" provision applicable thereto in connection with the receipt of cash proceeds from one or more Qualified Equity Offerings to the extent it redeems Notes in connection with such offerings.

Selection and Notice of Redemption

        If less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, the Trustee will select the Notes or portions thereof to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, pro rata (subject to DTC's procedures).

        No Notes of $2,000 or less (or, after any PIK Payment has been made, no PIK Notes of $1.00 or less) shall be redeemed in part. Notices of redemption shall be mailed by first-class mail, or delivered electronically if held by DTC (with a copy to the Trustee), at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. Notices of redemption may be subject to one or more conditions specified in the notice of redemption. If any such condition precedent has not been satisfied, the Company shall provide written notice to the Trustee prior to the close of business on the business day prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded and the redemption of the Notes shall not occur. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder thereof upon cancellation of the Note to be redeemed. Notes called for redemption without condition become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

        The Company may at any time, and from time to time, acquire Notes by means other than a redemption whether pursuant to an issuer tender offer, open market purchase or negotiated transaction so long as the acquisition does not otherwise violate the terms of the Indenture.

Sinking Fund

        There are no mandatory sinking fund payment obligations with respect to the Notes.

Change of Control

        If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under "Optional Redemption," the Company will make an Offer to Purchase all of the outstanding Notes at a purchase price (the "Purchase Price") in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to, but not including, the Purchase Date. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company or a third party (including for this purpose any Affiliate of the Company) commences an Offer to Purchase all of the outstanding Notes at the Purchase Price and (ii) all Notes validly tendered and not withdrawn pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

        The phrase "all or substantially all," as used in the definition of "Change of Control," has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, there can be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an Offer to Purchase the Notes as described above.

        The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding Notes. See "—Amendment, Supplement and Waiver."

        The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any Offer to Purchase as described above. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        The Company will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn pursuant to such Offer to Purchase or (ii) a notice of redemption for all outstanding Notes has been given by the Company pursuant to the Indenture as described above under the caption "—Optional Redemption."

        In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept an Offer to Purchase or other tender offer to purchase all of the Notes and the Company (or any third party making such Offer to Purchase or other tender offer to purchase all of the Notes in lieu of the Company as described above) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Offer to Purchase or other tender offer to purchase all of the Notes described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in the Offer to Purchase or other tender offer, plus, to the extent not included in the Offer to Purchase or other tender offer, accrued and unpaid interest, if any, on the Notes that remain outstanding, to, but excluding, the date of redemption (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

        The Company's ability to pay cash to the Holders of Notes upon a Change of Control will be subject to the Company's then existing financial resources and may be restricted by agreements governing the Company's other Debt. The Credit Agreement provides that a change of control (as defined therein) will be a default that permits lenders to accelerate the maturity of all borrowings thereunder. Other future debt agreements may also require the Company to repurchase the Debt outstanding thereunder upon a Change of Control, which would further limit the Company's ability to effect a purchase of the Notes upon a Change of Control. See "Risk Factors—Risks Related to Our Indebtedness and the New Notes—We may be unable to purchase the New Notes upon a change of control." Notwithstanding anything to the contrary herein, an Offer to Purchase may be made by the Company or a third party (including for this purpose an Affiliate of the Company) in advance of a Change of Control, and conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Offer to Purchase.

Certain Covenants

Limitation on Incurrence of Debt

        The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; provided that the Company or any Guarantor may Incur additional Debt if, immediately after giving pro forma effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Total Debt Ratio would be less than or equal to 4.75 to 1.0 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

        Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

        For purposes of determining compliance with this "Limitation on Incurrence of Debt" covenant, (x)(a) Debt Incurred under the Credit Agreement that is a revolving credit facility (and any replacement or refinancing thereof) shall be treated as Incurred pursuant to clause (i) of the definition of "Permitted Debt" and may not later be reclassified and (b) Debt Incurred under the Credit Agreement (other than Debt that is a revolving credit facility referred to in clause (x)) (and any replacement or refinancing thereof) shall be treated as Incurred pursuant to clause (ii) of the definition of "Permitted Debt" and may not later be reclassified and (y) the outstanding principal amount of any Debt shall be counted only once such that (without limitation) any obligation arising under any Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this covenant, except as provided above, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the definition of "Permitted Debt" or Debt Incurred pursuant to the first paragraph of this "Limitation on Incurrence of Debt" covenant, the Company, in its sole discretion, may classify and divide, and from time to time may redivide and reclassify, all or any portion of such item of Debt in more than one of the types of Debt described (provided that at the time of reclassification or redivision such Debt meets the criteria in such category or categories).

        The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the forms of additional Debt (including, for the avoidance of doubt, the issuance of PIK Notes) or payment of dividends on Redeemable Capital Interests in the forms of additional shares of Redeemable Capital Interests with the same terms and any changes in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an Incurrence of Debt or issuance of Redeemable Capital Interests for purposes of this covenant.

        The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Debt that is by its terms (or by the terms of any agreement governing such Debt) subordinated in right of payment to any other Debt of the Company or of such Guarantor, as the case may be, unless such Debt is also by its terms (or by the terms of any agreement governing such Debt) made expressly subordinate in right of payment to the Notes or the Note Guarantee of such Guarantor, to the same extent and in the same manner as such Debt is subordinated to such other Debt of the Company or such Guarantor, as the case may be. The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Debt that is secured by a Lien on the Collateral that is junior to any Lien securing other Debt of the Company or of such Guarantor, as the case may be, unless such Lien is also made junior to the Lien on the Collateral securing the Notes or the Note Guarantee of such Guarantor; provided, that the Company may incur Additional Notes and related guaranties and Refinancing Debt in respect of such Additional Notes and Notes and related guarantees, in each case, secured by a Lien on the Collateral that is pari passu with the Lien securing the Notes pursuant to the Intercreditor Agreement.

        For purposes of the foregoing, no Debt will be deemed to be subordinated in right of payment to any other Debt of the Company or any Guarantor solely by virtue of being unsecured or secured by a Permitted Lien or by virtue of the fact that the holders of such Debt have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them or other payments among them.

Limitation on Cash Prepayments of Existing Unsecured Notes

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any cash payment to redeem, repurchase, defease (including a covenant or legal defeasance or discharge) or otherwise acquire or retire for cash (including pursuant to mandatory repurchase covenants or in connection with any refinancing) any Existing Unsecured Notes; provided, that immediately prior to (or on) (i) the date that is 181 days prior to the scheduled maturity date of the Existing Unsecured Notes or (ii) the scheduled maturity date of the Existing Unsecured Notes, the Company and its Restricted Subsidiaries may redeem, repurchase, defease (including a covenant or legal defeasance or discharge) or otherwise acquire or retire the Existing Unsecured Notes for cash with an amount of cash not to exceed $30.0 million.

Limitation on Distribution of Certain Insurance Proceeds

        The Company will not, and will not permit any of its Restricted Subsidiaries to, distribute to the Parent any proceeds received in connection with that certain anticipated insurance reimbursement in an estimated amount of $9,700,000 (the "Insurance Proceeds"), except (a) in connection with a settlement of that certain action pending in the Delaware Chancery Court captioned KLS Diversified Master Fund, L.P. v. Fitzgerald, et al., (Case No. 2018-0636), which settlement either satisfies all or a portion of the Parent Convertible Notes or extends the maturity date of all or a portion the Parent Convertible Notes to a date at least 91 days after the maturity date of the Notes (the "Settlement") or (b) as part of an exchange or other similar transaction in lieu of a Settlement that either refinances, repays, redeems or repurchases all or a portion of the Parent Convertible Notes and/or extends the maturity date of the Parent Convertible Notes to a date at least 91 days after the maturity date of the Notes; provided that any such distribution from the Company to the Parent shall be made solely in the form of repayment in full satisfaction of the Ascent Intercompany Loan (any such distribution permitted hereby being referred to as, a "Permitted Distribution of Insurance Proceeds").

Limitation on Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of such Restricted Payment:

          (a)   no Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

          (b)   after giving effect to such Restricted Payment on a pro forma basis, the Company's Consolidated Total Debt Ratio would be less than or equal to 3.75 to 1.0; and

          (c)   after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (xii) of the next succeeding paragraph), shall not exceed the sum (without duplication) of:

            (1)   100% of the Consolidated Cash Flow (or if Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the fiscal quarter commencing after Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 2.0 times the Company's Consolidated Interest Expense for the same period, plus

            (2)   100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Company), plus

            (3)   100% of the amount by which Debt of the Company is reduced on the Company's balance sheet upon the cancellation, conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Debt of the Company for Qualified Capital Interests of the Company or contributed to the Qualified Capital Interests or common equity of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such cancellation, conversion or exchange), plus

            (4)   100% of the net reduction in Investments (other than Permitted Investments), subsequent to the Issue Date, in any Person, resulting from (x) payments of interest on Debt, dividends, distributions, redemption, repurchases, repayments of loans or advances, or other transfers of assets (but only to the extent such interest, dividends, distributions, redemptions, repurchases, repayments or other transfers were made in cash), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, an Unrestricted Subsidiary), (y) the sale or other disposition (other than to the Company or a Restricted Subsidiary) thereof made by the Company and its Restricted Subsidiaries or (z) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case, not to exceed in the case of any Person the amount of Investments (other than Permitted Investments) previously made by the Company or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions; provided that, in the case of clauses (iv), (ix) or (x), immediately after giving effect to such action, no Event of Default has occurred and is continuing:

            (i)  the payment of any dividend or other distribution on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this covenant;

           (ii)  the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company) of Qualified Capital Interests of the Company;

          (iii)  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Notes made in exchange for or out of the net cash proceeds of a substantially concurrent issuance and sale of (x) new subordinated Debt of the Company or such Guarantor, as the case may be, Incurred in accordance with the Indenture or (y) Qualified Capital Interests of the Company or a Guarantor;

          (iv)  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Interests in the Company held by employees, consultants, officers or directors or by former employees, consultants, officers or directors of the Company or any Restricted Subsidiary (or their respective permitted transferees, assigns, estates or heirs) upon death, disability, retirement, termination or alteration of employment or service; provided that the aggregate cash consideration paid for such purchase, repurchase, redemption, defeasance, retirement or other acquisition of such Capital Interests does not exceed $5.0 million in any calendar year; provided that any unused amounts in any calendar year may be carried forward to one or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (iv) may not exceed $10.0 million in any calendar year;

           (v)  repurchase, redemptions or other acquisitions or retirements for value of Capital Interests of the Company or any Restricted Subsidiary deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Capital Interest represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities;

          (vi)  the prepayment of Intercompany Debt, the Incurrence of which was permitted pursuant to the covenant described under "—Limitation on Incurrence of Debt";

         (vii)  cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

        (viii)  the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with the covenant described above under "—Limitation on Incurrence of Debt";

          (ix)  upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those described under "—Change of Control" and "—Limitation on Asset Sales" at a purchase price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than 100% of the principal amount thereof (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

           (x)  the payment of other Restricted Payments to Parent to (a) pay reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers) in an amount per year not to exceed $6.0 million and (b) pay interest on the Parent Convertible Notes (or any notes or Debt instruments (other than the Notes) exchanged for the Parent Convertible Notes) in an amount per year not to exceed $4.0 million; provided, that dollar the limitations in the foregoing clauses (a) and (b) for any year shall be proportionately reduced on a dollar-for-dollar basis by an amount equal to (i) any principal payments made or expected to be made (but not interest payments which may continue to be made in the ordinary course of business) in respect of the Ascent Intercompany Loan in such year, except that no such reduction shall be required in respect of a Permitted Distribution of Insurance Proceeds; and (ii) the cash interest payable in respect of any Supplemental Second Lien Notes; provided, further, that (i) to the extent that the cash amount of interest payable on the Parent Convertible Notes is reduced, the dollar limitation in clause (b) shall be reduced on a dollar-for-dollar basis by a corresponding amount; and (ii) any cash transferred from the Company to the Parent pursuant to this clause (x) that is not used for the purposes specified in clauses (a) and/or (b) of this clause (x) within 18 months of the distribution thereof shall be promptly returned to the Company;

          (xi)  with respect to any taxable year for which the Company and/or any of its Subsidiaries is a member of a consolidated, combined or similar income, margin, profits or franchise tax group of which Parent or another direct or indirect parent of the Company is the common parent (a "Tax Group"), distributions or other payments to Parent in an aggregate amount equal to the portion of any consolidated, combined or similar income, margin, profits or franchise taxes of the Tax Group for such taxable year that is attributable to the Company and/or its Subsidiaries; provided that any amount payable under this clause (xi) in respect of any tax for any taxable year shall not exceed the amount of such tax that would have been payable by the Company and/or its applicable Subsidiaries for such taxable year had the Company and/or its applicable Subsidiaries been a stand-alone taxpayer or stand-alone group for all taxable years ending after the date hereof; and provided, further, that a distribution or other payment attributable to an Unrestricted Subsidiary shall be permitted only to the extent that such Unrestricted Subsidiary has made a cash payment for such purpose to the Company or a Guarantor; and

         (xii)  any distribution of the Parent Convertible Notes from the Company to the Parent solely for the purpose of permitting Parent to cancel such Parent Convertible Notes.

        For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of "Permitted Investments," the Company, in its sole discretion, may classify and divide, and from time to time may redivide and reclassify, such Investment or Restricted Payment in any manner that complies with this covenant (provided that at the time of reclassification or redivision the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception).

        If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall be deemed Permitted Investments and shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this "Limitation on Restricted Payments" covenant to the extent such Investments would otherwise be so counted.

        If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the "Limitation on Asset Sales" covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this "Limitation on Restricted Payments" covenant, the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this "Limitation on Restricted Payments" covenant.

        For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

        Notwithstanding anything to the contrary contained herein, the Company will not, and will not permit any of its Restricted Subsidiaries, to, directly or indirectly, make any payment to or on account of, or purchase or redeem, or make any distribution or dividend to Parent to permit Parent to make any payment to or on account of, purchase or redeem the Parent Convertible Notes other than (i) an Investment in the Parent Convertible Notes made with Additional Notes (or the proceeds of the issuance of Additional Notes) permitted pursuant to clause (iv) of the definition of "Permitted Debt", (ii) pursuant to a Permitted Distribution of Insurance Proceeds or (iii) any Restricted Payment made pursuant to clause (x) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments."

Limitation on Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any property or assets of the Company or any Restricted Subsidiary of the Company now owned or hereafter acquired.

Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to the Indenture, law, rules or regulations) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Guarantor.

        However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

          (a)   any encumbrance or restriction in existence on the Issue Date, including those required by any Credit Facility in existence on the Issue Date or any future Debt incurred in compliance with any such Credit Facility (so long as such restrictions are not materially more restrictive, taken as a whole, than any such Credit Facility) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings, in the good faith judgment of the Company, are no more materially restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

          (b)   any encumbrance or restriction pursuant to an agreement relating to an acquisition of securities or property, so long as the encumbrances or restrictions in any such agreement relate solely to the securities or property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

          (c)   any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with a Restricted Subsidiary after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

          (d)   any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are, in the good faith judgment of the Company, no more materially restrictive, taken as a whole, than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, Refinanced or extended;

          (e)   customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

          (f)    any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

          (g)   any encumbrance or restriction by reason of applicable law, rule, regulation or order;

          (h)   any encumbrance or restriction under the Note Documents;

          (i)    restrictions on cash and other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;

          (j)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements, limited liability company agreements, partnership agreements, shareholder agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements;

          (k)   any instrument governing any Debt or Capital Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (l)    Liens securing Debt otherwise permitted to be Incurred under the Indenture, including the provisions of the covenant described above under the caption "—Limitation on Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (m)  customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted by the Indenture, which limitation is applicable only to the assets (including Capital Interests of Subsidiaries) that are the subject of such agreements; and

          (n)   restrictions in financings that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and, as determined by management of the Company in its reasonable and good faith judgment, will not materially impair the Company's ability to make payments required under the Notes.

Limitation on Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the total consideration received in such Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed or forgiven by the transferee of any such assets pursuant to a novation, indemnity, assignment and assumption or other agreement that releases the Company or such Restricted Subsidiary from further liability; and

            (b)   any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 365 days of their receipt to the extent of the cash received in that conversion; and

          (3)   in the case of an Asset Sale of Collateral, and pending further application as described below, the Company or the applicable Restricted Subsidiary, as the case may be, deposits the Net Cash Proceeds therefrom immediately upon receipt thereof as Collateral in one or more accounts (each a "Collateral Proceeds Account") held by, or under the control of (for purposes of the UCC), the Notes Collateral Agent or its agent to secure the Notes pursuant to arrangements reasonably satisfactory to the Notes Collateral Agent; provided that no such deposit will be required unless the aggregate Net Cash Proceeds from all Asset Sales of Collateral that are not held in a Collateral Proceeds Account exceeds $5.0 million.

        Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

          (1)   to repay Debt under the Credit Agreement or any Notes; provided that in the case of any such repayment under the Credit Agreement, the Company effects a permanent reduction in the availability or commitments thereunder;

          (2)   to acquire assets constituting, or any Capital Interests of, a Permitted Business, if, after giving effect to any such acquisition of Capital Interests, such assets are owned by the Company or a Restricted Subsidiary or the Person owning such Permitted Business is or becomes a Restricted Subsidiary of the Company;

          (3)   to acquire alarm monitoring accounts or agreements;

          (4)   to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of the Indenture;

          (5)   to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

          (6)   any combination of the foregoing;

provided, that if such Asset Sale was in respect of Collateral, the assets or property in which the Net Cash Proceeds are invested pursuant to clauses (2), (3), (5) or (6) (to the extent an investment in one of the foregoing) above shall be Collateral; provided; further, that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clause (2), (3), (4) or (5), or any combination thereof, of this paragraph, such 365-day period will be extended up to an additional 180 days with respect to the amount of Net Cash Proceeds so committed. Pending the final application of any Net Cash Proceeds, other than from the sale of Collateral, the Company may temporarily reduce borrowings under the Credit Agreement or otherwise invest such amount in any manner not prohibited by the Indenture.

        Subject to the next succeeding paragraph, any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this covenant will constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds exceeds $25.0 million (it being understood that the Company may, in its sole discretion, make an Offer to Purchase pursuant to this covenant prior to the time that the aggregate amount of Excess Proceeds exceeds $25.0 million), the Company will, within 30 days of reaching such threshold, make an Offer to Purchase to all Holders of Notes and, if required by the terms of other Debt secured by a Lien ranking pari passu with the Lien securing the Notes, to all holders of such other Debt, in each case, equal to the Excess Proceeds. The offer price for the Notes in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture, and such remaining amount shall not be added to any subsequent Excess Proceeds for any purpose under the Indenture. If the aggregate principal amount of Notes and other Debt secured by a Lien ranking pari passu with the Lien securing the Notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated between the Notes and such other pari passu Debt pro rata in proportion to the respective principal amount of Notes and such other pari passu Debt tendered. The Trustee will select the tendered Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, by lot, pro rata among all the Notes tendered or by any other method the Trustee shall deem fair and appropriate (subject to The Depository Trust Company Procedures, as applicable). Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

        The Company's ability to pay cash to the Holders of Notes under an Offer to Purchase under this covenant will be subject to the Company's then existing financial resources and may be restricted by agreements governing the Company's other Debt, including the Credit Agreement. Our other debt agreements may also have similar covenants, such as requiring the Company to repurchase the Debt outstanding thereunder after an Asset Sale, which would further limit the Company's ability to effect an Offer to Purchase under this covenant. See "Risk Factors—Risks Related to Our Indebtedness and the New Notes—We may be unable to purchase the New Notes upon a change of control."

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions involving aggregate payments or consideration in excess of $5.0 million, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction"), unless:

            (i)  such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable arm's-length transaction by the Company or such Restricted Subsidiary with an unaffiliated party;

           (ii)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, the Company delivers to the Trustee a resolution adopted by the majority of the disinterested members of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

          (iii)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Company must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm (an "Independent Financial Advisor") stating that the transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

        The foregoing limitations do not limit, and shall not apply to:

          (1)   Restricted Payments that are permitted by the provisions of the Indenture described above under "—Limitation on Restricted Payments," any Permitted Investments that are permitted by the Indenture and transactions permitted by, and complying with, the provisions of the Indenture described below under "—Consolidation, Merger, Conveyance, Transfer or Lease";

          (2)   the payment (and any agreement, plan or arrangement relating thereto) of reasonable compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnification and insurance arrangements to members of the Board of Directors of the Company or a Restricted Subsidiary;

          (3)   the payment (and any agreement, plan or arrangement relating thereto) of reasonable compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnification and insurance arrangements to officers, employees and consultants of the Company or any Restricted Subsidiary;

          (4)   transactions between or among the Company and/or its Restricted Subsidiaries;

          (5)   any transaction with an Affiliate in which the only consideration paid by the Company or any Restricted Subsidiary is Qualified Capital Interests of the Company or any Restricted

  Subsidiary or any issuance of Qualified Capital Interests by the Company or any Restricted Subsidiary;

          (6)   any agreement or arrangement (other than agreements or arrangements permitted by clause (10) below) as in effect on the Issue Date and any amendment, extension or modification thereto so long as such amendment, extension or modification is not more disadvantageous to the Holders of the Notes in any material respect;

          (7)   transactions in which the Company delivers to the Trustee a written opinion from an Independent Financial Advisor, accounting or appraisal firm to the effect that the transaction is fair, from a financial point of view, to the Company and any relevant Restricted Subsidiaries;

          (8)   any contribution of capital to the Company or any Restricted Subsidiary;

          (9)   transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, on terms that (taken as a whole) are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could reasonably be expected to be obtained in a comparable arm's-length transaction with an unaffiliated party; or

          (10) payments by the Company or any Restricted Subsidiary made pursuant to management/consulting agreements in existence on the Issue Date that are described in this offering memorandum, and the performance of the obligations of the Company and any Restricted Subsidiary as required or permitted by the terms of such agreements; provided, however, that the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (10) to the extent that the terms (taken as a whole) of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders of the Notes.

Provision of Financial Information

        Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish without cost to each Holder of Notes and to the Trustee, within the time periods specified in the Commission's rules and regulations that would then be applicable to the Company if the Company were then subject to Section 13(a) or 15(d) of the Exchange Act:

          (1)   all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company was required to file such reports; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports.

        All such reports will be prepared in all material respects in accordance with the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the consolidated financial statements of the Company by the certified independent accountants of the Company.

        In addition, if at any time any direct or indirect parent becomes a Guarantor (there being no obligation of any such parent to do so), such entity holds no material assets other than cash, cash equivalents and the Capital Interests of the Company or any other direct or indirect parent of the Company (and performs the related incidental activities associated with such ownership) and would comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be furnished to Holders of the Notes pursuant to this covenant may, at the option of the Company, be furnished by and be those of such parent rather than the Company.

        If the Company files the documents and reports required under this covenant with the Commission and such documents and reports are publicly available on the Commission's Electronic Data-Gathering, Analysis, and Retrieval system (or any successor system), such document or report shall be deemed delivered to each Holder of the Notes and filed with the Trustee for purposes of this covenant.

        Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner a report or certification required by this covenant shall be deemed cured (and the Company shall be deemed to be in compliance with this covenant) upon furnishing or filing such report or certification as contemplated by this covenant (but without regard to the date on which such report or certification is so furnished or filed); provided that such cure shall not otherwise affect the rights of Holders under "—Events of Default" if the principal, premium, if any, and interest have been accelerated in accordance with the terms of the Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

        In addition, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Additional Note Guarantees

        On the Issue Date, each of the Guarantors will guarantee the Notes in the manner and on the terms set forth in the Indenture.

        After the Issue Date, the Company will cause each of its Restricted Subsidiaries (other than (x) any Restricted Subsidiary of the Company that is a CFC and (y) any Restricted Subsidiary that is prohibited by law from guaranteeing the Notes or that would experience adverse regulatory consequences as a result of providing a guarantee of the Notes (so long as, in the case of this clause (y), such Restricted Subsidiary has not provided a guarantee of any other Debt of the Company or any Guarantor)) to guarantee the Notes and the Company's other obligations under the Indenture and to execute a joinder to the Security Documents or new Security Documents with respect to assets thereof that constitute Collateral, to the extent required by the terms thereof, and take all actions required thereunder to perfect the liens created thereunder.

        Each Note Guarantee by a Guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors—Risks Related to Our Indebtedness and the New Notes—A court could avoid the guarantees of the New Notes under fraudulent conveyance or transfer laws or equitably subordinate the New Notes."

        For the avoidance of doubt, each Note Guarantee shall be subject to release as set forth under "—Note Guarantees" above.

Limitation on Ownership of Foreign Subsidiaries and CFCs

        On the Issue Date, the Company does not have any Foreign Subsidiaries or CFCs. After the Issue Date, the Company will not acquire or permit any Restricted Subsidiary to acquire or own any Subsidiary (including any newly acquired Subsidiary or Person becoming a Subsidiary through merger or consolidation or Investment therein) that is a Foreign Subsidiary or CFC unless all of the Capital Interests of such Foreign Subsidiary or CFC are directly acquired by and (for so long as such Foreign Subsidiary or CFC is a Subsidiary of the Company or any Restricted Subsidiary) owned by the Company or a by a Guarantor.

Limitation on Creation of Unrestricted Subsidiaries

        The Company may designate any Subsidiary of the Company (including any newly acquired Subsidiary or Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an "Unrestricted Subsidiary" as provided below, in which event such Subsidiary and each other Person that is a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Company designated as such by the Board of Directors of the Company as set forth below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Company may designate any of its Subsidiaries as an Unrestricted Subsidiary under the Indenture unless such Subsidiary (i) owns any Capital Interests of the Company, (ii) owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company or (iii) owns any material assets or property that is or are, individually or in the aggregate, material; provided that either:

          (x)   the Subsidiary to be so designated has total assets of $1,000 or less; or

          (y)   (i) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph under the "Limitation on Incurrence of Debt" covenant and (ii) the Company or any Restricted Subsidiary would be permitted to make a Restricted Payment (other than a Permitted Investment) in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to the "—Limitation on Restricted Payments" covenant and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available in connection with such covenant.

        Notwithstanding the foregoing, the Company will not permit any Unrestricted Subsidiary to conduct any material business or operations or hold any assets or property that is or are, individually or in the aggregate, material.

        An Unrestricted Subsidiary may be designated as a Restricted Subsidiary of the Company if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the covenant described under the caption "—Limitation on Incurrence of Debt" and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the covenant described under the caption "—Limitation on Liens."

Consolidation, Merger, Conveyance, Transfer or Lease

        The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary of the Company that is not a Guarantor into the Company in which the Company is the continuing Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person (other than in connection with the Transactions), unless:

            (i)  either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the "Surviving Entity"), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture (or, in the case of the Security

  Documents, other documents reasonably acceptable to the Trustee and the Notes Collateral Agent), the due and punctual payment of all amounts due in respect of the principal of, and premium, if any, on, and interest on all the Notes and the performance of the covenants and obligations of the Company under the Indenture and the Security Documents; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia;

           (ii)  immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

          (iii)  immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of the "—Limitation on Incurrence of Debt" covenant;

          (iv)  the Company delivers, or causes to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture;

           (v)  to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Surviving Entity are assets of the type which would constitute Collateral under the Security Documents, the Surviving Entity will take such action as may be necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

          (vi)  the Collateral owned by or transferred to the Surviving Entity shall: (A) continue to constitute Collateral under this Indenture and the Security Documents, (B) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Holders of the Notes, and (C) not be subject to any Lien other than Permitted Liens.

The preceding clause (iii) will not prohibit a merger between the Company (or any Restricted Subsidiary that is not a Guarantor) and an Affiliate thereof incorporated solely for the purpose of changing the Company's (or such Restricted Subsidiary's) state of incorporation or converting the Company (or such Restricted Subsidiary) into a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, or any state thereof or the District of Columbia.

        No Guarantor may consolidate with or merge with or into another Person, unless:

          (1)   immediately after giving effect to such transaction, no Default or Event of Default exists or shall have occurred and be continuing;

          (2)   either (a) such Guarantor will be the surviving or continuing Person or (b) the Person (if other than the Guarantor) formed by or surviving any such consolidation or merger is (x) another Guarantor or (y) any Person that is a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States or any state thereof or the

  District of Columbia that assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Security Documents (the "Successor Guarantor");

          (3)   to the extent any assets of the Guarantor which is merged, consolidated or amalgamated with or into the Successor Guarantor are assets of the type which would constitute Collateral under the Security Documents, the Successor Guarantor will take such action as may be necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

          (4)   the Collateral owned by or transferred to the Successor Guarantor shall: (i) continue to constitute Collateral under this Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Holders of the Notes, and (iii) not be subject to any Lien other than Permitted Liens.

        For all purposes of the Indenture and the Notes, (i) Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries thereof as provided pursuant to the Indenture and (ii) all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions, shall be deemed to have been Incurred upon such transaction or series of transactions.

        Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Entity duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Limitation on Business Activities

        The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole (as determined by the Board of Directors of the Company).

Events of Default

        Each of the following is an "Event of Default" under the Indenture:

          (1)   default in the payment in respect of the principal of, or premium, if any, on any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

          (2)   default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

          (3)   failure to perform or comply with the Indenture provisions described under "—Certain Covenants—Consolidation, Merger, Conveyance, Transfer or Lease";

          (4)   except as permitted by the Indenture, (i) any Note Guarantee of any Significant Subsidiary of the Company (or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, in full force and effect and enforceable in accordance with its terms (other than in accordance with the terms of the Note Guarantee or the Indenture) for a period of 30 days after written notice thereof by the Trustee or the Holders of 25% in principal amount of the outstanding Notes or (ii) the Note Guarantee of any Significant Subsidiary of the Company (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company) shall for any reason be asserted by any Guarantor that is a Significant Subsidiary of the Company (or any group of Guarantors that, taken together, would constitute a Significant Subsidiary of the Company) or the Company not to be in full force and effect and enforceable in accordance with its terms (other than by reason of release of the Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee);

          (5)   failure by the Company or any Guarantor to comply with any covenant or agreement in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above) or the Security Documents, and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

          (6)   a default or defaults under any bonds, debentures, notes or other evidences of Debt for borrowed money (including the Credit Agreement and the Existing Unsecured Notes but excluding the Notes) by the Company or any of its Restricted Subsidiaries having, individually or in the aggregate, a principal amount, for all such loans and advances, outstanding of at least $25.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $25.0 million of principal of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

          (7)   the entry against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a final judgment or final judgments (following the exhaustion of all available appeal processes pending which such final judgment or final judgments are stayed) for the payment of money in an aggregate amount in excess of $25.0 million (to the extent not covered by insurance or indemnity), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

          (8)   certain events in bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary of the Company (or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company); or

          (9)   the occurrence of any of the following:

            (a)   except as permitted by the Security Documents, any Collateral Document establishing the Liens securing the Notes Obligations ceases for any reason to be enforceable; provided that it will not be an Event of Default under this clause (9)(a) if the sole result of the failure of one or more Security Documents to be fully enforceable is that any Lien securing the Second Priority Obligations purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $1.0 million, ceases to be an enforceable and perfected Lien;

            (b)   except as permitted by the Security Documents, any Lien securing any Notes Obligations purported to be granted under any Note Document on Collateral, in the aggregate, having a Fair Market Value in excess of $1.0 million, ceases to be an enforceable and perfected first priority Lien, subject to the Intercreditor Agreement and Permitted Liens; and

            (c)   the Company or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any Guarantor set forth in or arising under any Collateral Document establishing Liens.

        If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may (subject to the terms of the Intercreditor Agreement) declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

        In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 30 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

        If an Event of Default specified in clause (8) above occurs with respect to the Company, the principal of and accrued interest, if any, on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see "—Amendment, Supplement and Waiver." The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, and premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

        Subject to the Intercreditor Agreement, no Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder directly (as opposed to through the Trustee) for enforcement of payment of the principal of, and premium, if any, on, and interest on such Note on or after the respective due dates expressed in such Note.

        The Company will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Company also is required to notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default.

        If the Notes are accelerated or otherwise become due prior to their maturity date for any reason (including the acceleration of claims by operation of law), in each case, as a result of an Event of

Default, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal the redemption price applicable with respect to an optional redemption of the Notes, in effect on the date of such acceleration as if such acceleration were an optional redemption.

Amendment, Supplement and Waiver

        Without the consent of any Holders, the Company, the Guarantors, the Trustee and the Notes Collateral Agent, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture and the Guarantees and may amend the Security Documents and/or the Intercreditor Agreement for any of the following purposes:

          (1)   to evidence the succession of another Person to the Company or any Guarantor and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture, the Guarantees, the Notes, the Security Documents and the Intercreditor Agreement;

          (2)   to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

          (3)   to add additional Events of Default;

          (4)   to provide for uncertificated Notes in addition to or in place of the certificated Notes;

          (5)   to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

          (6)   to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

          (7)   to cure any ambiguity, defect, omission, mistake or inconsistency;

          (8)   to make any other provisions with respect to matters or questions arising under the Indenture; provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

          (9)   to conform the text of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement to any provision of this "Description of New Notes";

          (10) to add any additional Guarantee of the Notes as provided in the Indenture or otherwise or to release Guarantees or Guarantors when permitted by the Indenture;

          (11) to provide for the succession of any parties to the Note Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreement or any other agreement that is not prohibited by the Indenture;

          (12) to provide for the release or addition of Liens on Collateral in accordance with the terms of the Indenture and the Security Documents;

          (13) to make, complete or confirm any grant of Liens on Collateral, including to secure any Second Priority Obligations or First Priority Obligations, to the extent permitted by the Note Documents; or

          (14) to add additional secured parties with respect to the First Priority Obligations or Second Priority Obligations to any Security Documents to the extent permitted thereunder.

        With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors, the Trustee and the Notes Collateral Agent may enter into an indenture or indentures supplemental to the Indenture (together with the other consents required thereby) and may amend the Security Documents and the Intercreditor Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement or of modifying in any manner the rights of the Holders of the Notes under the Indenture, the Notes, the Security Documents or the Intercreditor Agreement, including the definitions therein; provided, however, that no such supplemental indenture, modification or amendment shall, without the consent of the Holder of each outstanding Note affected thereby:

          (1)   change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

          (2)   reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture or amendment, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture;

          (3)   modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or Asset Sale, as applicable;

          (4)   (a) make any change in the Notes, the Indenture, the Note Guarantees, the Intercreditor Agreement or the other Security Documents (i) modifying the application of proceeds of the Collateral in a manner that would adversely affect the rights of Holders hereunder or thereunder, (ii) that would adversely alter the priority and/or the security interests of the Notes Collateral Agent on behalf of any Holders in the Collateral (including with respect to any other Notes) or (iii) that would subordinate, in right of payment, any Notes or the Note Guarantees of the Guarantors to any other Debt of the Company or such Guarantors, including any other Notes; or (b) amend the penultimate paragraph of "Certain Covenants—Limitation on Incurrence of Debt";

          (5)   modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; or

          (6)   release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture) or release all or substantially all of the Collateral from the Liens securing the Notes (other than in accordance with the Intercreditor Agreement).

        In addition, the Intercreditor Agreement may be amended with the consent of the parties thereto (which will not include any Holder or the Trustee but subject to the provisions of the Indenture) or otherwise in accordance with its terms, including to (i) add additional Debt as First Priority Obligations or Second Priority Obligations, (ii) add other parties (or any authorized agent thereof or trustee therefor) holding such Debt and (iii) establish that the Liens on any Collateral securing such Debt shall rank equally with the Liens on such Collateral securing the other First Priority Obligations or Second Priority Obligations, as applicable, then outstanding, in each case to the extent permitted by the Security Documents. The Intercreditor Agreement will also provide that in certain circumstances the

Security Documents may be amended automatically without the consent of Holders of Notes, the Trustee or the Notes Collateral Agent in connection with any amendments to corresponding security documents creating First Priority Liens.

        The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

          (1)   in any payment in respect of the principal of, and premium, if any, on, and interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

          (2)   in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture; Defeasance

        The Company and the Guarantors may terminate the obligations under the Note Documents and the Liens on the Collateral securing the Notes will be released (a "Discharge") when:

          (1)   either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable (including by reason of a redemption pursuant to the terms of the Indenture as described under the caption "—Optional Redemption") or (ii) will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes (without consideration of reinvestment), not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

          (2)   the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company;

          (3)   the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

          (5)   the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

        The Company may elect, at its option, to have its obligations discharged with respect to the outstanding Notes ("legal defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

          (1)   the rights of Holders of such Notes to receive payments in respect of the principal of, and premium, if any, on, and interest on such Notes when payments are due;

          (2)   the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee;

          (4)   the Company's right of optional redemption; and

          (5)   the defeasance provisions of the Indenture.

        In addition, the Company and the Guarantors may elect, at their option, to have their obligations released with respect to the Guarantees and certain covenants, including, without limitation, the obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture ("covenant defeasance") and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes:

          (1)   the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments (without consideration of reinvestment), specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) cash in U.S. dollars in an amount, (B) Government Securities or (C) a combination thereof, in each case, sufficient without reinvestment, and in the case of Government Securities, in the opinion of a nationally recognized firm of independent public accountants or an investment bank, expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of, and premium, if any, on, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes (provided that if such redemption is made as provided in the last paragraph under "—Optional Redemption—Redemption at Applicable Premium," (x) the amount of cash in U.S. dollars, Government Securities, or a combination thereof, that may be irrevocably deposited will initially be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional cash in U.S. dollars in trust on the redemption date as necessary to pay the Applicable Premium as determined by such redemption date);

          (2)   in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

          (4)   no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

          (5)   such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

          (6)   the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

        In connection with a Discharge, in the event the Company becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of the Company, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the Company's estate. Similar results may apply upon the insolvency of the Company during the applicable preference period following the deposit of monies in connection with legal defeasance.

        The Collateral will be released from Liens securing the Notes as provided under the caption "—Collateral—Release of Collateral."

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a legal defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable (including by reason of a redemption pursuant to the terms of the Indenture as described under the caption "—Optional Redemption"), or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

The Trustee

        Ankura Trust Company will be the Trustee under the Indenture and will be the initial paying agent and registrar for the Notes. Ankura Trust Company will also be the Notes Collateral Agent. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default that has not been cured or waived, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing it must eliminate such conflict within 90 days or resign.

        The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have provided to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No Personal Liability of Stockholders, Partners, Officers or Directors

        No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Note Documents by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

Governing Law

        The Indenture and the Notes will be governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

        "Acquired Debt" means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Debt of such Person existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Company or any Restricted Subsidiary, any Debt of a Person, other than the Company or a Restricted Subsidiary, existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, or Debt expressly assumed by the Company or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Debt was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

        "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing.

        "Applicable Premium" means, as calculated by the Company, with respect to any Note at any time, the greater of:

          (1)   1.0% of the principal amount of the Note; and

          (2)   the excess of:

            (a)   the present value at such time of (i) the redemption price of the Note at December 15, 2020, plus (ii) all required interest payments due on the Note through December 15, 2020 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the Treasury Rate as of such time plus 50 basis points discounted to the redemption date, over

            (b)   the principal amount of such Note.

        "Ascent Intercompany Loan" means that certain intercompany loan due on October 1, 2020 made pursuant to the promissory note, dated February 29, 2016, which was made to Parent from the Company, in a principal amount of $12,000,000; provided that on and after the Issue Date, no Subsidiary of the Company shall Guarantee the Ascent Intercompany Loan.

        "Asset Acquisition" means:

          (a)   an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

          (b)   the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person, other than in the ordinary course of business.

        "Asset Sale" means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Guarantors) in any single transaction or series of transactions of:

            (i)  Capital Interests in another Person (other than directors' qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

           (ii)  any other property or assets (other than in the ordinary course of business, which shall include any sale or other disposition of obsolete or permanently retired equipment and any sale of inventory in the ordinary course of business);

provided, however, that the term "Asset Sale" shall exclude:

          (a)   any asset disposition permitted by the provisions described under "—Certain Covenants—Consolidation, Merger, Conveyance, Transfer or Lease" that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

          (b)   any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $5.0 million;

          (c)   sales or other dispositions of cash or Eligible Cash Equivalents;

          (d)   sales of interests in Unrestricted Subsidiaries;

          (e)   the sale and leaseback of any assets within 90 days of the acquisition thereof;

          (f)    the disposition of assets that, in the good faith judgment of the Board of Directors of the Company, are no longer used or useful in the business of such entity;

          (g)   a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

          (h)   any trade-in of equipment in exchange for other equipment in the ordinary course or dispositions of equipment or real property to the extent (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

          (i)    the creation of a Lien (but not the sale or other disposition of the property subject to such Lien other than a Permitted Lien);

          (j)    leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of the Indenture;

          (k)   dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

          (l)    licensing of intellectual property in the ordinary course of business;

          (m)  any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (n)   voluntary termination of Hedging Obligations;

          (o)   amounts held as a holdback from the purchase price of any alarm monitoring agreements and the reconveyance to dealers of accounts cancelled due to non-performance during the guarantee period; or

          (p)   any transaction that constitutes a Change of Control.

        For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

        "Average Life" means, as of any date of determination (the "Determination Date"), with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years (calculated to the nearest one-twelfth) from the Determination Date to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the aggregate amount of scheduled principal payment by (ii) the then outstanding principal amount of such Debt.

        "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as may be amended from time to time.

        "Board of Directors" means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to any other corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or the board of managers or similar body of such entity or any duly authorized committee thereof.

        "Capital Interests" in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

        "Capital Lease Obligations" means any obligation of a Person under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the property being leased. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capital Lease Obligation and will be treated as an operating lease.

        "Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

        "CFC" means a Person that is a controlled foreign corporation under Section 957 of the Code.

        "Change of Control" means the occurrence of any of the following events:

          (a)   the acquisition by any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or any "group" controlled by a Permitted Holder, that is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Interests in the Company; or

          (b)   the acquisition by any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders (other than Parent) or any "group" controlled by a Permitted Holder (other than Parent), that is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (b) such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Interests in the Parent; provided, however, that this clause (b) shall cease to apply following the completion of any Offer of Purchase conducted in accordance with the covenants set forth in "—Change of Control" in connection with the occurrence of an event described in clause (a) or (c) of this definition; or

          (c)   the Company or any Restricted Subsidiary sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of the Company's and its Restricted Subsidiaries' assets (determined on a consolidated basis) to any Person (other than the Company, a Restricted Subsidiary or one or more Permitted Holders), or the Company merges or consolidates with, a Person other than a Restricted Subsidiary of the Company or a Person that is a Permitted Holder (unless the shareholders holding Voting Interests of the Company immediately prior to such merger or consolidation control in excess of 50% of the total voting power of the Voting Interests in the surviving Person immediately following such merger or consolidation).

        "Code" means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

        "Collateral" means all property and assets subject, purported to be subject or required to be subject, from time to time, to a Lien under any Security Document for the benefit of the Holders.

        "Commission" means the Securities and Exchange Commission and any successor thereto.

        "Common Interests" of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

          (1)   an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2)   Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses), to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3)   the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

          (4)   Consolidated Non-cash Charges, to the extent that such Consolidated Non-cash Charges were deducted in computing such Consolidated Net Income; plus

          (5)   severance costs and charges and closure costs; plus

          (6)   any fees, expenses or charges related to the Transactions (including rating agency, legal, accounting or investment banking fees, expenses or charges); plus

          (7)   non-cash interest expense; plus

          (8)   interest incurred in connection with Investments in discontinued operations; minus

          (9)   non-cash items increasing such Consolidated Net Income, other than (a) the accrual of revenue in the ordinary course of business and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.

        "Consolidated EBITDA" has the meaning ascribed to such term in the Credit Agreement (as of the Issue Date).

        "Consolidated First Priority and Second Priority Lien Debt" means, as of any determination date, an amount equal to the aggregate principal amount of all outstanding First Priority Obligations and Second Priority Obligations of the Company and its Restricted Subsidiaries (excluding (x) Hedging Obligations and (y) any undrawn letters of credit issued in the ordinary course of business, but including the aggregate principal amount of any PIK Notes issued as PIK Interest).

        "Consolidated First Priority and Second Priority Lien Debt Ratio" means, as of any determination date, the ratio of (a) the Consolidated First Priority and Second Priority Lien Debt of the Company and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to "Certain Covenants—Provision of Financial Information." For purposes of this definition, Consolidated First Priority and Second Priority Lien Debt shall be calculated after giving effect on a pro forma basis for the period of such calculation to the Incurrence of any Debt of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Debt occurring at any time subsequent to the last day of the last fiscal quarter included in this ratio and on or prior to the determination date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the last fiscal quarter subject to this ratio.

        "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes, margin taxes or other taxes on profits of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of:

            (i)  the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

            (a)   any amortization of debt discount;

            (b)   the net cost under non-speculative Hedging Obligations (including any amortization of discounts);

            (c)   the interest portion of any deferred payment obligation;

            (d)   all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar activities; and

            (e)   all accrued interest; plus

           (ii)  the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; plus

          (iii)  the interest expense on any Debt guaranteed by such Person and its Restricted Subsidiaries; plus

          (iv)  all capitalized interest of such Person and its Restricted Subsidiaries for such period; less

           (v)  interest income of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses.

        "Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

          (A)  excluding, without duplication:

              (i)  all extraordinary or non-recurring gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

             (ii)  the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not or could not have actually been received by such Person or one of its Restricted Subsidiaries;

            (iii)  gains or losses in respect of any Asset Sales after the Issue Date by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

            (iv)  the net income (loss) from any operations disposed of or discontinued after the Issue Date and any net gains or losses on such disposition or discontinuance, on an after-tax basis;

             (v)  solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments," the net income of any Restricted Subsidiary (other than a Guarantor) of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

            (vi)  any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

           (vii)  any fees, expenses or charges, including deferred finance costs, paid in connection with the Transactions (including rating agency, legal, accounting or investment banking fees, expenses or charges);

          (viii)  non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;

            (ix)  any net after-tax gains or losses attributable to the early extinguishment of Debt;

             (x)  any Creation Costs expensed during such period; and

          (B)  including, without duplication, dividends from Persons that are not Restricted Subsidiaries actually received in cash by the Company or any Restricted Subsidiary.

        "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charges to the extent that it represents an accrual of or reserve for cash payments to be made in any future period or amortization of a prepaid cash expense that was paid in a prior period).

        "Consolidated Total Debt" means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Debt of the Company and its Restricted Subsidiaries (excluding (x) Hedging Obligations and (y) any undrawn letters of credit issued in the ordinary course of business).

        "Consolidated Total Debt Ratio" means, as of any determination date, the ratio of (a) the Consolidated Total Debt of the Company and its Restricted Subsidiaries on the date of determination to (b) the aggregate amount of Consolidated Cash Flow for the last full fiscal quarter for which financial information in respect thereof is delivered or required to be delivered immediately preceding such date (the "Last Fiscal Quarter") multiplied by 4. For purposes of this definition, Consolidated Total Debt and Consolidated Cash Flow shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (a)   the Incurrence of any Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) occurring during the Last Fiscal Quarter or at any time subsequent to the last day of the Last Fiscal Quarter and on or prior to the determination date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Last Fiscal Quarter; and

          (b)   any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Debt and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis in accordance with Regulation S-X under the Exchange Act associated with any such Asset Acquisition or Asset Sale)) occurring during the Last Fiscal Quarter or at any time subsequent to the last day of the Last Fiscal Quarter and on or prior to the determination date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Debt or Acquired Debt) occurred on the first day of the Last Fiscal Quarter;

provided that no pro forma effect shall be given to the incurrence of any Permitted Debt Incurred on such date of determination or the discharge on such determination date of any Debt from the proceeds of any such Permitted Debt.

        "Creation Costs" means the cost, whether capitalized or expensed, of selling, equipping and installing an alarm system less the installation revenue received plus indirect expenses for general and administrative items allocated to account generation.

        "Credit Agreement" means the Credit Agreement dated as of March 23, 2012, as amended and restated as of September 30, 2016 and as further amended and supplemented from time to time on or prior to the Issue Date, by and among the Company, as Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other agents and lenders named therein, including any notes, letters of credit, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Debt incurred thereunder), and in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced by one or more Credit Facilities.

        "Credit Agreement Collateral Agent" means Bank of America, N.A., acting in its capacity as collateral agent for the secured parties under the Credit Agreement, the Intercreditor Agreement and the other Credit Agreement Documents and any successor pursuant to the provisions of the Credit Agreement Documents.

        "Credit Agreement Documents" has the meaning assigned to the term "Loan Documents" in the Credit Agreement.

        "Credit Facility" means one or more debt facilities of the Company or any Guarantor (which may be outstanding at the same time as, and including, the Credit Agreement) with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, letters of credit or other long term indebtedness, including all notes, letters of credit, collateral documents, guarantees, instruments and agreements executed and delivered in connection therewith, and in each case as such agreement may be amended, modified, supplemented, restated, refinanced, refunded, replaced or otherwise restructured, in whole or in part from time to time, including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder or increases the amount of available borrowings or obligations thereunder, in each case, with respect to such agreement or agreements, any successor or replacement agreement or agreements or any indenture or replacement indenture and whether by the same or any other agent, lender, group of lenders, investors, purchasers or debt holders; provided that any increase in borrowings is permitted under the covenant described under "Certain Covenants—Limitation on Incurrence of Debt."

        "Credit Facility Revolver" means the Company's superpriority revolver issued under the Credit Agreement, as may be amended, modified, supplemented, restated, refinanced, refunded, replaced or otherwise restructured, in whole or in part from time to time.

        "Credit Party" means, the Company and each direct or indirect subsidiary of a the Company that is now or hereafter becomes a party to any First Priority Document or Second Priority Document. All references in the Intercreditor Agreement to any Credit Party will include such Credit Party as a debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding.

        "Debt" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following, if and to the extent the following items (other than clauses (iii), (vi), (vii), (viii) and (ix) below) would appear as liabilities on a balance sheet of such Person prepared in accordance with GAAP: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the normal course of business and excluding trade accounts payable arising in the ordinary course of business and accrued expenses and any obligations to pay a contingent purchase price as long as such obligation remains contingent and payment under purchase agreements; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person for the reimbursement of any obligor on any letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers' acceptances or similar facilities (other than obligations with respect to letters of credit securing obligations (other than obligations described under (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit); (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (excluding trade accounts payable arising in the ordinary course of business and accrued expenses and any obligations to pay a contingent purchase price as long as such obligation remains contingent), (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination (but excluding any accrued dividends); (vii) net Obligations under any Hedging Obligations of such Person at the time of determination; and (viii) all obligations of the types referred to in clauses (i) through (vii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions (in which case the amount of such Debt shall be deemed to be the lesser of the value of such property or other assets and the amount of the Debt, dividends or other distributions so secured). For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (viii)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (viii)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

        Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Debt" will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

        The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

        The amount paid by the Company or any Restricted Subsidiary for the purchase of subscriber accounts shall not be considered Debt, nor shall any amount withheld by the Company or a Restricted Subsidiary as a holdback to ensure the future performance obligations of the dealer from whom any purchase of subscriber accounts is made.

        "Default" means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

        "DIP Financing Conditions" means (i) that Second Priority Representative retains its Liens with respect to the Collateral that existed as of the date of the commencement of the applicable Insolvency Proceeding (including proceeds thereof arising after the commencement of such Insolvency Proceeding), (ii) the proposed use of cash collateral or DIP Financing does not compel any Credit Party to seek confirmation of a specific plan of reorganization contemplated by such document or order, (iii) to the extent the First Priority Secured Parties are granted adequate protection, the Second Priority Representative, on behalf of the Second Priority Secured Parties, may seek and retain adequate protection as permitted by the Intercreditor Agreement, (iv) the Liens securing such DIP Financing are pari passu with, or superior in priority to, the then outstanding First Priority Obligations and the Liens securing such First Priority Obligations, respectively and (v) such DIP Financing does not require the sale, liquidation or disposition of all or any material portion of the Collateral prior to a default under the DIP Financing.

        "Eligible Bank" means a bank or trust company that (i) is organized and existing under the laws of the United States of America or Canada, or any state, territory or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $250.0 million and (iii) the senior Debt of which is rated at least "A-2" by Moody's or at least "A" by S&P.

        "Eligible Cash Equivalents" means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank; provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof; provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody's (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company; provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody's and mature within 365 days after the date of acquisition; (vi) overnight and demand deposits in and bankers' acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.

        "Enforcement Action" means, with respect to the First Priority Obligations or the Second Priority Obligations, (a) the exercise of any rights and remedies with respect to any Collateral securing such obligations or the commencement or prosecution of the enforcement of any of the rights and remedies with respect to the Collateral under, as applicable, the First Priority Documents or the Second Priority Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor in respect of the Collateral under the UCC of any applicable jurisdiction (including exercising voting rights in respect of equity or debt interests comprising any of the Common Collateral), (b) the receipt of a transfer of

Collateral in satisfaction of any Obligation secured thereby, (c) the disposition of Collateral by any Credit Party after the occurrence and during the continuation of an "event of default" under the First Priority Documents or the Second Priority Documents with the consent of First Priority Representative or Second Priority Representative, as applicable (in either case, to the extent that such consent is required), (d) to, or to enter into any agreement to have a third party, solicit bids to effect the liquidation or disposition of Collateral or (e) to notify account debtors to make payments to such First Priority Secured Creditor or Second Priority Secured Creditor, or their respective agents.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Offer" means the Company's offers to exchange up to $585.0 million aggregate principal amount of Notes for validly tendered (and not validly withdrawn) Existing Unsecured Notes.

        "Existing Unsecured Notes" means the Company's 9.125% Senior Notes due 2020 that are outstanding on the Issue Date.

        "Existing Unsecured Notes Stub Amount" means an amount equal to the aggregate principal amount of the Existing Unsecured Notes not tendered in the Exchange Offers and outstanding immediately following the consummation of the Transactions.

        "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase."

        "Fair Market Value" means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof, as determined in good faith by the Company.

        "First Priority Agreement" means the collective reference to (a) the Credit Agreement and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of sales of debt securities to institutional investors) in whole or in part from time to time the indebtedness and other obligations outstanding under the Credit Agreement or any other agreement or instrument referred to in this clause (b) to the extent permitted by the Intercreditor Agreement and in compliance with the restrictions set forth therein (a "Replacement First Priority Agreement"). Any reference to the First Priority Agreement hereunder will be deemed a reference to any First Priority Agreement then extant.

        "First Priority Creditors" means each "Secured Party" as defined in the Credit Agreement or any other First Priority Agreement, the First Priority Representatives or any Persons that are designated under the First Priority Agreement as the "First Priority Creditors" for purposes of the Intercreditor Agreement (in each case, solely in their capacity as such).

        "First Priority Documents" means the Credit Agreement, each other First Priority Agreement, each First Priority Security Document and each First Priority Guarantee.

        "First Priority Guarantee" means any guarantee by any Credit Party of any or all of the First Priority Obligations.

        "First Priority Lien" means any Lien created, or purported to be created, by the First Priority Security Documents.

        "First Priority Obligations" means (a) with respect to the Credit Agreement, all "Obligations" of each Credit Party as defined in the Credit Agreement and (b) with respect to each other First Priority Agreement, (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made or other indebtedness issued or incurred pursuant to such First Priority Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to such First Priority Agreement, and (iii) all guarantee obligations, fees, expenses and other amounts payable from time to time pursuant to the applicable First Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding.

        "First Priority Obligations Payment Date" means the first date on which (a) the First Priority Obligations (other than those that constitute Unasserted Contingent Obligations or as provided in clauses (c) and (d) below) have been paid in full in cash, (b) all commitments to extend credit under the First Priority Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the First Priority Documents (other than such as have been cash collateralized, backstopped or defeased in an aggregate amount equal to 103% of the face amount of any such letters of credit or similar instruments in accordance with the terms of the First Priority Documents) and (d) any outstanding Secured Cash Management Agreements or Secured Hedge Agreements shall have been discharged, cash collateralized or back-stopped or such other arrangement reasonably satisfactory to the provider of such Secured Cash Management Agreement or Secured Hedge Agreement shall have been made; provided the First Priority Obligations Payment Date shall be deemed not to have occurred as a result of a Refinancing permitted hereunder.

        "First Priority Representative" means Bank of America, N.A. In the case of any Replacement First Priority Agreement, the First Priority Representative will be the Person identified as such in such Replacement First Priority Agreement.

        "First Priority Secured Parties" means the First Priority Representative, the First Priority Creditors and any other holders of the First Priority Obligations (solely in their capacity as such).

        "First Priority Security Documents" means the "Collateral Documents" as defined in the First Priority Agreement, and any other documents that are designated under the First Priority Agreement as "First Priority Security Documents" for purposes of the Intercreditor Agreement.

        "Foreign Subsidiary" means a Subsidiary organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

        "Government Securities" means securities that are:

          (1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "Guarantee" means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other

Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and "Guaranteed" and "Guaranteeing" shall have meanings that correspond to the foregoing).

        "Guarantor" means any Person that executes a Note Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

        "Hedging Obligations" of any Person means the obligations of such Person under:

          (1)   interest rate protection agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, interest rate futures and interest rate options;

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and foreign exchange contracts, currency swap agreements or similar agreements or arrangements, in each case, entered into in the ordinary course of business and not for speculative purposes .

        "Holder" means a Person in whose name a Note is registered on the registrar's books.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. "Incurrence," "Incurred" and "Incurring" shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

          (1)   amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

          (2)   the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

          (3)   the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

          (4)   realized or unrealized losses or charges in respect of Hedging Obligations.

        "Insolvency Proceeding" means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

        "Intercompany Debt" means any Debt (i) of the Company that is owed to any Guarantor or (ii) of any Guarantor that is owed to the Company or any other Guarantor.

        "Intercreditor Agreement" means (i) the intercreditor agreement among Credit Agreement Collateral Agent and the Notes Collateral Agent, and the other parties from time to time party thereto, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture and (ii) any replacement or other intercreditor agreement that contains terms not materially less favorable to the Holders of the Notes than the intercreditor agreement referred to in clause (i).

        "Investment" by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; and (ii) the purchase, acquisition or Guarantee of the obligations of another Person or the issuance of a "keep-well" with respect thereto; but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms arising in the ordinary course of business (and provided that such trade terms may include such concessionary trade terms as such Person deems reasonable under the circumstances); (b) the acquisition of property and assets from suppliers and other vendors in the ordinary course of business; and (c) prepaid expenses and workers' compensation, utility, lease and similar deposits, in the ordinary course of business. For the avoidance of doubt, any payments pursuant to any Guarantee previously incurred in compliance with the Indenture shall not be deemed to be Investments by the Company or any of its Restricted Subsidiaries.

        "Issue Date" means the date on which Notes are originally issued under the Indenture.

        "Junior DIP Financing Conditions" means (i) the proposed DIP Financing does not compel any Credit Party to seek confirmation of a specific plan of reorganization contemplated by such document or order; (ii) such DIP Financing does not require the sale, liquidation or disposition of all or any material portion of the Collateral prior to a default under the DIP Financing; and (iii) such DIP Financing does not affect or reduce any interests of the First Priority Secured Parties with respect to the Common Collateral, or alter any priorities or rights as between the First Priority Secured Parties and the Second Priority Secured Parties with respect to the Common Collateral as set forth herein.

        "Last Fiscal Quarter" has the meaning set forth in the definition of "Consolidated Total Debt Ratio."

        "Lien" means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance or other security agreement of any kind or nature on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Moody's" means Moody's Investors Service, Inc., and any successor to the ratings business thereof.

        "Net Cash Proceeds" means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of:

            (i)  all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, investment banking, appraisal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred, any relocation expenses incurred as a result thereof, and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person;

           (ii)  all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and

  (iii) all contractually required distributions and other payments made to any Person owning a beneficial interest in the assets subject to sale or minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

        "Note Documents" means the Indenture, the Notes, the Guarantees and the Security Documents.

        "Notes Obligations" means Obligations in respect of the Notes, the Guarantees, the Security Documents and the Indenture.

        "Obligations" means any principal, premium, interest, fees or expenses (including any interest, fees and expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees or expenses are an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

        "Offer" has the meaning set forth in the definition of "Offer to Purchase."

        "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first-class mail, postage prepaid, to each Holder (with a copy to the Trustee) at his address appearing in the security register on the date of the Offer (or sent electronically if DTC is the recipient), offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five business days after the Expiration Date. The Company shall notify the Trustee at least five days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1)   the section of the Indenture pursuant to which the Offer to Purchase is being made;

          (2)   the Expiration Date and the Purchase Date;

          (3)   the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the "Purchase Amount");

          (4)   the purchase price to be paid by the Company for each $1,000 principal amount of Notes (or, after any PIK Payment has been made, each $1.00 principal amount of PIK Notes) accepted for payment (as specified pursuant to the Indenture);

          (5)   that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount and integral multiples of $1,000 in excess thereof (or, after any PIK Payment has been made, in a minimum amount of $1.00 and any integral multiple of $1.00 in excess thereof);

          (6)   the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

          (7)   that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

          (8)   that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

          (9)   that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to 5:00 p.m., New York City time, on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

          (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than 5:00 p.m., New York City time, on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

          (11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, by lot, pro rata or by any other method the Trustee shall deem fair and appropriate (subject to The Depository Trust Company's procedures, as applicable) (with such adjustments as maybe deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof (or, after any PIK Payment has been made, denominations of $1.00 and any integral multiples of $1.00 in excess thereof) shall remain outstanding following such purchase); and

          (12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

        "Officers' Certificate" means a certificate signed by two officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable.

        "Parent" means Ascent Capital Group, Inc., a Delaware corporation, together with its successors (by operation of law or otherwise).

        "Parent Convertible Notes" means the Parent's 4.00% Convertible Senior Notes due 2020.

        "Permitted Actions" means:

          (a)   if an Insolvency Proceeding has been commenced, filing a claim, proof of claim or statement of interest with respect to the Second Priority Obligations;

          (b)   filing any necessary responsive or defensive pleadings (including the assertion of any compulsory counterclaims) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to the extent, validity, priority, amount, perfection or enforceability, or otherwise seeking the disallowance or subordination, of the claims of the Second Priority Representative and/or the other Second Priority Secured Parties, including any claims secured by, or Liens with respect to, the Second Priority Collateral, if any;

          (c)   voting on any plan of reorganization solely to the extent not inconsistent with the Intercreditor Agreement;

          (d)   making any filings or motions in any Insolvency Proceeding that are, in each case, not in contravention of the terms of the Intercreditor Agreement, with respect to the Second Priority Obligations and the Second Priority Collateral;

          (e)   accelerating all or any portion of the Second Priority Obligations in accordance with the terms of the Second Priority Agreement;

          (f)    taking any action (not adverse to the priority status of the Liens on the Collateral securing the First Priority Obligations or in contravention of the Intercreditor Agreement) in order to create, perfect, preserve, protect or continue (but not enforce) its Lien in and to the Second Priority Collateral;

          (g)   joining any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Second Priority Collateral that is initiated by a Person that is a First Priority Secured Party so long as the First Priority Secured Parties control any such proceedings and the proceeds of any such proceeding are applied in accordance with "—Application of Proceeds and Turn-Over Provisions";

          (h)   engaging consultants, valuation firms, investment bankers, and performing or engaging third parties to perform audits, examinations and appraisals of the Second Priority Collateral for the sole purpose of valuing the Second Priority Collateral and not for the purpose of marketing or conducting a sale or other disposition of the Collateral;

          (i)    imposing or charging default interest as permitted by the Second Priority Agreement;

          (j)    bid for or purchase Second Priority Collateral at any public, private, or judicial foreclosure upon such Second Priority Collateral initiated by any First Priority Secured Party, or any sale of Second Priority Collateral during an Insolvency Proceeding; provided that such bid may not include a "credit bid" or other bid in respect of any Second Priority Obligations unless the net cash proceeds of such bid are otherwise sufficient to cause the First Priority Obligations Payment Date to occur and are applied to cause the First Priority Obligations Payment Date to occur, in each case, at the closing of such bid;

          (k)   filing and pursuing any claims, suits or causes of action solely to prevent the running of an applicable statute of limitations or other similar restriction on claims so long as not in contravention of the terms of the Intercreditor Agreement;

          (l)    seeking specific performance or equitable relief to compel any Credit Party to comply with any non-payment obligations under the Second Priority Documents;

          (m)  filing of a lawsuit by any Second Priority Secured Party solely to collect the Second Priority Obligations owed to such Second Priority Secured Party and not to exercise their secured creditor remedies in respect of Collateral;

          (n)   any non-judicial procedural actions that may be required or desired as a precondition to acceleration or relating to preservation of rights (such as giving a notice of default or reservation of rights (including a reservation of acceleration rights));

          (o)   seek, accept and retain adequate protection during an Insolvency Proceeding to the extent not prohibited by the Intercreditor Agreement; and

          (p)   any action to enforce the terms of any subordination agreement with respect to any indebtedness or other obligation that is subordinated to the Second Priority Obligations to the extent such action is not otherwise prohibited by, or inconsistent with, the terms of the Intercreditor Agreement.

        "Permitted Business" means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to the business conducted by the Company and the Restricted Subsidiaries on the Issue Date or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Board of Directors of the Company.

        "Permitted Debt" means:

            (i)  Debt of the Company or a Guarantor Incurred pursuant to any Credit Facility that is a revolving credit facility (including pursuant to the Credit Facility Revolver) and Refinancing Debt in respect of Debt originally incurred pursuant to this clause (i), together in an aggregate principal amount at any one time outstanding not to exceed $250.0 million;

           (ii)  Debt of the Company or a Guarantor Incurred under the Credit Agreement (other than pursuant to clause (i) above) and any Refinancing Debt in respect of Debt originally incurred pursuant to this clause (ii), together in an aggregate principal amount not to exceed $1,078.00 million (less the amount of any prepayments, and amortization payments, of Debt under the Credit Agreement (other than prepayments of revolving loans incurred pursuant to clause (i) above));

          (iii)  the Notes (excluding Additional Notes) and Note Guarantees (excluding Note Guarantees in respect of Additional Notes), plus the aggregate principal amount of any PIK Notes issued as PIK Interest thereon and any increase in the aggregate principal amount of the Notes as a result of a PIK Payment, and any Refinancing Debt in respect thereof;

          (iv)  Additional Notes and related Note Guarantees and Refinancing Debt in respect thereof, together in an aggregate principal amount not to exceed $610.0 million (less the aggregate principal amount of Notes issued on the Issue Date) plus the aggregate principal amount of any PIK Notes issued as PIK Interest thereon and any increase in the aggregate principal amount of the Notes as a result of a PIK Payment, which shall consist solely of the following: (a) up to $585.0 million (less the aggregate principal amount of Notes issued on the Issue Date) in aggregate principal amount of Additional Notes and related Note Guarantees issued solely to refinance the Existing Unsecured Notes and any Refinancing Debt in respect of Debt originally incurred pursuant to this clause (iv)(a), together in an aggregate principal amount not to exceed the Existing Unsecured Notes Stub Amount; and (b) Additional Notes and related Note Guarantees issued solely to refinance the Parent Convertible Notes and any Refinancing Debt in respect of Debt originally incurred pursuant to this clause (iv)(b), together in an aggregate principal amount not to exceed $25.0 million (such Debt issued pursuant to this clause (iv)(b), the "Supplemental Second Lien Notes"); provided, that, in the case of both clauses (a) and (b), (i) the exchange rates applicable to the refinancings of the Existing Unsecured Notes or the Parent Convertible Notes, as applicable, shall be no less favorable to the Holders of the Notes than $1,000 in aggregate principal amount of Additional Notes for each $1,000 in aggregate principal amount of Existing Unsecured Notes or Parent Convertible Notes, as applicable; and (ii) immediately following the issuance of any such Additional Notes, after giving pro forma effect to such issuance and the receipt and application of the proceeds therefrom, the Consolidated First Priority and Second Priority Lien Debt Ratio shall not exceed 5.25 to 1.00 and no Default or Event of Default shall have occurred and be continuing;

           (v)  Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than clauses (i), (ii) or (iii) above or (xv) below);

          (vi)  intercompany Debt of the Company or a Restricted Subsidiary that is a Guarantor owed to and held by the Company or a Restricted Subsidiary that is a Guarantor;

         (vii)  Guarantees Incurred by the Company of Debt of a Restricted Subsidiary otherwise permitted to be incurred under the Indenture;

        (viii)  Guarantees by a Restricted Subsidiary that is a Guarantor of Debt of any Restricted Subsidiary that is a Guarantor; provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the "Limitation on Incurrence of Debt" covenant and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being Guaranteed;

          (ix)  Debt Incurred in respect of workers' compensation claims, self-insurance obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or Incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

           (x)  Debt under Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

          (xi)  Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt and any Refinancing Debt that refinances any Debt originally Incurred under this clause (xi); provided that the aggregate principal amount of such Debt outstanding at any time may not exceed $15.0 million in the aggregate;

         (xii)  Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price, holdback or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets, including acquisitions of alarm monitoring agreements, or any acquisition or disposition of Capital Interests of the Company or a Restricted Subsidiary otherwise permitted under the Indenture;

        (xiii)  Debt of the Company or any Guarantor not otherwise permitted pursuant to this definition and any Refinancing Debt in respect of Debt originally incurred under this clause (xiii), together in an aggregate principal amount not to exceed $150.0 million; provided that such Debt or Refinancing Debt (a) is unsecured, (b) is subordinated in right of payment to the Notes; (c) has a scheduled maturity at least 91 days after the maturity date of the Notes, with no scheduled payments of principal until such scheduled maturity; (d) has a weighted average life to maturity that is at least 91 days after the weighted average life to maturity of the Notes; and (e) shall not be guaranteed by any Restricted Subsidiary of the Company other than the Guarantors;

        (xiv)  Refinancing Debt in respect of Debt permitted by clauses (v), this clause (xiv) or the first paragraph under "—Certain Covenants—Limitation on Incurrence of Debt";

         (xv)  Debt of the Company or any of its Restricted Subsidiaries arising from customary cash management services or the honouring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within 10 business days of Incurrence;

        (xvi)  Debt pursuant to the Existing Unsecured Notes outstanding after giving effect to the Transactions (less any redemptions, prepayments or refinancings in respect thereof).

Notwithstanding anything herein to the contrary, Debt permitted under clause (i) or (ii) of this definition of "Permitted Debt" shall not constitute "Refinancing Debt" under clause (xiv) of this definition of "Permitted Debt."

        "Permitted Holders" means any one or more of the following: (i) Parent, or (ii) any Permitted Management Holder; provided that Permitted Management Holders shall not be Permitted Holders in connection with a "going private" transaction within the meaning of Rule 13e-3 under the Exchange Act.

        "Permitted Investments" means:

          (a)   Investments in existence on the Issue Date or Investments which constitute an amendment, extension, modification, or renewal of any such Investments (but without increasing the amount of the initial Investment);

          (b)   Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

          (c)   Investments in cash and Eligible Cash Equivalents;

          (d)   Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the operation of a Permitted Business (including the purchase of subscriber accounts and amounts that may be owed to the Company or any Restricted Subsidiary by alarm dealers for lost or terminated subscriber accounts and amounts withheld for later payment in connection with the acquisition of subscriber accounts);

          (e)   Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary; provided that Investments in Restricted Subsidiaries of the Company that are not Guarantors pursuant to this clause (e), when aggregated with other Investments in Restricted Subsidiaries of the Company that are not Guarantors pursuant to this clause (e) and Investments in Persons that do not become Guarantors pursuant to clause (f), at any one time outstanding shall not exceed $2.5 million;

          (f)    Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary; provided that Investments pursuant to this clause (f) in Persons that do not become Guarantors, when aggregated with other Investments pursuant to this clause (f) in Persons that do not become Guarantors and Investments in Restricted Subsidiaries that are not Guarantors pursuant to clause (e), at any one time outstanding shall not exceed $2.5 million;

          (g)   Hedging Obligations entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates, commodity prices and currency exchange rates;

          (h)   Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary or as a result of bankruptcy or Insolvency Proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

          (i)    Investments by the Company or any Restricted Subsidiary made after the Issue Date not otherwise permitted under this definition, in an aggregate amount not to exceed $35.0 million at any one time outstanding;

          (j)    loans and advances to, or reimbursements of, directors, officers, consultants, and employees of the Company and any Restricted Subsidiary (other than those described in clause (m) below) (A) in the ordinary course of business (other than loans or advances to any director or executive officer (or the equivalent thereto) that would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, as amended) and (B) to make purchases of Capital Interests and options of the Company and its Restricted Subsidiaries in an amount not to exceed $5.0 million in the aggregate at any one time outstanding;

          (k)   Investments the payment for which consists solely of Qualified Capital Interests of the Company;

          (l)    any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales" or any other disposition of property or assets not constituting an Asset Sale;

          (m)  payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (n)   guarantees of Debt permitted by the covenant described under "—Certain Covenants—Limitation on Incurrence of Debt";

          (o)   the issuance of any letter of credit or similar support for the obligations of any insurance Subsidiary in the ordinary course of business;

          (p)   loans or advances to originators or dealers of alarm monitoring agreements not to exceed $5.0 million at any one time outstanding; and

          (q)   Investments in the Parent Convertible Notes made solely in connection with any refinancing thereof with the proceeds of Additional Notes solely to the extent otherwise permitted under the Indenture.

        "Permitted Liens" means:

          (a)   Liens existing on the Issue Date (other than Liens incurred, or permitted to be incurred, pursuant to clause (b) below);

          (b)   (i) First Priority Liens on the Collateral securing obligations incurred pursuant to clause (i) and (ii) of the definition of "Permitted Debt"; (ii) Liens securing the Notes (including the aggregate principal amount of any PIK Notes issued as PIK Interest and any increase in the aggregate principal amount of the Notes as a result of a PIK Payment and any Additional Notes permitted to be issued under the Indenture) and Note Guarantees (including in respect of Additional Notes permitted to be issued under the Indenture) pursuant to clauses (iii) and (iv) of the definition of "Permitted Debt"; and (iii) Liens on the Collateral securing Refinancing Debt in respect of the Notes (including Additional Notes) and Note Guarantees (including in respect of Additional Notes), which Liens rank pari passu in respect of the Collateral with the Liens securing the Notes and Note Guarantees pursuant to an intercreditor agreement that is reasonably acceptable to the Trustee and the Notes Collateral Agent;

          (c)   any Lien for taxes or assessments or other governmental charges or levies not then overdue by more than 30 days (or which, if overdue by more than 30 days, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

          (d)   any Liens in respect of property of the Company or any Restricted Subsidiary imposed by law or contract, such as carrier's, warehousemen's, materialmen's, mechanic's, landlord's or other similar Liens which were not incurred or created to secure debt for borrowed money and which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the use thereof in the operation of the business of such Person;

          (e)   survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Debt and which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of such Person;

          (f)    pledges or deposits (i) in connection with workers' compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body, or (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the normal course of business; or (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a "plan" (as defined in ERISA) or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

          (g)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary or on property acquired by the Company or any Restricted Subsidiary (and in each case not created or Incurred in anticipation of such transaction), including Liens securing Acquired Debt permitted under this Indenture; provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

          (h)   Liens securing Debt of a Restricted Subsidiary that is a Guarantor owed to and held by the Company or a Restricted Subsidiary that is a Guarantor;

          (i)    other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of such assets or materially impair the operation of the business of the Company or its Restricted Subsidiaries;

          (j)    Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (g) of this definition of "Permitted Liens"; provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not greater than the sum of the principal amount of the refinanced Debt plus any fees and expenses, including premiums or original issue discount related to such extension, renewal, refinancing or refunding;

          (k)   Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

          (l)    licenses of intellectual property granted in the ordinary course of business;

          (m)  Liens to secure Capital Lease Obligations or Purchase Money Debt permitted to be Incurred pursuant to clause (xi) of the definition of "Permitted Debt" covering only the assets financed by or acquired with such Debt;

          (n)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligation in respect of bankers' acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

          (o)   Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (p)   Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and proceeds thereof) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

          (q)   Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and/or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (r)   Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) under the caption "Events of Default and Remedies" so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (s)   deposits made in the ordinary course of business to secure liability to insurance carriers;

          (t)    leases, subleases, licenses or sublicenses granted to others in the ordinary course of business so long as such leases, subleases, licenses or sublicenses do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

          (u)   Liens arising from UCC financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

          (v)   Liens to secure obligations with respect to any Secured Hedge Agreement or Secured Cash Management Agreement, in each case as defined in the Credit Agreement as of the Issue Date and incurred in the ordinary course of business; and

          (w)  any extensions, substitutions, replacements or renewals of the foregoing that do not secure Debt for borrowed money.

        "Permitted Management Holder" means (i) an executive officer or director of Parent on the Issue Date; (ii) spouses, siblings and lineal descendants (including adoptees) of the Persons described in clause (i); (iii) any trusts or private foundations created for the benefit of, or controlled by, any of the Persons described in clauses (i), (ii) or (iv) or any trusts or private foundations created for the benefit of any such trust or private foundation; or (iv) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person's estate, executor, administrator, committee or other personal representative or similar fiduciary or beneficiaries, heirs, devisees or distributees, in each case, who at any particular date shall beneficially own (as defined in clause (a) or (b), as applicable, of the definition of "Change of Control" set forth above) Capital Interests of the Company or Parent.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Post-Petition Interest" means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

        "Preferred Interests," as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

        "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase."

        "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase."

        "Purchase Money Debt" means Debt:

            (i)  Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

           (ii)  that is secured by a Lien on such assets where the lender's sole security is to the assets so purchased or constructed (and assets or property affixed or appurtenant thereto and any proceeds thereof); and

in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plant or equipment" in accordance with GAAP.

        "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase."

        "Qualified Capital Interests" in any Person means a class of Capital Interests other than Redeemable Capital Interests.

        "Qualified Equity Offering" means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act of the Company, or any direct or indirect parent company of the Company but only to the extent contributed to the

Company in the form of Qualified Capital Interests, other than any public offering registered on Form S-8 or (ii) a private equity offering of Qualified Capital Interests of the Company, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Interests.

        "Redeemable Capital Interests" in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests; provided, further, that any class of equity securities of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of equity securities that are not Redeemable Capital Interests, and that is not convertible into or puttable or exchangeable for Redeemable Capital Interests or Debt, will not be deemed to be Redeemable Capital Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of equity securities that are not Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company or any Restricted Subsidiary to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the change of control or asset sale provisions applicable to such equity security are no more favorable to such holders than the provisions described under "—Change of Control Triggering Event" and "—Certain Covenants—Limitations on Asset Sales," respectively. The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

        "Refinance" means, in respect of any indebtedness, to refinance, extend, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, arrangers or agents. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Debt" means Debt that refunds, refinances, defeases, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

            (i)  the Refinancing Debt is subordinated to the Notes and Guarantees to at least the same extent as the Debt being refunded, refinanced, defeased, renewed, replaced or extended, if such Debt was subordinated to the Notes and Guarantees;

           (ii)  the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes;

          (iii)  the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, defeased, renewed, replaced or extended;

          (iv)  such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, defeased, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of pre-existing optional prepayment provisions on such Debt being refunded, refinanced, defeased, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt including any premiums (including tender premiums) and rating agency fees, and underwriting discounts, defeasance costs and fees and expenses in connection therewith;

           (v)  such Refinancing Debt shall not include (x) Debt of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Debt of the Company or a Guarantor, or (y) Debt of the Company or a Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary; and

          (vi)  (a) if the Refinancing Debt refinances Debt secured by a Lien on the Collateral, then such Refinancing Debt shall not be secured by any collateral other than the Collateral, (b) if the Refinancing Debt refinances Debt secured by a Lien on the Collateral that ranks pari passu with the Lien securing the Notes, then the Lien securing the Refinancing Debt shall rank pari passu with or junior to the Lien securing the Notes pursuant to an intercreditor agreement that is reasonably acceptable to the Trustee and Notes Collateral Agent and (c) if the Refinancing Debt refinances Debt secured by a Lien on the Collateral that ranks junior to the Lien securing the Notes, then the Lien securing the Refinancing Debt shall rank junior to the Lien securing the Notes pursuant to an intercreditor agreement that is reasonably acceptable to the Trustee and Notes Collateral Agent.

        "Restricted Payment" is defined to mean any of the following:

          (a)   any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company; provided that the following shall not be "Restricted Payments":

              (i)  dividends, distributions or payments, in each case, made solely in Qualified Capital Interests in the Company; and

             (ii)  dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis;

          (b)   any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company or any of its Restricted Subsidiaries, including any issuance of Debt, in exchange for such Capital Interests or the conversion or exchange of such Capital Interests into or for Debt other than any such Capital Interests owned by the Company or any Restricted Subsidiary;

          (c)   any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is contractually subordinate in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any Restricted Subsidiary), except payments of principal or interest in anticipation of satisfying a sinking fund obligation, scheduled payment or final maturity, in each case, within one year of the due date thereof; provided, however, that no

  Debt will be deemed to be contractually subordinated in right of payment to any other Debt of the Company or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis;

          (d)   any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

          (e)   any designation of a Restricted Subsidiary as an Unrestricted Subsidiary;

provided that notwithstanding the foregoing clauses (a) through (e), any payments in respect of Debt, if such Debt was issued prior to the Issue Date or the issuance of such Debt constituted a Restricted Payment under clause (b) above shall not be deemed to be Restricted Payments.

        "Restricted Subsidiary" means any Subsidiary that has not been designated as an "Unrestricted Subsidiary" in accordance with the Indenture.

        "S&P" means S&P Global Ratings, and its successors.

        "Second Priority Agreement" means the collective reference to (a) the Indenture and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of sales of debt securities to institutional investors) in whole or in part from time to time the indebtedness and other obligations outstanding under the Indenture or any other agreement or instrument referred to in this clause (b) (a "Replacement Second Priority Agreement"). Any reference to the Second Priority Agreement hereunder will be deemed a reference to any Second Priority Agreement then extant.

        "Second Priority Creditors" means each "Secured Party" as defined in the Indenture or any other Second Priority Agreement, the Second Priority Representatives or any Persons that are designated under the Second Priority Agreement as the "Second Priority Creditors" for purposes of the Intercreditor Agreement (in each case, solely in their capacity as such).

        "Second Priority Documents" means the Indenture, each other Second Priority Agreement, each Second Priority Security Document and each Second Priority Guarantee.

        "Second Priority Guarantee" means any guarantee by any Credit Party of any or all of the Second Priority Obligations.

        "Second Priority Lien" means any Lien created, or purported to be created, by the Second Priority Security Documents.

        "Second Priority Obligations" means (a) with respect to the Indenture, all "Obligations" of each Credit Party as defined in the Indenture and (b) with respect to each other Second Priority Agreement, (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made or other indebtedness issued or incurred pursuant to such Second Priority Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to such Second Priority Agreement and (iii) all guarantee obligations, fees, expenses and other amounts payable from time to time pursuant to the applicable Second Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding.

        "Second Priority Obligations Payment Date" means the first date on which the Second Priority Obligations (other than those that constitute Unasserted Contingent Obligations) have been paid in full in cash (or cash collateralized or defeased in accordance with the terms of the Second Priority Documents).

        "Second Priority Representative" means the Notes Collateral Agent. In the case of any Replacement Second Priority Agreement, the Second Priority Representative will be the Person identified as such in such Replacement Second Priority Agreement.

        "Second Priority Secured Parties" means the Second Priority Representative, the Second Priority Creditors and any other holders of the Second Priority Obligations (solely in their capacity as such).

        "Second Priority Security Documents" means the "Security Documents" as defined in the Second Priority Agreement and any documents that are designated under the Second Priority Agreement as "Second Priority Security Documents" for purposes of the Intercreditor Agreement.

        "Security Documents" means, collectively, (i) the security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust and all other pledges, agreements, financing statements, patent, trademark or copyright filings or other grants or transfers of security, creating (or purporting to create) the security interests in the Collateral for the benefit of the Notes Collateral Agent and the Holders of the Notes as contemplated by the Indenture, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time in accordance with the Indenture, the Intercreditor Agreement and the other Security Documents and (ii) the Intercreditor Agreement and any joinder thereto, in each case as they may be amended or supplemented from time to time, and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

        "Significant Subsidiary" has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

        "Standstill Period" means a period of 180 days from the date of delivery of a notice in writing by the Second Priority Representative to the First Priority Representative of its intention to exercise its rights and remedies, which notice may only be delivered following the occurrence of and during the continuation of an "Event of Default" under and as defined in the Second Priority Agreement.

        "Stated Maturity," when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

        "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority in total voting power of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

        "Term Loan" means the Company's senior secured term loan issued under the Credit Agreement, as may be amended, modified, supplemented, restated, refinanced, refunded, replaced or otherwise restructured, in whole or in part from time to time.

        "Transactions" means the refinancing transactions contemplated by this offering memorandum, including the Exchange Offers.

        "Treasury Rate" means, as obtained by the Company, with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2020; provided, however, that if the period from such redemption date to December 15, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate no later than the second (and no earlier than the fourth) business day preceding the applicable redemption date and (b) prior to such redemption date, file with the Trustee a statement setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail; provided that the Trustee shall not be responsible for such calculation.

        "UCC" means the Uniform Commercial Code as in effect, at such time, in any applicable jurisdiction.

        "Unasserted Contingent Obligations" means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees relating to, any Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding Letters of Credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made at such time (or, in the case of Obligations for indemnification, expense reimbursements, damages and other similar liabilities, no notice for indemnification, expense reimbursement, damage or other similar liability has been issued by the indemnitee or claimant).

        "Voting Interests" means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

BOOK-ENTRY, DELIVERY AND FORM

        The New Notes are being offered in reliance on Section 3(a)(9) of the Securities Act. New Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that any PIK Notes issued with respect to the New Notes will be issued in minimum denomination of $1.00 and integral multiples of $1.00.

        New Notes initially will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part. Except in the limited circumstances described below (i) beneficial interests in the Global Notes may not be exchanged for notes in certificated form ("Certificated Notes")and (ii) owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time. See "—Exchange of Global Notes for Certificated Notes."

        Initially, the Trustee will act as paying agent and registrar for the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the applicable registrar.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by us with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in DTC. All interests in a Global Note may be subject to the procedures and requirements of DTC. Interests in a Global Note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems (as well as to the procedures and requirements of DTC). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

        Except as described below, owners of interests in the Global Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, premium on, if any, and interest on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture (and shall be made to the paying agent, which will make payments to DTC). Under the terms of the Indenture, the Company, the Trustee and the paying agent will treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee, the paying agent nor any agent of the Company, the Trustee or the paying agent has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount or number of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee, the paying agent or the Company. None of the Company, the Trustee or the paying agent will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "—Same-Day Settlement and Payment."

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes, as applicable, and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the New Notes, DTC reserves the right to exchange the Global Notes for legended New Notes in certificated form, and to distribute such New Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary; or

  (2)
  there shall have occurred and be continuing an event of default with respect to the New Notes under the Indenture and DTC shall have requested the issuance of Certificated Notes.

        In addition, beneficial interests in Global Notes may be exchanged for Certificated Notes upon prior written notice given to the Trustee, by or on behalf of DTC in accordance with the Indenture and in accordance with the certification requirements set forth in the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same-Day Settlement and Payment

        The Company will make payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, premium, if any, and interest with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of certain U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below and collectively referred to as "Holders") of the Exchange Offer, the Consent Solicitation, and the ownership and disposition of any New Notes received in connection with the Exchange Offer, but does not purport to be a complete analysis of all potential U.S. federal income tax effects. This discussion does not address the tax consequences relating to the Concurrent Exchange Offer, the Concurrent Consent Solicitation and the ownership and disposition of any New Notes received in connection with the Concurrent Exchange Offer. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Exchange Offer, the Consent Solicitation, and the ownership and disposition of any New Notes received in connection with the Exchange Offer.

        This discussion is limited to Holders that have held the Old Notes, and will hold any New Notes received in connection with the Exchange Offer, as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons holding the Old Notes or the New Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies, and other financial institutions;

  •
  real estate investment trusts or regulated investment companies;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  S corporations and investors in S corporations;

  •
  entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

  •
  tax-exempt entities or governmental organizations;

  •
  persons subject to special tax accounting rules as a result of any item of gross income with respect to the Old Notes or the New Notes being taken into account in an applicable financial statement; and

  •
  persons deemed to sell the Old Notes or the New Notes under the constructive sale provisions of the Code.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Old Notes or any New Notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Old Notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Exchange Offer, the Consent Solicitation, and the ownership and disposition of any New Notes received in connection with the Exchange Offer.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER, THE CONSENT SOLICITATION, AND THE OWNERSHIP AND DISPOSITION OF ANY NEW NOTES RECEIVED IN CONNECTION WITH THE EXCHANGE OFFER ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences to Tendering U.S. Holders

Definition of a U.S. Holder

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Old Notes or New Notes that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

General Consequences of the Exchange

        The exchange of Old Notes for New Notes pursuant to the Exchange Offer will be treated as an "exchange" of such Old Notes for different debt for U.S. federal income tax purposes if such exchange results in a "significant modification" of the Old Notes.

        Under applicable Treasury Regulations, the modification of the terms of a debt instrument (including pursuant to an exchange of a new debt instrument for the existing debt instrument) generally is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the debt instrument, the legal rights or obligations that are altered and the degree to which they are altered is "economically significant." A modification that adds, deletes, or alters customary accounting or financial covenants is not a significant modification. A modification that releases, substitutes, adds or otherwise alters the collateral for, a guarantee on, or other form of credit enhancement on a debt instrument is a significant modification if the modification results in a change in payment expectations. A modification that changes the timing of payments due under a debt instrument is a significant modification if it results in a material deferral of scheduled payments.

However, a deferral of one or more scheduled payments is not a material deferral if it is within a safe-harbor period beginning on the original due date of the first scheduled payment that is deferred and extending for a period equal to the lesser of five years or 50 percent of the original term of the instrument. A change in the yield of a debt instrument is a significant modification if the yield of the modified instrument (as computed under the applicable Treasury Regulations) varies from the annual yield of the unmodified instrument (determined as of the date of the modification) by more than the greater of 1/4 of one percent or 5 percent of the annual yield of the unmodified instrument.

        Based on such applicable Treasury Regulations, we believe, and the remainder of this discussion assumes, that an exchange of Old Notes tendered for New Notes should be treated as an "exchange" of such Old Notes for different debt for U.S. federal income tax purposes.

        The exchange of Old Notes for New Notes will be a taxable transaction unless it qualifies as a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code. For such an exchange to qualify as a recapitalization, both the Old Notes and the applicable New Notes must be treated as "securities" under the relevant provisions of the Code. Neither the Code nor the Treasury Regulations define the term "security," and it has not been clearly defined by judicial decisions. Whether a debt instrument is a security is determined based on all of the facts and circumstances. Factors evaluated include whether the Holder of such debt instrument is subject to a material level of entrepreneurial risk and the Holder's degree of participation and continuing interest in the debtor's business, but most authorities conclude that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. The IRS has ruled that, for this purpose, the term of a debt instrument issued in exchange for a "security" should be deemed to include the term of the exchanged security. Based on the foregoing authorities, although not free from doubt, we intend to take the position that an exchange of Old Notes for New Notes qualifies as a recapitalization for U.S. federal income tax purposes (and the remainder of this discussion assumes that this position is correct).

        Assuming the exchange of an Old Note for a New Note qualifies as a recapitalization, a U.S. Holder will not recognize any gain or loss on such exchange, except in respect of any amount attributable to accrued and unpaid stated interest on the tendered Old Note, to the extent such amounts were not previously taxed (which will be taxable as described in "Accrued Stated Interest" below). A U.S. Holder will generally have an initial tax basis in the New Note equal to the U.S. Holder's adjusted tax basis in the Old Note tendered in the exchange. A U.S. Holder's adjusted tax basis in an Old Note generally will be equal to the cost of the Old Note, increased by market discount, if any, previously included in the U.S. Holder's income with respect to the Old Note (pursuant to an election to include market discount in income currently as it accrues), and reduced (but not below zero) by any amortizable bond premium that an electing U.S. Holder has previously amortized. Market discount is generally the excess, if any, of the stated principal amount of an Old Note over the U.S. Holder's initial tax basis in the Old Note, if such excess equals or exceeds a de minimis amount. Amortizable bond premium is generally defined as the excess of a U.S. Holder's tax basis in an Old Note immediately after its acquisition by such U.S. Holder over the Old Note's stated principal amount. Such U.S. Holder's holding period in the New Note will include the holding period of the Old Note that is exchanged for the New Note. Any accrued market discount on the Old Note that is not recognized will carry over to the New Note.

        It is possible the IRS may not agree with our intended treatment of the exchange described above. For example, an exchange of an Old Note for a New Note may not qualify as a recapitalization, in which case the applicable U.S. Holder may recognize gain or may recognize loss (subject to the "wash sale" rules in the Code). U.S. Holders should consult their tax advisors regarding the tax treatment of participating in the Exchange Offer.

Accrued Stated Interest

        Any amount received by a U.S. Holder pursuant to the Exchange Offer attributable to accrued and unpaid stated interest on an Old Note will be includible in gross income as ordinary interest income if such accrued stated interest has not been included previously in gross income for U.S. federal income tax purposes.

Ownership and Disposition of New Notes

        Due to certain contingencies regarding the timing and amounts of payments on the New Notes, there is a risk that the New Notes may be treated as contingent payment debt instruments ("CPDIs") for U.S. federal income tax purposes. While not clear, we intend to take the position that the New Notes are not treated as CPDIs. The following discussion assumes that the foregoing positions will be respected.

Issue Price

        The issue price of the New Notes received in connection with the Exchange Offer will depend on various factors. If the Settlement Date occurs (i) on the same date as the settlement date for the Concurrent Exchange Offer or (ii) within the thirteen day period beginning on the settlement date for the Concurrent Exchange Offer, the New Notes received in connection with the Exchange Offer will be part of the same "issue" for U.S. federal income tax purposes as the New Notes issued in connection with the Concurrent Exchange Offer. If the New Notes received in connection with the Exchange Offer are part of the same "issue" as the New Notes issued in connection with the Concurrent Exchange Offer, the issue price of the New Notes received in connection with the Exchange Offer will have the same issue price as the New Notes issued in connection with the Concurrent Exchange Offer. It is expected that the issue price of the New Notes issued in connection with the Concurrent Exchange Offer will equal their fair market value on the settlement date for the Concurrent Exchange Offer.

        If the Settlement Date does not occur during the period described above, the New Notes received in connection with the Exchange Offer will still have the same issue price as the New Notes issued in connection with the Concurrent Exchange Offer if the issuance of the New Notes in connection with the Exchange Offer constitutes a "qualified reopening" of the New Notes issued in connection with the Concurrent Exchange Offer. If the issuance of an additional debt instrument constitutes a qualified reopening of an original debt instrument, the additional debt instrument will be deemed to have the same issue price and the same issue date as the original debt instrument for U.S. federal income tax purposes. Under the applicable Treasury Regulations, the issuance of an additional debt instrument within six months of the issuance of the original debt instrument that is publicly traded will generally constitute a qualified reopening if, on the date that is seven days before the date on which the price of the additional debt instrument is established, the yield of the original debt instrument (based on its fair market value) is not more than 110 percent of the yield of the original debt instrument on its issue date. Applying these rules, it is unclear whether the issuance of New Notes in connection with the Exchange Offer, in the event its settlement takes place after thirteen days beginning from the settlement date of the Concurrent Exchange Offer, will constitute a qualified reopening of the New Notes issued in connection with the Concurrent Exchange Offer.

        If the issue price of the New Notes received in connection with the Exchange Offer is not determined with reference to the issue price of the New Notes issued in connection with the Concurrent Exchange Offer as described above, the issue price of the New Notes received in connection with the Exchange Offer will equal their fair market value (or under certain circumstances, the fair market of the Old Notes surrendered in exchange for such New Notes, assuming the Old Notes are "publicly traded" for U.S. federal income tax purposes). After consummation of the Exchange

Offer, the Company will make available the issue price of the New Notes issued in connection with the Exchange Offer.

        If the issue price of the New Notes received in connection with the Exchange Offer differs from the issue price of the New Notes issued in connection with the Concurrent Exchange Offer, the New Notes received in connection with the Exchange Offer will not be fungible for U.S. federal income tax purposes with the New Notes issued in connection with the Concurrent Exchange Offer. If the New Notes received in connection with the Exchange Offer are not fungible with those issued in connection with the Concurrent Exchange Offer, it is expected that the New Notes received in connection with the Exchange Offer will be issued with a separate CUSIP number (even if a separate CUSIP number is not otherwise required), which could adversely affect the liquidity, market price and price volatility of such New Notes. Additionally, such New Notes would generally be subject to a different OID accrual schedule than the New Notes issued in connection with the Concurrent Exchange Offer. U.S. Holders participating in the Exchange Offer should consult their tax advisors regarding the possibility that the New Notes received in connection with the Exchange Offer may not be fungible for U.S. federal income tax purposes with the New Notes issued in connection with the Concurrent Exchange Offer.

Cash Interest

        Cash Interest on a New Note received in exchange for an Old Note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of tax accounting for U.S. federal income tax purposes.

Original Issue Discount and PIK Interest

        Because (i) it is expected that the stated principal amount of the New Notes will exceed their issue price by more than a de minimis amount, and (ii) we will pay a portion of the interest on the New Notes in the form of PIK Interest, the New Notes will be treated as issued with OID for U.S. federal income tax purposes. The amount of OID on such New Notes will be the New Notes' stated redemption price at maturity minus their issue price (as determined in "Issue Price" above). For this purpose, the "stated redemption price at maturity" of a debt instrument is the sum of all payments on the debt instrument other than Cash Interest. PIK Interest will be included in the stated redemption price at maturity for the New Notes.

        Because the New Notes will be treated as issued with OID, subject to the bond premium and acquisition premium rules discussed below, a U.S. Holder, regardless of its method of tax accounting, must include the total amount of OID in gross income as ordinary income as such OID accrues over the life of the applicable New Note on a "constant yield" basis, which takes into account the compounding of interest, prior to the receipt of the corresponding cash payments.

        PIK Interest will generally not be treated as a payment of interest on a New Note for U.S. federal income tax purposes. Instead, PIK Interest together with the New Note to which it is attributable will be treated as a single debt instrument for U.S. federal income tax purposes. Although not free from doubt, a U.S. Holder's adjusted tax basis in a New Note should be allocated between the New Note and any notes received in respect of PIK Interest thereon in proportion to their relative stated principal amounts and the holding period in any notes received as PIK Interest should be identical to its holding period for the New Note with respect to which such note received as PIK Interest was received.

        The rules regarding OID and PIK Interest are complex. Accordingly, U.S. Holders participating in the Exchange Offer should consult their tax advisors regarding the application of the rules described above.

Bond Premium and Acquisition Premium

        If a U.S. Holder's initial tax basis in a New Note exceeds such New Note's stated redemption price at maturity, the New Note will be treated as acquired by such U.S. Holder with bond premium. In such case, the U.S. Holder will not be required to accrue any OID on such New Note. Generally, a U.S. Holder may elect to amortize such bond premium (or, if it results in a smaller premium, an amount computed with reference to the amount payable on an earlier call date) as an offset to Cash Interest income in respect of a New Note, using a constant yield method as prescribed under the applicable Treasury Regulations, over the remaining term of the New Note. A U.S. Holder that elects or has elected to amortize bond premium must reduce its basis in a New Note by the amount of premium used to offset Cash Interest. An election to amortize bond premium, once made, applies to all debt instruments held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applied and may not be revoked without the consent of the IRS.

        If a U.S. Holder's initial tax basis in a New Note exceeds the issue price of such New Note but is less than such New Note's stated redemption price at maturity ("acquisition premium"), the U.S. Holder may reduce the OID accrual on such New Note by a portion of such acquisition premium.

        U.S. Holders should consult their tax advisors regarding the availability and impact of premium for U.S. federal income tax purposes.

Market Discount

        A New Note received in exchange for an Old Note with market discount will generally be considered to have been acquired with market discount if the issue price of the New Note exceeds the U.S. Holder's initial tax basis in the New Note immediately after its acquisition by the U.S. Holder by more than a statutory de minimis amount. Market discount will be considered to accrue ratably during the period from the date of the U.S. Holder's acquisition of the New Note to the maturity date of the New Note, unless the U.S. Holder has made an election to accrue market discount on a constant yield basis. Regardless of whether a New Note is treated as issued with market discount, any accrued market discount on an Old Note exchanged for such New Note, to the extent not recognized as income upon the exchange, would generally carry over to the New Note.

Sale or Other Taxable Disposition

        A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a New Note. The amount of such gain or loss will generally equal the difference, if any, between the amount received for the New Note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid Cash Interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder's adjusted tax basis in the New Note. In general, a U.S. Holder's adjusted tax basis in a New Note will be its initial tax basis in the New Note, increased by any accrued OID previously included in the U.S. Holder's income with respect to the New Note and by market discount, if any, previously included in the U.S. Holder's income with respect to the New Note (pursuant to an election to include market discount in income currently as it accrues), and reduced (but not below zero) by any amortizable bond premium with respect to the New Note that an electing U.S. Holder has previously amortized and any payment on the New Note other than Cash Interest. Any gain or loss on the taxable disposition of a New Note will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has a holding period with respect to the New Note of more than one year at the time of sale or other taxable disposition, except that any such gain will be treated as ordinary income to the extent of any market discount accrued during the U.S. Holder's holding period (as discussed above), including any accrued market discount carried over from the Old Notes. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Tax Consequences to Tendering Non-U.S. Holders

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "Non-U.S. Holder" is a beneficial owner of Old Notes or New Notes that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

Exchange of Old Notes Pursuant to the Exchange Offer

        The same tax principles that apply to U.S. Holders will generally apply to Non-U.S. Holders in determining the U.S. federal income tax consequences of the exchange of Old Notes for New Notes. A Non-U.S. Holder generally will not recognize any gain that a U.S. Holder would be required to recognize on an exchange of an Old Note for a New Note (as described in "Tax Consequences to Tendering U.S. Holders—General Consequences of the Exchange" above) unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, in which case the gain generally will be subject to tax in the same manner as effectively connected interest income as described below under "Ownership and Disposition of New Notes by Non-U.S. Holders—Payments of Cash Interest and OID"; or

  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case the gain (reduced by certain U.S.-source capital losses) will be subject to tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty).

        Any amount received by a Non-U.S. Holder that is attributable to accrued and unpaid interest on an Old Note generally will be taxable in the same manner as described below under "Ownership and Disposition of New Notes by Non-U.S. Holders—Payments of Cash Interest and OID."

Ownership and Disposition of New Notes by Non-U.S. Holders

Payments of Cash Interest and OID

        Subject to the discussion of backup withholding and FATCA below, interest (including, for purposes of this discussion of Non-U.S. Holders, both Cash Interest and OID) paid on a New Note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax, provided that:

  •
  the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

  •
  either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the New Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such Holder is not a

    United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its New Note directly through a "qualified intermediary" (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

        If a Non-U.S. Holder does not satisfy the requirements above, interest paid to such Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States will generally be subject to a U.S. federal withholding tax of 30% (or such lower rate specified by an applicable income tax treaty). To claim an exemption from or reduction of such withholding tax under an applicable income tax treaty, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

        If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above unless an applicable income tax treaty provides otherwise. To claim the exemption, the Non-U.S. Holder generally must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a New Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

        Any effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits, as adjusted for certain items.

        The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

        Subject to the discussion of backup withholding and FATCA below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a New Note unless certain exceptions apply, as described above under "Tax Consequences to Tendering Non-U.S. Holders—Exchange of Old Notes Pursuant to the Exchange Offer." Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Tax Consequences to Non-Tendering Holders

        The tax treatment of a Holder of Old Notes that does not tender pursuant to the Exchange Offer (a "Non-Tendering Holder") will depend on whether the adoption of the Proposed Amendments results in a "significant modification" of the Old Notes, and thus a deemed exchange of such Old Notes, for U.S. federal income tax purposes.

        Applying the Treasury Regulations governing significant modifications discussed above under "Tax Consequences to Tendering U.S. Holders—General Consequences of the Exchange," though not free from doubt, we believe and intend to take the position that the adoption of the Proposed Amendments will not result in a significant modification of the Old Notes, and, as a result, not result in a taxable event for Non-Tendering Holders. However, there is no assurance that the IRS would agree with our intended treatment. If the Proposed Amendments cause a significant modification, the resulting deemed exchange would be taxable to a Non-Tendering Holder unless it qualifies as a "recapitalization" (described in "Tax Consequences to Tendering U.S. Holders—General Consequences of the Exchange" above) for U.S. federal income tax purposes or, in the case of a Non-U.S. Holder, the exceptions described under "Tax Consequences to Tendering Non-U.S. Holders—Exchange of Old Notes Pursuant to the Exchange Offer" do not apply. If a deemed exchange caused by the Proposed Amendments is treated as a recapitalization, a Non-Tendering Holder will not recognize any gain or loss on such deemed exchange and would generally have the same adjusted tax basis, accrued market discount and holding period in the modified Old Note as in the Old Note deemed exchanged therefor. In addition, if there is a deemed exchange, a Non-Tendering Holder could be treated as acquiring the modified Old Notes with OID. Non-Tendering Holders should consult their own tax advisors as to the consequences to them of the adoption of the Proposed Amendments, including the amount and character of any gain or loss that they might recognize for U.S. federal income tax purposes if the adoption of the Proposed Amendments were treated as a taxable transaction.

Information Reporting and Backup Withholding

U.S. Holders

        A U.S. Holder may be subject to information reporting and backup withholding when such Holder receives payments of stated interest on an Old Note or Cash Interest on a New Note, accrues OID on a New Note or receives proceeds from a sale or other taxable disposition of an Old Note or a New Note (including the redemption or retirement of a New Note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such Holder is not otherwise exempt and:

  •
  the Holder fails to furnish the Holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

  •
  the Holder furnishes an incorrect taxpayer identification number;

  •
  the applicable withholding agent is notified by the IRS that the Holder is subject to backup withholding because it previously failed to properly report payments of interest or dividends; or

  •
  the Holder fails to certify under penalties of perjury that the Holder has furnished a correct taxpayer identification number and that the IRS has not notified the Holder that the Holder is subject to backup withholding.

Non-U.S. Holders

        Payments of Cash Interest or any OID to a Non-U.S. Holder generally will not be subject to backup withholding, provided the Holder certifies its non-U.S. status as described above under "Ownership and Disposition of New Notes by Non-U.S. Holders—Payments of Cash Interest and OID." However, information returns are required to be filed with the IRS in connection with any Cash Interest or OID to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of a sale or other taxable disposition of an Old Note or a New Note (including the redemption or retirement of a New Note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above or the Holder otherwise establishes an exemption. Proceeds of a disposition of an Old Note or a New Note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker without specified connections to the United States generally will not be subject to backup withholding or information reporting.

        Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

General

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (whether such institutions or other entities are the beneficial owner or an intermediary). Specifically, a 30% withholding tax may be imposed on payments of interest (including any OID) on a note or gross proceeds from a sale or other disposition of a note paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA currently applies to payments of interest on a note and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019. FATCA withholding generally does not apply to payments with respect to notes that were outstanding before July 1, 2014. Old Notes following the adoption of the Proposed Amendments, if the Proposed Amendments do not cause a significant modification, may qualify for such grandfathering (but the New Notes will not so qualify). However, given the uncertainty surrounding the significant modification issues, Holders should consult their tax advisors regarding the potential application of withholding under FATCA on the Old Notes.

 NOTICE TO INVESTORS

        We are relying on Section 3(a)(9) of the Securities Act to exempt the solicitation of tenders and the issuance of New Notes in the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act to exempt the issuance of the New Notes in the Exchange Offer from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, no broker, dealer, salesperson, agent or other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. We have received assurances that no person will provide any information to holders of Old Notes relating to the Exchange Offer other than to refer the holders to the information contained in this Offering Memorandum. Consistent with past interpretations of Section 3(a)(9) by the Staff of the SEC, the New Notes received in exchange for the Old Notes tendered pursuant to the Exchange Offer will have the same characteristics of the New Notes as to their transferability and will be freely transferable without registration under the Securities Act and without regard to any holding period by those tendering holders who are not our "affiliates" (as defined in the Securities Act).

        New Notes issued to a holder of Old Notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 or another exemption from registration under the Securities Act, and the holding period of Old Notes tendered by such recipients can be tacked to the New Notes received in exchange for the Old Notes for the purpose of satisfying the holding period requirements of Rule 144.

        Each holder of Old Notes that tenders Old Notes in the Exchange Offer will be deemed to have acknowledged, represented to and agreed with us as follows:

          1.     It (a) is able to act on its own behalf in the transactions contemplated by this Offering Memorandum, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the New Notes, and (c) (or the account for which it is acting) has the ability to bear the economic risks of its prospective investment in the New Notes and can afford the complete loss of such investment.

          2.     (a) None of the Company or its affiliates, the Information Agent, the Exchange Agent, the Trustee or any person acting on behalf of any of the foregoing has made any statement, representation, or warranty, express or implied, to it with respect to the Company or the Exchange Offer, other than the information the Company has included in this Offering Memorandum, including the information incorporated herein by reference, and (b) any information it desires concerning the Company, the New Notes or any other matter relevant to its decision to acquire the New Notes (including a copy of this Offering Memorandum) is or has been made available to it.

          3.     If it is acquiring any New Notes for the account of one or more holders of Old Notes, it represents that it has full power to make the foregoing acknowledgements, representations and agreements on behalf of such account.

          4.     It was not solicited by anyone acting on behalf of the Company (other than employees, officers or directors of the Company or its affiliates) to participate in the Exchange Offer, has not made and has not been requested to make any cash payment in connection with the Exchange Offer other than the payment of any applicable withholding or other taxes in accordance with the terms of the Exchange Offer and it acknowledges that in conducting the Exchange Offer the Company is relying on the exemption from registration under the Securities Act provided under Section 3(a)(9) of the Securities Act and an exemption from state securities law requirements pursuant to Section 18(b)(4)(E) of the Securities Act and such holder does not know of any reason why such exemptions are not available.

          5.     By acceptance of the New Notes it will be deemed to have represented and warranted that either (A) no portion of the assets used by such holder or transferee to acquire and hold the New Notes constitutes assets of any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is subject to Title I of ERISA, plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or any federal, state, local, non U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), or entity whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement or (B) the acquisition and holding of the New Notes (and the exchange of Old Notes for New Notes) by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

 LEGAL MATTERS

        Certain legal matters relating to the offering will be passed upon for the Company by Latham & Watkins LLP, Houston, Texas.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of Monitronics International, Inc. and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, incorporated by reference in this Offering Memorandum, and the effectiveness of internal control over financial reporting as of December 31, 2017, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their reports, incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

        Monitronics International, Inc. files annual, quarterly, current and other reports and other information with the SEC. You may read and copy any materials it files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Monitronics International Inc.'s SEC filings are also available to the public from commercial document retrieval services and through the SEC's website at http://www.sec.gov.

        This Offering Memorandum contains summaries of certain agreements that we have entered into or will enter into, such as the Indenture. The descriptions of these agreements contained in this Offering Memorandum do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written request to us at Monitronics International, Inc., 1990 Wittington Place, Farmers Branch, Texas 75234.

        The Agent's Message and any other required documents should be sent or delivered by each holder of Old Notes or such holder's broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at its address or facsimile number set forth below.

The Exchange Agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.

By Facsimile (Eligible Guarantor Institutions Only):	By Regular, Registered or Certified Mail; Hand or
(212) 709-3328	Overnight Delivery:
(Provide call back telephone number on	48 Wall Street, 22nd Floor
fax cover sheet for confirmation)	New York, New York 10005
Confirmation: (212) 269-5552	Attention: Andrew Beck

        Questions and requests for assistance or for additional copies of the Exchange Offer documents may be directed to the Information Agent at its telephone number and mailing and delivery address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The Information Agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attention: Andrew Beck
Banks and Brokers call: (212) 269-5550
All Others Call Toll-Free (877) 674-6273
Email: monitronics@dfking.com